Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
SONIC AUTOMOTIVE, INC.,
RFJMS, INC.,
RFJ AUTO PARTNERS, INC.
and
THE RESOLUTE FUND III, L.P.
AS COMPANY EQUITYHOLDER REPRESENTATIVE
Dated as of September 17, 2021

Table of Contents
Page

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
1.2	Interpretation	24

ARTICLE 2 THE MERGER		25
2.1	The Merger	25
2.2	Closing	25
2.3	Effective Time	26
2.4	Certificate of Incorporation and Bylaws of the Surviving Corporation	26
2.5	Directors and Officers of the Surviving Corporation	26
2.6	Conversion of Capital Stock	27
2.7	Allocation Schedule	28
2.8	Payments at Closing	29
2.9	Paying Agent; Payment Procedures	30
2.10	Merger Consideration Adjustment	31
2.11	Dissenting Shares	36
2.12	Withholding	36

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		37
3.1	Organization; Good Standing	37
3.2	Capitalization; Subsidiaries	38
3.3	Power and Authority	39
3.4	Consents and Approvals; No Violation	39
3.5	Title to Assets; Sufficiency and Condition of Assets	40
3.6	Real Property	40
3.7	Financial Statements	42
3.8	Undisclosed Liabilities	43
3.9	Absence of Certain Changes	43
3.10	Compliance with Law; Permits	45
3.11	Environmental Matters	45
3.12	Tax Matters	46
3.13	Intellectual Property	49
3.14	Contracts	51
3.15	Labor Matters	53
3.16	Employee Benefits Plans	54
3.17	Affiliate Transactions	57
3.18	Litigation; Orders	57
3.19	Insurance	57

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3.20	Brokers’ Fees	58
3.21	Manufacturers	58
3.22	Product Warranties; Service and Maintenance Programs	58
3.23	Accounts Receivable; Accounts Payable	59
3.24	Anti-Bribery; Anti-Money Laundering	59
3.25	Bank Accounts; Powers of Attorney	59
3.26	Disclaimer	59

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND		60
4.1	Organization; Good Standing	60
4.2	Power and Authority	60
4.3	Consents and Approvals; No Violation	61
4.4	Litigation	61
4.5	Brokers’ Fees	61
4.6	Solvency	61
4.7	Investment Representations	62
4.8	Limitation on Representations and Warranties	62

ARTICLE 5 PRE-CLOSING COVENANTS		63
5.1	Conduct of Business	63
5.2	Confidentiality	65
5.3	Public Announcements	65
5.4	Reasonable Access	66
5.5	Commercially Reasonable Efforts.	67
5.6	Termination of Certain Agreements	68
5.7	No Shop	68
5.8	Release	69
5.9	Closing Indebtedness; Financing	69
5.10	Schedule Delivery	72
5.11	Manufacturer Consent	72
5.12	Inventory List	73
5.13	Treatment of Company Plans	73
5.14	Cooperation in SEC Filings	74
5.15	Audited Financial Statements	74
5.16	Assistance with Real Property Matters	74
5.17	Known Diligence Issues	74

ARTICLE 6 GENERAL COVENANTS		75
6.1	Books and Records; Access	75
6.2	Director and Officer Liability and Indemnification	75
6.3	Further Assurances	76

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ARTICLE 7 CLOSING DELIVERABLES		76
7.1	Closing Deliverables of the Company	76
7.2	Closing Deliverables of Parent and Merger Sub	78

ARTICLE 8 CONDITIONS TO CLOSING		79
8.1	Conditions to Obligations of Each Party	79
8.2	Additional Conditions to Obligations of Parent and Merger Sub	79
8.3	Additional Conditions to Obligations of the Company	80

ARTICLE 9 INDEMNIFICATION		81
9.1	Indemnification of Parent, Merger Sub and the Company	81
9.2	Indemnification of the Company Equityholders	82
9.3	Claim Procedure	82
9.4	Third Party Claims	83
9.5	Survival	84
9.6	Limitations on Liability	85
9.7	Knowledge	86
9.8	Release of Indemnity Escrow Amount	86
9.9	Exclusive Remedy	87
9.10	No Right of Indemnification or Contribution	88
9.11	Purchase Price Adjustments	88
9.12	No Duplicative Recovery	88
9.13	Insurance Proceeds	88
9.14	Limitation of Losses	88
9.15	Mitigation	89

ARTICLE 10 TAX MATTERS		89
10.1	Cooperation on Tax Matters	89
10.2	Certain Taxes and Fees	89
10.3	Tax Refunds	90
10.4	Filing of Tax Returns	90
10.5	Straddle Period	91
10.6	Tax Contests for the Interim Period	92
10.7	Transaction Expenses	92
10.8	Tax Contests	92
10.9	Release of Income Tax Escrow Amount	92

ARTICLE 11 TERMINATION		93
11.1	Termination of the Agreement	93
11.2	Procedure for Termination	94

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11.3	Effect of Termination	94
11.4	Termination Fees	95

ARTICLE 12 MISCELLANEOUS		96
12.1	No Third‑Party Beneficiaries	96
12.2	Entire Agreement	96
12.3	Succession and Assignment	97
12.4	Counterparts	97
12.5	Notices	97
12.6	Governing Law	99
12.7	Arbitration	99
12.8	Amendments	100
12.9	Extension; Waiver	100
12.10	Severability	100
12.11	Expenses	100
12.12	Construction	101
12.13	Incorporation of Exhibits and Schedules	101
12.14	Disclosure Schedules	101
12.15	Company Equityholder Representative	102
12.16	Limited Recourse	103
12.17	No Setoff	104
12.18	Representation of the Company Equityholders	105

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Exhibits
Exhibit A    Restrictive Covenant Agreement
Exhibit B    Valuation Principles
Exhibit C    Allocation of Proceeds; Pro Rata Share
Exhibit D    Omnibus Option Cancellation and Release Agreement
Exhibit E    Form of Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2021, is made and entered into by and among Sonic Automotive, Inc., a Delaware corporation (“Parent”), RFJMS, Inc., a Delaware corporation and direct wholly-owned Subsidiary of Parent (“Merger Sub”), RFJ Auto Partners, Inc., a Delaware corporation (the “Company”), and The Resolute Fund III, L.P., solely in its capacity as the Company Equityholder Representative (as hereinafter defined). Parent, Merger Sub, the Company and the Company Equityholder Representative are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, Parent, Merger Sub and the Company desire to effect a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the board of directors of the Company has unanimously (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, and has declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the stockholders of the Company;
WHEREAS, (a) the board of directors or equivalent governing body of Parent and the board of directors or equivalent governing body of Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (b) the board of directors of Merger Sub (i) has determined that it is in the best interests of Merger Sub and its sole stockholder, and has declared it advisable, to enter into this Agreement, and (ii) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the sole stockholder of Merger Sub;
WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, intends to adopt this Agreement and approve the transactions contemplated hereby, including the Merger;
WHEREAS, it is anticipated that immediately following the execution and delivery of this Agreement, stockholders holding 100% of the shares of Common Stock and Preferred Stock shall execute a written consent adopting this Agreement in accordance with Sections 228 and 251 of the DGCL, the Certificate of Incorporation and the Bylaws;
WHEREAS, as an inducement to Parent to enter into this Agreement, at the Closing, R. Ford shall enter into a restrictive covenant agreement substantially in the form attached as Exhibit A (the “Restrictive Covenant Agreement”) with Parent; and

WHEREAS, as an inducement to Parent to enter into this Agreement, at the Closing, each of the Key Employees shall enter into an employment agreement with the Surviving Corporation (such agreements, collectively, the “Employment Agreements”), in such form as is mutually agreed upon between Parent and the applicable Key Employee.
NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:
“2021 Final Income Tax Returns” has the meaning set forth in Section 10.9.
“2021 Income Tax Amount” has the meaning set forth in Section 10.9.
“Accounting Time” has the meaning set forth in Section 2.2.
“Action” means any civil, criminal or administrative actions, proceedings, suits, demands, claims, hearings, proceedings or disclosed investigations filed by or before any Governmental Authority, arbitral panel or mediator.
“Additional Per Option Cancellation Payment” means, with respect to each share of Common Stock subject to an unexercised Option held by an Eligible Optionholder immediately prior to the Effective Time, a non-transferable contingent right to an amount in cash equal to the quotient, expressed in dollars, of (i) the aggregate amount of any cash distributed to or on behalf of the Eligible Company Equityholders pursuant to Section 2.10(d), Section 9.8, Section 10.3, Section 10.9 or Section 12.15(d), as applicable, divided by (ii) the Fully Diluted Share Count.
“Additional Per Share Merger Consideration” means, with respect to each share of Company Capital Stock (after giving effect to any exercise of Options prior to the Effective Time) that an Eligible Company Stockholder owns immediately prior to the Effective Time, a non-transferable contingent right to an amount in cash equal to the quotient, expressed in dollars, of (i) the aggregate amount of any cash distributed to or on behalf of the Eligible Company Equityholders pursuant to Section 2.10(d), Section 9.8, Section 10.3, Section 10.9 or Section 12.15(d), as applicable, divided by (ii) the Fully Diluted Share Count.
“Adjusted Items Determination Principles” means, as applicable, Inventory Purchase Price Determination Principles or the Parts & Accessories Purchase Price Determination Principles.
“Adjustment Escrow Account” has the meaning set forth in Section 2.8(b).
“Adjustment Escrow Amount” means an amount equal to $5,000,000.

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“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by, or under common control with such particular Person. For the avoidance of doubt, following the Closing, Affiliates of Parent shall include the Company Entities. For purposes of this Agreement, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Transaction” has the meaning set forth in Section 3.16(a).
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code, or any similar group defined under a similar provision of state, local or foreign Tax Law.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.7(a).
“Ancillary Agreements” has the meaning set forth in Section 3.3.
“Anti-Bribery Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, and (ii) any other anti-bribery and anti-corruption Laws applicable to the Company Entities or their operations from time to time, in each case as amended from time to time.
“Anti-Money Laundering Laws” means all Laws relating to money laundering, terrorist financing, or the proceeds of criminal activity applicable to the Company Entities or their operations from time to time, in each case as amended from time to time.
“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.
“Applicable Termination Fee” means either the Diligence Period Company Termination Fee, the Diligence Period Parent Termination Fee, the Initial Diligence Period Company Termination Fee or the Initial Diligence Period Parent Termination Fee, as applicable.
“Audited Financial Statements” has the meaning set forth in Section 3.7(a)(i).
“Balance Sheet Date” has the meaning set forth in Section 3.7(a)(ii).
“Blue Sky Purchase Price” means an amount equal $575,000,000.
“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) of, or maintained for, the applicable Person. Unless the express context otherwise requires, the term “Books and Records” means the “Books and Records” of the Company Entities.

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“Business” means the business of the Company Entities owning and operating automobile and truck dealerships, including the Dealerships, which business includes the marketing and selling of new and used vehicles, the servicing of automobiles and trucks, including collision repair servicing of automobiles and trucks, and the provision of financing and insurance to automotive customers.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the Laws of such state or otherwise unable to open.
“Bylaws” means the bylaws of the Company, as amended from time to time.
“Certificate” has the meaning set forth in Section 2.6(c).
“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended from time to time.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Claim Amount” has the meaning set forth in Section 9.3(a).
“Claim Notice” has the meaning set forth in Section 9.3(a).
“Claims” has the meaning set forth in Section 5.8.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Cash” means the total amount (expressed in United States dollars), without duplication, of all unrestricted cash and cash equivalents (including all cash in bank accounts and cash on hand, cash on deposit (including security deposits, replacement reserve deposits, and deposits in respect of workers’ compensation liabilities), petty cash, commercial paper, treasury bills, marketable securities and short term investments) of the Company Entities as of the Accounting Time (including cash in transit, such as wires or checks received in any of the Company Entities’ bank accounts through the Accounting Time but net the amount of any issued but uncleared wires, drafts, checks or transfers from any Company Entity as of the Accounting Time) but excluding any restricted cash or cash equivalents and amounts held in escrow. Such cash to be included in Closing Date Cash shall not include any cash, cash in transit or other items otherwise convertible into cash received by or channeled through accounts of the Company Entities solely as a result of the transactions contemplated by this Agreement.
“Closing Date Net Working Capital” means the Net Working Capital as of the Accounting Time calculated in accordance with the Valuation Principles. Exhibit B contains an example calculation of Net Working Capital as of December 31, 2020, calculated in accordance with the Valuation Principles.

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“Closing Date Statement” has the meaning set forth in Section 2.10(b).
“Closing Indebtedness” means the Indebtedness of the Company Entities outstanding as of the Accounting Time, calculated in accordance with the Valuation Principles.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Company, $0.001 par value.
“Common Stock Amount” means the amount of the Net Closing Merger Consideration that is payable in respect of each share of Common Stock pursuant to the Organizational Documents of the Company, the Stockholders’ Agreement and pursuant to the terms of this Agreement, which amount is set forth in the Allocation Schedule.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Capital Stock” means, collectively, the shares of Common Stock and the shares of Preferred Stock.
“Company Disclosure Schedules” means the schedules accompanying this Agreement delivered by Company to Parent and Merger Sub pursuant to Article 3, in each case, as agreed upon by the Parties as part of the Final Schedules pursuant to Section 5.10 hereto.
“Company Entity” means each, and “Company Entities” means all, of the Company and its Subsidiaries.
“Company Equityholder Related Parties” means collectively, the Company Equityholders, their respective past, present and future Affiliates and their and their respective Affiliates’ respective past, present and future direct or indirect stockholders, equityholders, incorporators, directors, officers, members, managers, partners, employees, owners, advisors, agents, attorneys and Representatives.
“Company Equityholder Representative” has the meaning set forth in Section 12.15(a).
“Company Equityholder Representative Holdback Account” has the meaning set forth in Section 2.8(d).
“Company Equityholder Representative Holdback Amount” means an amount equal to $100,000.
“Company Equityholders” means, collectively, the Company Stockholders and Optionholders.
“Company Fundamental Reps” has the meaning set forth in Section 9.5.
“Company Material Adverse Effect” has the meaning set forth in the definition of Material Adverse Effect.

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“Company Plan” means each Plan (other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)) that is (a) maintained, sponsored, administered, participated in, contributed to, or required to be contributed to, by any Company Entity for the benefit of any current or former employee, officer, director or individual consultant or other individual service provider of any Company Entity or (b) with respect to which any Company Entity may have any direct or indirect Liability, including through any ERISA Affiliate.
“Company Required Governmental Approvals” has the meaning set forth in Section 3.4(a).
“Company Stockholders” means the holders of shares of Company Capital Stock, in their capacities as such.
“Company Tax Deductions” means, without duplication and regardless of by whom paid and whether or not paid prior to the Closing, to the extent deductible for U.S. federal income tax purposes, the sum of (a) the fees, costs, expenses and interest incurred by or otherwise borne by the Company or any of its Subsidiaries, with respect to or resulting from the satisfaction of any indebtedness of any Company Entity in connection with the transactions contemplated by this Agreement (including the amount (for U.S. federal income tax purposes) of any unamortized debt issuance costs, unpaid original issue discount or paid-in-kind interest, or deferred reorganization costs of any of the Company or any of its Subsidiaries as of the Closing Date), (b) transaction bonuses, change in control payments, severance payments, retention payments, payments in respect of the exercise, termination or cash-out of stock options (including any payments made in respect of the Options) or other compensatory payments, made by or otherwise borne by any Company Entity in connection with the transactions contemplated by this Agreement (including any employment or social security Taxes with respect thereto), and (c) Company Transaction Expenses. For the avoidance of doubt, the Parties agree that 70% of any success-based fees are deductible for U.S. federal income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB and are included in the calculation of Company Tax Deductions.
“Company Termination Event” has the meaning set forth in Section 11.4(b).
“Company Transaction Expenses” means any of the following costs, expenses, and fees incurred, or subject to reimbursement, by any Company Entity in connection with the preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, that are incurred but not paid prior to or as of the Closing: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments incurred by any Company Entity on or prior to the Closing, including all fees payable to Cowen, Inc. and as set forth on Schedule 3.20, (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers, (c) any fees, costs or expenses of the Company Equityholder Representative that are payable by any Company Entity, (d) any Liabilities of any Company Entity under or in connection with any severance arrangements, stay bonuses, incentive bonuses, equity issuance, transaction bonuses, success fees, termination and change of control arrangements, and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, in whole or in part by the consummation of the transactions contemplated by this Agreement (including any payments that are accelerated), including, any amounts to offset any excise Taxes imposed under Law and the employer portion of any related employment or payroll Taxes (provided,

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that, any “double trigger” severance that would require a severance payment resulting from any termination following the Closing by any Company Entity of the employment of any employee shall not constitute Company Transaction Expenses), (e) the employer portion of any employment or payroll Taxes payable in connection with payments made by the Company, the Surviving Corporation or Parent to the Eligible Optionholders pursuant to this Agreement (including, for the avoidance of doubt, any Per Option Cancellation Payment and any Additional Per Option Cancellation Payment), (f) the costs incurred by any Company Entity of obtaining any Consents required under any Contract to which any Company Entity is a party or by which their assets are otherwise bound in connection with the consummation of the transactions contemplated by this Agreement, (g) one hundred percent (100%) of the aggregate cost of the D&O Insurance, (h) fifty percent (50%) of all transfer, documentary, sales, use, stamp, intangible, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, (i) fifty percent (50%) of all fees and expenses relating to the Escrow Agent, and (j) fifty percent (50%) of all fees and expenses relating to the preparation of the Inventory List.
“Confidentiality Agreement” means that certain letter agreement dated as June 23, 2021 by and between the Company and Parent.
“Consent” means any approval, consent, permission, ratification, waiver, authorization, or other notification required to be obtained from, filed with or delivered to a third party (including a Governmental Authority) in connection with the consummation of the transactions contemplated by this Agreement.
“Contract” means any legally binding written or oral contract, agreement, subcontract, indenture, mortgage, lease, sublease, license, note, bond, deed, loan, trust, instrument, arrangement, concession, franchise, commitment or undertaking or other binding instrument or obligation.
“Covered Persons” has the meaning set forth in Section 6.2(a).
“COVID-19 Measures” means any action taken by any Company Entity, prior to or after the date hereof, to the extent reasonably necessary to comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or similar Law or any directive or recommendation promulgated by any automotive dealer industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act, Families First Act and American Rescue Plan Act of 2021, and, in each case, in a manner generally consistent with the actions taken by similarly situated businesses in the industries and in locations in which the applicable Company Entity operates.
“COVID-19 Pandemic” means the SARS-CoV-2 or COVID-19 pandemic, including any continuation, worsening or evolutions or mutations thereof or any related or associated disease outbreaks, epidemics or pandemics.
“D&O Insurance” has the meaning set forth in Section 6.2(b).

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“Data” means all data contained in the systems, databases, files or other records of the Company Entities and all other information and data compilations used or owned by any Company Entity, whether or not in electronic form, including Personal Data and user account data.
“Data Breach” means (a) the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Data transmitted, stored, or otherwise Processed by or on behalf of any Company Entity, (b) any breach of Personal Data that would otherwise give rise to any obligations on behalf of the any Company Entity under Privacy and Information Security Requirements, (c) unauthorized access or impairment of the Company’s IT Assets or any critical system of any Company Entity’s service providers, or (d) unauthorized access or acquisition of Data Processed by, or on behalf of, any Company Entity, including by of the Company Entities’ service providers.
“Data Room” has the meaning set forth in Section 1.2(k).
“Dealerships” means the franchised dealerships set forth on Schedule 1.1(b).
“Deductible Amount” has the meaning set forth in Section 9.6(a).
“Delaware Secretary of State” means the Secretary of State of the State of Delaware.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“Diligence Period” means the period commencing as of the date of this Agreement and ending on the date that is sixty (60) days after the Schedule Delivery Date.
“Diligence Period Company Termination Fee” has the meaning set forth in Section 11.4(b).
“Diligence Period Parent Termination Fee” has the meaning set forth in Section 11.4(a).
“Disclosure Schedules” means the Company Disclosure Schedules or the Parent Disclosure Schedules, as the case may be.
“Dispute Notice” has the meaning set forth in Section 2.10(c)(ii).
“Disputed Items” has the meaning set forth in Section 2.10(c)(ii).
“Dissenting Share Amount” means the aggregate amount that would have been paid in respect of all Dissenting Shares to the extent such shares were not Dissenting Shares and were converted into the right to receive the applicable Per Share Merger Consideration in accordance with Section 2.6.
“Dissenting Shares” has the meaning set forth in Section 2.12.
“Effective Time” has the meaning set forth in Section 2.3.
“Eligible Company Equityholder” means, collectively, the Eligible Company Stockholders and the Eligible Optionholders.

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“Eligible Company Stockholder” has the meaning set forth in Section 2.9(b)(ii).
“Eligible Optionholder” means an Optionholder who timely delivers a fully executed and completed Omnibus Option Cancellation and Release Agreement to the Company prior to the Effective Time.
“Employee” means (a) each person who as of immediately prior to the Closing is an active employee of any Company Entity, including employees on vacation, maternity, paternity, sick leave or on a regularly scheduled day off from work (including for jury service or military service duty) and (b) each employee of any Company Entity who is on short-term disability, long-term disability or other leave of absence as of immediately prior to the Closing.
“Employment Agreements” has the meaning set forth in the recitals to this Agreement.
“Environmental Laws” means all applicable Laws, including common Law, relating to the protection of the public health and safety and the environment, including those Laws relating to the storage, handling and use of Hazardous Materials, and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management or regulation thereof and the cleanup, restoration, remediation of, or other environmental response to Hazardous Materials on, at, or migrating from, any property, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Laws of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment and all regulations implementing the foregoing.
“Environmental Reports” has the meaning set forth in Section 3.11(j).
“Equity Incentive Plan” means the Company’s 2015 Non-Qualified Stock Option Plan, as amended.
“Equity Interest” means (a) any share, interest, participation or other equivalent (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including a partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person and (c) any option, warrant, subscriptions, right (including any preemptive or similar right), call, security (including debt securities) convertible, exchangeable or exercisable therefor, or other right to purchase or acquire any of the foregoing.
“Equityholder Indemnified Parties” has the meaning set forth in Section 9.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any organization, trade or business (whether or not incorporated) that is or at any relevant time was considered a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code.
“Escrow Agent” means Bank of America, N.A.
“Escrow Agreement” has the meaning set forth in Section 2.8(b).
“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.10(a).
“Estimated Closing Date Statement” has the meaning set forth in Section 2.10(a).
“Estimated Merger Consideration” has the meaning set forth in Section 2.10(a).
“Estimated Working Capital Decrease” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Date Net Working Capital.
“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital.
“Excluded Shares” has the meaning set forth in Section 2.6(b).
“Exercise Price” means, with respect to any Option, the per share exercise price payable to the Company by the holder of such Option upon the exercise of such Option.
“Final Merger Consideration” has the meaning set forth in Section 2.10(c)(iii).
“Final Release Date” has the meaning set forth in Section 9.8(d).
“Final Schedules” has the meaning set forth in Section 5.10.
“Financial Statements” has the meaning set forth in Section 3.7(a)(ii).
“Fixed Assets Purchase Price” means an amount equal to the depreciated book value in accordance with GAAP (based upon the depreciation method or methods utilized in the preparation of the most recent Audited Financial Statements) of the fixed assets of the Company Entities (excluding leasehold improvements and any vehicles used in the business such as, without limitation, vehicles owned by any Company Entity, service loaners and rental car vehicles), including the following: (a) all special tools and shop equipment owned by any Company Entity reasonably necessary to the servicing of motor vehicles; (b) any and all signs owned by and leased to any Company Entity that are located on the subject property and which are in compliance with Manufacturer guidelines; and (c) all equipment, furniture and fixtures, including but not limited to computer equipment used in normal dealership operations.
“Franchise Agreement” has the meaning set forth in Section 3.14(a)(viii).

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“Fraud” means, with respect to any Person, a false representation or warranty expressly set forth in Article 3 of this Agreement (as qualified by the Company Disclosure Schedules) or Article 4 of this Agreement (as qualified by the Parent Disclosure Schedules), but only under circumstances where (a) such Person had actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) that the representation or warranty was false when made, (b) the representation or warranty was made with the intent to induce Parent or the Company, as applicable, to act or refrain from acting, (c) Parent or the Company, as applicable, acted, or refrained from acting, in reliance on the representation or warranty and (d) Parent or the Company, as applicable, suffered damage as a result of such reliance; provided, however, that Fraud shall not include any equitable fraud, promissory fraud or any tort (including any claim for fraud) based on negligence or recklessness. A claim for Fraud may only be made against the party committing such Fraud.
“Fully Diluted Share Count” means the sum of: (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time plus (b) the aggregate number of shares of Common Stock issuable upon the exercise in full of the Options.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently with the application thereof.
“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of law and equity, including (i) the availability of specific performance, injunctive relief, or other equitable remedies and (ii) principles requiring good faith, fair dealing and reasonableness in the performance and enforcement of a Contract by the party seeking its enforcement or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign governmental, quasi-governmental, regulatory, administrative or self-regulatory body, instrumentality, department, body, board, bureau, commission or agency, government-owned or -controlled enterprise, or any federal, state, local or foreign court, tribunal, arbitrator (public or private), commission or other entity or branch or subdivision thereof or other legislative, executive or judicial entity of any nature.
“Greenberg Traurig” has the meaning set forth in Section 12.1.
“Hazardous Material” means (i) any petroleum, petroleum constituents or petroleum products, flammable, ignitable, corrosive or explosive substances or materials, radioactive materials, biohazardous materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (“PCBs”), per- and polyfluoroalkyl substances, perfluorooctanoic acid and perfluorooctane sulfonate, (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “contaminants” or words of similar import under any Environmental Law, and (iii) any other chemical

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or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Income Tax Escrow Account” has the meaning set forth in Section 2.8(d).
“Income Tax Escrow Amount” means the amount set forth on Schedule 1.1(c).
“Income Tax Return” means any Tax Return for income taxes or Taxes that are based on or measured by any Company Entity’s net income.
“Indebtedness” means, at a particular time, with respect to any Person, without duplication, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures or notes or similar instruments, (c) obligations under leases that are deemed capital leases in accordance with GAAP (other than any obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 (or any similar release)), (d) amounts owing for the payment of any deferred purchase price of any property, goods or services (including any earnouts, installment payments, seller notes, promissory notes, or similar liabilities related to past acquisitions, sales or similar transactions), (e) all obligations secured by any Lien existing on any property owned or acquired and subject thereto, (f) obligations under performance bonds, standby letters of credit or similar facilities, in each case only to the extent called or drawn, as applicable, (g) all net obligations under any interest rate, currency swap or other hedging arrangements or similar arrangements, (h) all obligations created or arising under a conditional sale or other title retention agreement with respect to property acquired, (i) all premiums, penalties or make whole or similar payments paid or payable in connection with the obligations described in any other clause of this definition, (j) all outstanding principal, accrued interest, prepayment or other premiums, fees, expenses or penalties on all obligations described in clauses (a) through (h) of this definition, and (k) any liability of others described in clauses (a) through (j) of this definition which has been guaranteed by such Person or secured by any Lien upon any property or assets owned by such Person. For the avoidance of doubt and notwithstanding anything to the contrary herein, Indebtedness of the Company Entities shall not include (i) any amount included in the final determination of Net Working Capital or Company Transaction Expenses, (ii) ordinary course trade account payables of the Company Entities, (iii) any intercompany indebtedness of the Company Entities, or (iv) any Indebtedness incurred by Parent, Merger Sub and their respective pre-Closing Affiliates (and subsequently assumed by any Company Entity) on the Closing Date.
“Indemnification Period” has the meaning set forth in Section 9.5.
“Indemnified Party” has the meaning set forth in Section 9.3(a).
“Indemnifying Party” has the meaning set forth in Section 9.3(a).
“Indemnity Escrow Account” has the meaning set forth in Section 2.8(c).

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“Indemnity Escrow Amount” means an amount equal to $71,875,000.
“Initial Diligence Period” means the period commencing as of the date of this Agreement and ending on the date that is thirty (30) days after the Schedule Delivery Date.
“Initial Diligence Period Company Termination Fee” has the meaning set forth in Section 11.4(b).
“Initial Diligence Period Parent Termination Fee” has the meaning set forth in Section 11.4(a).
“Initial Release Date” has the meaning set forth in Section 9.8(b).
“Insurance Policies” has the meaning set forth in Section 3.19.
“Intellectual Property” means all (a) Trademarks; (b) copyrights and registrations and applications therefor; (c) patents and applications therefor, including any extensions, reexaminations and reissues, divisions, continuations and continuations-in-part; (d) Trade Secrets; (e) domain names, uniform resource locators, social media accounts, and other names and locators associated with the internet, including applications and registrations thereof; and (f) all claims, causes of action and rights to sue for past, present and future infringement or misappropriation of the foregoing.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property that is used or held for use in the conduct of the business of any Company Entity and to which any Company Entity is a party, beneficiary, or otherwise bound.
“Interim Financial Statements” has the meaning set forth in Section 3.7(a)(ii).
“Interim Period” means the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 11.1.
“Inventory List” has the meaning set forth in Section 5.12.
“Inventory Purchase Price” means an amount equal to the value of the entire inventory of all untitled, current model year new and demonstrator motor vehicles and fleet chassis in the Company Entities’ inventory or which are in transit to the applicable Company Entity and listed on such Company Entity’s applicable lender floorplan statements (excluding demonstrators with more than 6,000 miles registered on the odometer and conversion vans or similar-type vehicles) as of the Accounting Time, which vehicles shall be valued at the factory invoice price to the applicable Company Entity as determined in accordance with the Inventory Purchase Price Determination Principles.
“Inventory Purchase Price Determination Principles” means that, for the purposes of determining the Inventory Purchase Price, the value of any motor vehicles in the Company Entities’ inventory as of the Accounting Time shall be adjusted as follows: (a) such value shall be (i) increased by the dealer cost of any added equipment or accessories to a vehicle and (ii) decreased by the dealer cost

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of any accessories removed from a vehicle; (b) such value shall be reduced by any paid or unpaid rebates, discounts, holdback for dealer account, and other factory incentives (including (i) factory floorplan assistance, (ii) rebates applied for and paid but not earned, (iii) incentive monies claimed on pre-reported units, and (iv) advertising credits); (c) with respect to any demonstrators consisting of untitled, current model year new vehicles with odometer readings in excess of 500 miles but less than 6,000 miles, the value of such demonstrator shall be reduced at the rate of $0.50 per mile; (d) such value shall be reduced by the cost to Parent of repairing any damages to vehicles in inventory that are reasonably required prior to sale as mutually agreed upon in good faith by the Parties; (e) the value of any vehicle in inventory that has been damaged and repaired shall be adjusted to reflect any decrease in the wholesale value of such vehicle resulting from such damage and repair as mutually agreed upon in good faith by the Parties; and (f) the value of any pre-reported sold vehicles for which the sale cannot be reversed will be agreed upon in good faith by the Parties.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned, licensed, leased, or otherwise controlled by any Company Entity (excluding any public networks).
“Joint Direction” means joint written instructions of Parent and the Company Equityholder Representative instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account, the Indemnity Escrow Account or the Income Tax Escrow Account, as applicable.
“Key Employees” means each of R. Ford and Myron Heronema.
“Knowledge of Parent” or “Parent’s Knowledge” means, in the case of Parent, the actual knowledge of John E. Russ III and Brooke Wilhoite, in each case, after reasonable inquiry of direct reports and other employees of Parent and its Subsidiaries having responsibility relating to the relevant matter.
“Knowledge of the Company” or “Company’s Knowledge” means, in the case of the Company Entities, the actual knowledge of Tamara Bebb, R. Ford and Myron Heronema, in each case, after reasonable inquiry of direct reports and other employees of the Company Entities having responsibility relating to the relevant matter.
“Known Diligence Issue” has the meaning set forth in Section 5.17.
“Latest Balance Sheet” has the meaning set forth in Section 3.7(a)(ii).
“Law” means any federal, state, provincial, municipal, local or foreign law (including common law), statute, treaty, code, rule, regulation, Order or ordinance of a Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 3.6(b).
“Leases” has the meaning set forth in Section 3.6(b).
“Letter of Transmittal” has the meaning set forth in Section 2.9(b)(i).

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“Liability” means any liability or obligation of a Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.
“Licensed Intellectual Property” means all Intellectual Property in which any Company Entity holds any rights or interests granted by other Persons.
“Lien” means, with respect to any property or asset, any legal or equitable, specific or floating, lien (statutory or otherwise), claim, deed of trust, lease, sublease, license, option, right of first refusal or first offer, right-of-way, right of setoff, easement, restriction on transfer, restrictive covenant, servitude, defect in title, pledge, condition, encroachment or other survey defect, charge, mortgage, encumbrance, adverse right or claim or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same other than Liens arising under applicable federal and state securities Laws).
“Loss” means any loss, Liability, demand, claim, Action, costs and expenses, whether or not involving a third party claim (including settlement costs, court costs and legal fees and expenses).
“Manufacturer” means each, and “Manufacturers” means all, of Ford, General Motors, Honda, Hyundai, Lexus, Mazda, Nissan, Stellantis and Toyota.
“Material Adverse Effect” means (A) with respect to the Company (a “Company Material Adverse Effect”), any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of the Company Entities taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Company Material Adverse Effect: (a) any failure by any Company Entity to meet any internal or published projections, forecasts, or revenue or earnings predictions; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement, pendency or consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements; (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) the industries in which the Company Entities operate or (ii) general economic conditions in any of the markets where any Company Entity operates; (d) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement or any of the Ancillary Agreements; (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or other accounting requirements or principles or any change in applicable Laws or the interpretation or enforcement of any of the foregoing; (f) conditions affecting car dealerships, the automotive industry or a particular Manufacturer generally; (g) any adverse change, effect, event, occurrence, state of facts or development arising in connection with acts of God, calamities, natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such acts of God, calamities, natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (h) the effect of any action taken by Parent, Merger Sub or any of their respective Affiliates with respect to the

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transactions contemplated hereby, or the financing thereof, or with respect to any Company Entity; (i) any adverse change, effect, event, circumstance, state of facts or development relating to disease outbreaks, epidemics or pandemics (including the COVID-19 Pandemic); and (j) any adverse change, effect, event, circumstance, state of facts or development relating to any COVID-19 Measures; provided, that, with respect to a matter described in any of the foregoing clauses (c), (e), (f), (g), (i) or (j), such matter shall be taken into account in determining the occurrence or existence of a “Company Material Adverse Effect” to the extent that (x) the impact of such matter is durationally significant and (y) such matter has a disproportionate effect on the Company Entities, relative to other comparable entities operating in the industry in which the Company Entities operate, and (B) with respect to Parent or Merger Sub (a “Parent Material Adverse Effect”), a material adverse effect on the ability of Parent or Merger Sub, in a timely manner, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement in accordance with the terms hereof.
“Material Contract” has the meaning set forth in Section 3.14(a).
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means an amount equal to (a) the Blue Sky Purchase Price, plus (b) the Real Property Purchase Price, plus (c) the Inventory Purchase Price, plus (d) the Parts & Accessories Purchase Price, plus (e) the Used/Remarketed Vehicle Purchase Price, plus (f) the Fixed Assets Purchase Price, plus (g) the Supplies Purchase Price, plus (h) the Work-in-Process Purchase Price, minus (i) the amount of any Working Capital Decrease, plus (j) the amount of any Working Capital Increase, plus (k) the amount of any Closing Date Cash, minus (l) the Company Transaction Expenses, minus (m) Closing Indebtedness, minus (n) the Dissenting Share Amount (if any).
“Merger Consideration Decrease” has the meaning set forth in Section 2.10(d)(ii).
“Merger Consideration Increase” has the meaning set forth in Section 2.10(d)(i).
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Net Closing Merger Consideration” has the meaning set forth in Section 2.8(f).
“Net Working Capital” means an amount (which may be a negative or positive number) in dollars equal to (a) the Working Capital Assets minus (b) the Working Capital Liabilities, in each case, as determined in accordance with the Valuation Principles. For the avoidance of doubt, Net Working Capital shall be calculated (x) prior to the application of purchase accounting and (y) without taking into consideration the transactions contemplated by this Agreement.
“Neutral Expert” means Grant Thornton LLP.
“New Communications Lines” has the meaning set forth in Section 5.4(b).
“Non-Dispute Notice” has the meaning set forth in Section 2.10(c)(i).
“Non-Recourse Party” means, with respect to any party, any of such party’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees,

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agents, incorporators, representatives, attorneys, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing), in each case, in their capacity as such.
“Objection Notice” has the meaning set forth in Section 9.3(b).
“Off-the-Shelf Software” means software generally publicly available.
“Omnibus Option Cancellation and Release Agreement” has the meaning set forth in Section 2.6(d)(i).
“Option” means an option to purchase shares of Common Stock granted pursuant to the Equity Incentive Plan.
“Option Cancellation Payment” means the Per Option Cancellation Payments multiplied by the aggregate number of vested shares of Common Stock subject to all outstanding Options immediately prior to their cancellation pursuant to Section 2.6(d).
“Optionholders” means the holders of outstanding Options as of immediately prior to the Effective Time, in their capacities as such.
“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, ruling, direction, demand or other action, in each case, entered by or with any Governmental Authority.
“Ordinary Course” means the ordinary and usual course of normal day-to-day operations of the business of the Company Entities through the date hereof, consistent with past custom and practice and, for purposes of this definition, shall include any COVID-19 Measures.
“Organizational Documents” means certificates of incorporation, certificates of formation, articles, by-laws, limited liability company agreements or other organizational document, in each case, as may be amended or supplemented.
“Outside Date” has the meaning set forth in Section 11.1(b).
“Owned Intellectual Property” means all Intellectual Property that is owned by any Company Entity, as the case may be.
“Owned Real Property” has the meaning set forth in Section 3.6(a).
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Disclosure Schedules” means the schedules accompanying this Agreement delivered by Parent to the Company pursuant to Article 4, in each case, as agreed upon by the Parties as part of the Final Schedules pursuant to Section 5.10 hereto.

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“Parent Fundamental Reps” has the meaning set forth in Section 9.5.
“Parent Indemnified Parties” has the meaning set forth in Section 9.1.
“Parent Material Adverse Effect” has the meaning set forth in the definition of Material Adverse Effect.
“Parent Related Group” means, collectively, Parent, its Affiliates and their respective Affiliates and their respective former, current and future directors, officers, employees, equityholders, owners, partners, managers, advisors and other Representatives and their respective successors and assigns.
“Parent Required Governmental Approvals” has the meaning set forth in Section 4.3(a).
“Parent Termination Event” has the meaning set forth in Section 11.4(a).
“Parts & Accessories Purchase Price” means an amount equal to the value of all parts and accessories of the Company Entities as of the Accounting Time as determined in accordance with the Parts & Accessories Purchase Price Determination Principles.
“Parts & Accessories Purchase Price Determination Principles” means that, for the purposes of determining the Parts & Accessories Purchase Price, the value of any parts and accessories of the Company Entities shall be calculated as follows, in each case, as reflected on the Inventory List: (a) all undamaged and returnable Manufacturer parts and accessories which are in possession of any Company Entity as of the Accounting Time and which are listed in the applicable Manufacturer’s current parts and accessories price book will be valued in accordance with the applicable Manufacturer’s current cost to dealer (provided, that, in the event that any of such aforementioned parts and accessories which have not had a retail sale within the nine (9) months prior to the Closing Date will be valued in a manner as mutually agreed between the Parties in good faith); and (b) all non-returnable Manufacturer, non-Manufacturer, special-order, non-stock, jobber and/or NPN parts and accessories and any nuts and bolts which are in the possession of any Company Entity as of the Accounting Time will be valued in a manner as mutually agreed between the Parties in good faith.
“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.
“Paying Agent” has the meaning set forth in Section 2.9(a).
“Paying Agent Agreement” has the meaning set forth in Section 2.9(a).
“Payment Fund” has the meaning set forth in Section 2.9(a).
“Payoff Letters” has the meaning set forth in Section 7.1(d).
“PCBs” has the meaning set forth in the definition of “Hazardous Materials”.
“Per Option Cancellation Payment” has the meaning set forth in Section 2.6(d)(i).

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“Per Share Merger Consideration” means (a) with respect to each share of Common Stock, the Common Stock Amount, (b) with respect to each share of Series A Preferred Stock, the Series A Preferred Stock Amount, and (c) with respect to each share of Series B Voting Preferred Stock, the Series B Voting Preferred Stock Amount.
“Permit” means all permits, licenses, grants, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), exceptions, tariffs, easements, variances, orders and similar rights granted by or obtained from any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges which are not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Company Entity, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the applicable Company Entity, (c) statutory Liens for landlords for amounts which are not yet due and payable, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which (x) do not secure the payment of a sum of money and (y) do not or would not reasonably be expected to materially impair the use, occupancy or value of such property in connection with the operation of the business of the Company Entities conducted thereon, (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) transfer restrictions under applicable federal and state securities Laws, (h) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property, (i) solely to the extent such Liens will be released at Closing, Liens associated with Indebtedness of the Company and its Subsidiaries which will be paid off at Closing, (j) solely with respect to Real Property, matters disclosed in any survey of such parcel delivered to Parent on or prior to the date of this Agreement, and (k) Liens identified on Schedule 1.1(d).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.
“Personal Data” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under any Law.
“Plan” means, whether or not reduced to writing, (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (b) each other pension, profit sharing,

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retirement, severance, change-in-control, retention, bonus, incentive, deferred compensation, stock option, appreciation or phantom equity, other equity-based, medical, dental, vision, disability, life insurance, cafeteria, relocation, vacation, salary continuation, employment, consulting, sick leave, paid time off, fringe benefit, perquisite or other benefit or compensation plan, program, agreement, policy or arrangement.
“Pre-Closing Tax Period” means any taxable period (including a portion of any Straddle Period as determined in accordance with Section 10.5) ending on or before the Closing Date.
“Preferred Stock” means the Series A Preferred Stock and the Series B Voting Preferred Stock.
“Privacy and Information Security Requirements” means (a) all applicable Laws related to the Processing of Personal Data or otherwise relating to consumer protection, privacy, or cybersecurity, Data Breach, data-related notifications, including, but not limited to, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the General Data Protection Regulation (Regulation (EU) 2016/679), and all other similar international, federal, state, provincial, and local Laws; (b) the Company Entities’ internal and external notices, policies, disclosures or public representations by any Company Entity in respect of its Processing of Personal Data; (c) the Payment Card Industry Data Security Standard or any other industry standard to which any Company Entity is regulated by, contractually bound, or otherwise have agreed to comply with; or (d) applicable provisions of Contracts related to the Processing of Personal Data or otherwise relating to consumer protection, privacy and security of Data or a Data Breach.
“Pro Rata Share” means, with respect to any given Company Equityholder, the percentage set forth opposite such Company Equityholder’s name on Exhibit C as the same may be amended in accordance with Section 2.7(a), which in each case, shall be determined as follows: a fraction expressed as a percentage, (a) the numerator of which is, with respect to (i) each Company Stockholder, the number of shares of Company Capital Stock held by such Company Stockholder and (ii) each Optionholder, the number of shares of Common Stock issuable upon the exercise in full of the Options held by such Optionholder and (b) the denominator of which is the Fully Diluted Share Count, in each case immediately prior to the Effective Time.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on Data or on sets of Data, or other activity regarding Data (whether electronically or in any other form or medium).
“R. Ford” means Richard A. Ford, an individual.
“Real Property” has the meaning given to it in Section 3.6(b)

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“Real Property Purchase Price” means an amount equal to $121,709,171.
“Registered Intellectual Property” has the meaning set forth in Section 3.13(a).
“Releasees” has the meaning set forth in Section 5.8.
“Releasor” or “Releasors” has the meaning set forth in Section 5.8.
“Remedial Action” means the implementation and completion of any investigation, remediation, removal, response, construction, closure, disposal or other corrective actions (including any monitoring, reporting or permitting, or any pollution control equipment installation or operation) required under Environmental Laws to correct or remove an alleged violation or other liability under Environmental Laws.
“Representative” means, with respect to any specified Person, the directors, managers, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of such specified Person.
“Required Stockholder Consent” has the meaning set forth in Section 7.1(j).
“Resolution Period” has the meaning set forth in Section 2.10(c)(iii).
“Restrictive Covenant Agreement” has the meaning set forth in the recitals to this Agreement.
“Review Period” has the meaning set forth in Section 2.10(c)(ii).
“Schedule” means an individual schedule in the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable.
“Schedule Delivery” has the meaning set forth in Section 5.10.
“Schedule Delivery Date” has the meaning set forth in Section 5.10.
“Second Release Date” has the meaning set forth in Section 9.8(c).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Preferred Stock” means the Series A preferred stock of the Company, $0.001 par value.
“Series A Preferred Stock Amount” means the amount of the Net Closing Merger Consideration that is payable in respect of each share of Series A Preferred Stock pursuant to the Organizational Documents of the Company, the Stockholders’ Agreement and pursuant to the terms of this Agreement, which amount is set forth in the Allocation Schedule.

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“Series B Voting Preferred Stock” means the Series B Voting Preferred Stock of the Company, $0.001 par value.
“Series B Voting Preferred Stock Amount” means the amount of the Net Closing Merger Consideration that is payable in respect of each share of Series B Voting Preferred Stock pursuant to the Organizational Documents of the Company, the Stockholders’ Agreement and pursuant to the terms of this Agreement, which amount is set forth in the Allocation Schedule.
“Stockholders’ Agreement” means that certain Stockholders Agreement, dated as of July 15, 2014, by and among the Company and each of the Persons parties thereto, as amended from time to time.
“Straddle Period” means any taxable period that includes but does not end on the Closing Date.
“Subject Financing” has the meaning set forth in Section 5.9(b).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Subsidiary Equity Interests” has the meaning set forth in Section 3.2(b).
“Supplies Purchase Price” means an amount equal to the current replacement cost, as reflected in the Inventory List, of all supplies on hand, including gas, oil and grease inventory, as of the Accounting Time.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target Net Working Capital” means an amount equal to $0.00.
“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, gross receipts, capital gains, license, payroll, employment, social security, withholding, employment insurance premiums, workers compensation payments, excise, fuel excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, inventory, franchise, profits, withholding, social

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security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, goods and services, and other taxes, assessments, charges, duties, fees, unclaimed property or escheat obligations, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not.
“Tax Contest” means any audit, claim for refund, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax.
“Tax Refund” has the meaning set forth in Section 10.3.
“Tax Return” means any return, declaration, report, statement, information statement or other document relating to Taxes, including any claims for refunds of Taxes and any amendments, schedules, attachments or supplements to any of the foregoing.
“Third Party Claim” has the meaning set forth in Section 9.3(a).
“Trade Secrets” means information, including a program, device, method, technique, know-how, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (b) is subject of efforts that are reasonable under the circumstances to maintain its secrecy.
“Trademarks” means, trademarks, trade dress, trade names, logos and service marks, together with the goodwill symbolized by or associated with any of the foregoing, and any applications, registrations and renewals therefor.
“Used/Remarketed Vehicle Purchase Price” means an amount equal to the value of all used and remarketed vehicles in the Company Entities’ inventory as of the Accounting Time, including prior model year vehicles, demonstrator automobiles having an odometer reading in excess of 6,000 miles, service loaners, rental car vehicles, company-owned vehicles and conversion vans or similar-type vehicles, in each case, as mutually agreed upon in good faith by the Parties.
“Valuation Principles” means (a)(i) with respect to the classification of accounts, the methodologies set forth on Exhibit B, and (ii) to the extent not addressed by clause (a)(i) of this definition, the accounting methods, policies, practices, procedures, conventions, classifications, definitions, principles, judgments, assumptions, techniques, elections, inclusions, exclusions, and valuation and estimation methodologies, including with respect to the nature of accounts, level of reserves and level of accruals, used in the preparation of the 2020 Audited Financial Statements so long as such accounting methods, policies, practices, procedures, conventions, classifications (other than classification of accounts), definitions, principles, judgments, assumptions, techniques, elections, inclusions, exclusions, and valuation and estimation methodologies are in compliance with GAAP, and (b) to the extent not addressed by clauses (a) of this definition, GAAP. For the avoidance of doubt, clause (a) of this definition shall prevail over clause (b) of this definition.

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“Waiving Parties” has the meaning set forth in Section 12.18.
“WARN Act” has the meaning set forth in Section 3.9(i).
“Work-in-Process Purchase Price” means an amount equal to the value of all work-in-process in the service department and body shop of the Company Entities, as of the Accounting Time, which shall be valued at the dealer cost of parts and labor supplied by the Company Entities.
“Working Capital Assets” means the sum of each of the assets of the Company Entities which is categorized on Exhibit B as a “Working Capital Asset”, calculated as of the Accounting Time in accordance with the Valuation Principles.
“Working Capital Decrease” means the amount, if any, by which the Target Net Working Capital exceeds the Closing Date Net Working Capital.
“Working Capital Increase” means the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Liabilities” means the sum of each of the liabilities of the Company Entities which is categorized on Exhibit B as a “Working Capital Liability”, calculated as of the Accounting Time in accordance with the Valuation Principles.
1.2Interpretation.
(a)The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.
(b)Unless the express context of this Agreement otherwise requires, the term “this Agreement” means this Agreement and Plan of Merger together with all Schedules (including the Disclosure Schedules) and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.
(c)Unless the express context of this Agreement otherwise requires, (i) the term “including” means “including, without limitation”, (ii) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules (including the Disclosure Schedules) and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iii) the use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit, (iv) words defined in the singular shall have a comparable meaning when used in the plural, and vice versa, (v) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders, (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “will” shall be construed to have the same meaning as the word “shall.”
(d)Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

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(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f) With respect to the determination of any period of time, “from” means “from and including.”
(g)All references herein to “$” or “dollars” shall refer to United States dollars.
(h)Unless the express context of this Agreement otherwise requires, all references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part, and in effect from time to time, and also to all rules and regulations promulgated thereunder.
(i)Unless the express context of this Agreement otherwise requires, references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.
(j)All references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.
(k)A reference to information “made available,” “provided” or “delivered” to Parent, shall mean that such information was contained in the Company’s electronic data room administered by Datasite at least one (1) Business Day prior to the Closing (the “Data Room”).
ARTICLE 2
THE MERGER
2.1The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time: (a) Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its company existence under the DGCL as a wholly owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company in order to carry out and effectuate the transactions contemplated by this Agreement. Subject to Article 9, the Surviving Corporation shall thereafter be responsible and liable for all the Liabilities of the Company.
2.2Closing. The closing of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place via the electronic exchange of documents and executed signature pages and the electronic transfer of funds, at 10:00 a.m., Eastern Time, as soon as practicable after the

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execution and delivery of this Agreement, but in any event no later than (i) fifteen (15) days following the satisfaction or waiver of the conditions precedent specified in Article 8 (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date), or (ii) at such other time, date and place as the Parties may mutually agree in writing; provided, that in no event will the Closing occur prior to the expiration of the Diligence Period. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. For accounting and economic purposes, the Closing will be deemed to have occurred at 12:01 a.m., Eastern Time, on the Closing Date (the “Accounting Time”).
2.3Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such time as Parent and the Company shall agree and specify in the Certificate of Merger (the time that the Merger becomes effective being the “Effective Time”).
2.4Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated as a result of the Merger so as to read in its entirety in the form of the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation shall be “SAI RFJ Holding, Inc.” and that such amended and restated certificate of incorporation shall include any other changes as may be required for the certificate of incorporation of a Delaware corporation, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein and by applicable Law, and (b) the Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated as a result of the Merger to read in their entirety in the form of the bylaws of Merger Sub, except that the name of the Surviving Corporation shall be “SAI RFJ Holding, Inc.” and such amended and restated bylaws shall include such other changes as may be required for the bylaws of a Delaware corporation, and as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter duly amended as provided therein, the certificate of incorporation of the Surviving Corporation and by applicable Law.
2.5Directors and Officers of the Surviving Corporation.
(a)The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and the bylaws of the Surviving Corporation.
(b)The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

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2.6Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:
(a)Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding stock of the Surviving Corporation.
(b)Excluded Shares. Each share of Company Capital Stock owned by the Company (or held in the Company’s treasury) or owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable with respect thereto or in exchange therefor. Each share of Company Capital Stock that is authorized but unissued immediately prior to the Effective Time shall be cancelled and no payment of cash or any other distribution shall be made with respect thereto.
(c)Conversion of Company Capital Stock. Except for the Excluded Shares and Dissenting Shares, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into and represent solely the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of: (i) the applicable Per Share Merger Consideration and (ii) any Additional Per Share Merger Consideration, in each case without interest, upon delivery in accordance with Section 2.9(b)(ii) of (x) a fully executed and completed Letter of Transmittal and (y) certificates representing shares of the Company Capital Stock held by such holder (each such certificate a “Certificate”) (or affidavits of loss in lieu thereof).
(d)Treatment of Options.
(i)No Option will be continued, assumed or substituted by the Company, Surviving Corporation or Parent at the Effective Time as part of the Merger. Each unexercised Option outstanding immediately prior to the Effective Time will no longer be exercisable and shall be cancelled without any payment therefor except as otherwise provided in this Agreement. At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time shall fully vest and be automatically cancelled, without any future liability to Parent, the Surviving Corporation, the Company or any other Person after the Closing, and converted automatically into the Optionholder’s right to receive an amount in cash, without interest, equal to (x) (i) the excess, if any, of (A) the Per Share Merger Consideration payable in respect of the shares of Common Stock underlying such Option over (B) the exercise price of such Option, multiplied by (ii) the number of vested shares of Common Stock issuable pursuant to such Option as of the Closing (the “Per Option Cancellation Payment”), and (y) any Additional Per Option Cancellation Payment, in each case of (x) and (y), upon the terms and subject to the conditions set forth in this Agreement and less all applicable withholding Taxes and subject to reduction for any other amounts that are required or have been authorized by the Eligible Optionholder to be withheld (for example, as contributions to a 401(k) plan). No Optionholder shall be entitled to receive payment of his, her or its Per Option Cancellation Payment or any of his, her or its Additional Per Option Cancellation Payments unless such Optionholder has delivered to the Company

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prior to the Effective Time a fully executed and completed Omnibus Option Cancellation and Release Agreement, in substantially the form attached hereto as Exhibit D (the “Omnibus Option Cancellation and Release Agreement”), pursuant to which such Optionholder shall acknowledge the cancellation of all of his, her or its Options, effective as of the Effective Time, in exchange for his, her or its Per Option Cancellation Payment and any Additional Per Option Cancellation Payment, subject to the terms and conditions hereof and thereof. Prior to the Closing, the Company shall deliver to each Optionholder their respective Omnibus Option Cancellation and Release Agreement for execution and return to the Company prior to the Effective Time. The Equity Incentive Plan shall terminate as of the Effective Time, no holder of Options issued pursuant to the Equity Incentive Plan or any participant in the Equity Incentive Plan shall have any further rights thereunder, and all award agreements under the Equity Incentive Plan shall terminate immediately prior to the Effective Time. Prior to the Effective Time, the Company shall take any and all action necessary or appropriate under the Equity Incentive Plan or otherwise to give effect to this Section 2.6(d) and ensure that none of Parent, the Surviving Corporation or the Company will, as of the Effective Time, be bound by any provisions of the Equity Incentive Plan or otherwise for the issuance or grant of any interest in respect of shares of Company Capital Stock or other rights in respect of the equity securities of any Company Entity, except the right to receive the applicable Per Option Cancellation Payments and any Additional Per Option Cancellation Payments contemplated by this Section 2.6(d).
(ii)All payments to be made under this Agreement in respect of Options, whether at or after the Closing, shall be processed in accordance with the Allocation Schedule and the terms of this Agreement through the Surviving Corporation’s payroll, and paid to Eligible Optionholders without interest and in accordance with applicable Law and the Surviving Corporation’s customary payroll practices and shall, for the avoidance of doubt, be subject to Section 2.12 and subject to deductions for any other amounts that are required or have been authorized by the Eligible Optionholder to be withheld. All such amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Eligible Optionholder in respect of which such deduction and withholding was made. Notwithstanding anything in this Agreement to the contrary, no Additional Per Option Cancellation Payments shall be paid, and no Optionholder shall be entitled to receive any Additional Per Option Cancellation Payments, after the five (5) year anniversary of the Effective Time unless such payment would not result in a failure to comply with Section 409A of the Code.
2.7Allocation Schedule.
(a)The Company shall prepare and deliver to Parent, in accordance with Section 5.10, to be appended as Exhibit C attached hereto, a preliminary summary of the allocation of proceeds to the Company Equityholders contemplated by Section 2.6, including (i) the Per Share Merger Consideration applicable to each class of Company Capital Stock and the Per Option Cancellation Payments, (ii) the amount of the Payment Fund, the Option Cancellation Payment and the Dissenting Share Amount (if any), (iii) by Company Equityholder, the amount to be distributed to each such Company Equityholder equal to the aggregate Per Share Merger Consideration and (listed out separately) the aggregate Per Option Cancellation Payments, and (iv) by Company Equityholder, such Company Equityholder’s Pro Rata Share. The Company shall, not later than three (3) Business Days prior to the Closing, amend Exhibit C, subject to Parent’s reasonable approval, to reflect the final allocation of proceeds to be paid at the Closing to the Company Equityholders based on the total number

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shares of Company Capital Stock and Options outstanding immediately prior to the Effective Time and the Estimated Merger Consideration as set forth in the Estimated Closing Date Statement (as amended, the “Allocation Schedule”). The Company shall prepare the Allocation Schedule in accordance with this Agreement, the Certificate of Incorporation, the Bylaws and any other applicable Organizational Documents of the Company.
(b)With respect to:
(i)each Eligible Company Stockholder, the Per Share Merger Consideration and Additional Per Share Merger Consideration (if any) to be received by such Eligible Company Stockholder under this Agreement shall, at the time of and with respect to each payment, be aggregated for all shares of Company Capital Stock held by such Eligible Company Stockholder, and, following such aggregation, any fractional cents shall be rounded to the nearest whole cent; and
(ii)any Eligible Optionholder, his, her or its Per Option Cancellation Payment or any of his, her or its Additional Per Option Cancellation Payments shall, at the time of and with respect to each payment, be aggregated for all Options held by such Eligible Optionholder, and, following such aggregation, any fractional cents shall be rounded to the nearest whole cent.
2.8Payments at Closing. At the Effective Time, Parent shall pay, or cause to be paid, the following amounts:
(a)to the payees specified in the Payoff Letters, the amount of funds required to be paid pursuant to such Payoff Letters, by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letters;
(b)to an account designated by the Escrow Agent (the “Adjustment Escrow Account”), by wire transfer of immediately available funds, an amount in cash equal to the Adjustment Escrow Amount, which amount shall be held by the Escrow Agent pursuant to an escrow agreement in customary form reasonably agreed to by Parent and the Company (the “Escrow Agreement”);
(c)to an account designated by the Escrow Agent (the “Indemnity Escrow Account”), by wire transfer of immediately available funds, an amount in cash equal to the Indemnity Escrow Amount, which amount shall be held by the Escrow Agent pursuant to the Escrow Agreement;
(d)to an account designated by the Escrow Agent (the “Income Tax Escrow Account”), by wire transfer of immediately available funds, an amount in cash equal to the Income Tax Escrow Amount, which amount shall be held by the Escrow Agent pursuant to the Escrow Agreement;
(e)to an account designated by the Company Equityholder Representative (the “Company Equityholder Representative Holdback Account”), by wire transfer of immediately available funds, an amount in cash equal to the Company Equityholder Representative Holdback Amount;
(f)to an account designated by the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Estimated Merger Consideration, minus the Adjustment Escrow Amount, minus the Indemnity Escrow Amount, minus the Income Tax Escrow Amount, minus

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the Company Equityholder Representative Holdback Account (the resulting amount, the “Net Closing Merger Consideration”), minus the Option Cancellation Payment, to be held and delivered by the Paying Agent in accordance with the terms and provisions of the Paying Agent Agreement and the Allocation Schedule; and
(g)to an account designated by the Surviving Corporation, by wire transfer of immediately available funds, on behalf of the Eligible Optionholders, the Option Cancellation Payment, for further payment of the Per Option Cancellation Payments to such Eligible Optionholders (and Parent shall cause the Surviving Corporation to make such payments) in accordance with Section 2.6(d)(ii) as promptly as practicable after the Effective Time and in all other respects in accordance with Section 2.6(d).
2.9Paying Agent; Payment Procedures.
(a)Paying Agent. At or prior to the Closing, Parent shall designate The Jordan Company to act as paying agent in the Merger (the “Paying Agent”), pursuant to an agreement in customary form reasonably acceptable to Parent and the Company that requires the Paying Agent to comply with the procedures set forth in this Section 2.9 (the “Paying Agent Agreement”). At the Effective Time, Parent shall deposit with the Paying Agent, for payment through the Paying Agent in accordance with this Section 2.9, funds in an amount equal to the Net Closing Merger Consideration minus the Option Cancellation Payment (the “Payment Fund”).
(b)Payment Procedures.
(i)Prior to the Closing, the Company shall, or shall cause the Paying Agent to, deliver to each Company Stockholder a letter of transmittal in the form attached hereto as Exhibit E (the “Letter of Transmittal”).
(ii)No Company Stockholder shall be entitled to receive payment of his, her or its Per Share Merger Consideration or Additional Per Share Merger Consideration (if any) unless such Company Stockholder has delivered to the Company, Parent and the Paying Agent a fully executed and completed Letter of Transmittal and otherwise satisfied the applicable conditions set forth in this Section 2.9(b)(ii) (each such Company Stockholder satisfying the applicable conditions set forth in this Section 2.9(b)(ii) an “Eligible Company Stockholder”). Upon satisfaction of the applicable conditions set forth in this Section 2.9(b)(ii) by an Eligible Company Stockholder, the Paying Agent shall, as promptly as practicable after the Effective Time, pay to such Eligible Company Stockholder when due under the terms of this Agreement such Eligible Company Stockholder’s Per Share Merger Consideration or Additional Per Share Merger Consideration (if any), without interest, by wire transfer of immediately available funds to an account or accounts specified in the Letter of Transmittal.
(iii)If payment is to be made to a Person other than the Person in whose name the shares of the Company Capital Stock represented by a Certificate are registered, it shall be a condition of payment that (A) the Certificate surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, (B) the Letter of Transmittal delivered to the Company, Parent, and the Paying Agent shall be properly executed and otherwise in proper form and (C) the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the Person

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in whose name the shares of Company Capital Stock are registered, or establish to the reasonable satisfaction of Paying Agent that such Tax has been paid or is not applicable.
(iv)If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the consideration to be paid in respect of the shares of Company Capital Stock formerly represented by such Certificate, as contemplated by this Section 2.9(b).
(v)At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.
(vi)Any portion of the Payment Fund that remains undistributed to the Company Stockholders twelve (12) months after the Closing Date, and any portion of the Merger Consideration Increase (if any), any funds distributed from the Adjustment Escrow Account (if any), any funds distributed from the Indemnity Escrow Account (if any), any funds distributed from the Income Tax Escrow Account (if any), and any funds distributed from the Company Equityholder Representative Holdback Account (if any), that remains undistributed to the Company Stockholders twelve (12) months after payment thereof to the Paying Agent, will be promptly delivered to Parent by the Paying Agent along with any and all earnings thereon, and any Company Stockholder shall look only to the Surviving Corporation for satisfaction of any claims for its right to receive the consideration payable in respect of the applicable shares of Company Capital Stock in accordance with Section 2.6(c). Any portion of the Payment Fund or Merger Consideration Increase (if any) that remains undistributed immediately prior to the time at which such amounts would otherwise escheat or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. None of the Paying Agent, Parent or the Surviving Corporation will be liable to any Company Stockholder for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(vii)Paying Agent shall make all applicable withholding Taxes on amounts payable pursuant to this Section 2.9 and timely remit such Taxes to the applicable Governmental Authority.
2.10Merger Consideration Adjustment.
(a)Estimated Closing Date Statement. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent, subject to Parent’s reasonable approval, a statement (the “Estimated Closing Date Statement”) containing a good faith calculation (in reasonable detail) of (i) the Blue Sky Purchase Price, (ii) the Real Property Purchase Price, (iii) the estimated

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Inventory Purchase Price, (iv) the estimated Parts & Accessories Purchase Price, (v) the estimated Used/Remarketed Vehicle Purchase Price, (vi) the estimated Fixed Assets Purchase Price, (vii) the estimated Supplies Purchase Price, (viii) the estimated Work-in-Process Purchase Price, (ix) the estimated Closing Date Net Working Capital and the components thereof (the “Estimated Closing Date Net Working Capital”), (x) the Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be, (xi) the estimated Closing Date Cash, (xii) the estimated Company Transaction Expenses, (xiii) the estimated Closing Indebtedness, and (xiv) based on the foregoing, the resulting calculation of the estimated Merger Consideration (the resulting amount, the “Estimated Merger Consideration”). Together with the Estimated Closing Date Statement, the Company shall provide Parent with reasonably detailed supporting documentation of the calculations set forth therein. The Estimated Closing Date Statement shall be prepared, and the estimated calculations of the Inventory Purchase Price, the Parts & Accessories Purchase Price, the Used/Remarketed Vehicle Purchase Price, the Fixed Assets Purchase Price, the Supplies Purchase Price, the Work-in-Process Purchase Price, the Closing Date Net Working Capital, the Working Capital Increase or the Working Capital Decrease, as the case may be, the Closing Date Cash, the Company Transaction Expenses, the Closing Indebtedness and the Estimated Merger Consideration shall be determined in accordance with the Valuation Principles and any of the applicable Adjusted Items Determination Principles, as applicable.
(b)Closing Date Statement. Within sixty (60) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Company Equityholder Representative a statement (the “Closing Date Statement”) setting forth in reasonable detail Parent’s calculation of (i) the Inventory Purchase Price, (ii) the Parts & Accessories Purchase Price, (iii) the Used/Remarketed Vehicle Purchase Price, (iv) the Fixed Assets Purchase Price, (v) the Supplies Purchase Price, (vi) the Work-in-Process Purchase Price, (vii) the Closing Date Net Working Capital, (viii) the Working Capital Increase or Working Capital Decrease, as the case may be, (ix) the amount of the Closing Date Cash, (x) the amount of the Company Transaction Expenses, (xi)  the amount of the Closing Indebtedness, and (xii) the resulting calculation of the Merger Consideration. Together with the Closing Date Statement, Parent shall provide the Company Equityholder Representative with reasonably detailed supporting documentation of the calculations set forth therein. The Closing Date Statement shall be prepared, and calculations of the Inventory Purchase Price, the Parts & Accessories Purchase Price, the Used/Remarketed Vehicle Purchase Price, the Fixed Assets Purchase Price, the Supplies Purchase Price, the Work-in-Process Purchase Price, the Closing Date Net Working Capital, Working Capital Increase or the Working Capital Decrease, as the case may be, the Closing Date Cash, the Company Transaction Expenses, the Closing Indebtedness and the Merger Consideration shall be determined in accordance with the Valuation Principles and any of the applicable Adjusted Items Determination Principles, and include the same line items as the Estimated Closing Date Statement and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.
(c)Disputes.
(i)If, following delivery of a Closing Date Statement, the Company Equityholder Representative does not deliver a Dispute Notice within the thirty (30) day period following the Company Equityholder Representative’s receipt of the Closing Date Statement or if within such period the Company Equityholder Representative delivers a notice to Parent stating that the

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Company Equityholder Representative does not dispute any item in the Closing Date Statement (such notice, a “Non-Dispute Notice”), then on the second (2nd) Business Day following the earlier of (x) the last day of such thirty (30) day period (in the case of a Closing Date Statement), and (y) the date on which Parent receives such Non-Dispute Notice, the payments set forth in Section 2.10(d) shall be made.
(ii)If the Company Equityholder Representative, on behalf of the Company Equityholders, objects to Parent’s calculation of the Inventory Purchase Price, the Parts & Accessories Purchase Price, the Used/Remarketed Vehicle Purchase Price, the Fixed Assets Purchase Price, the Supplies Purchase Price, the Work-in-Process Purchase Price, the Closing Date Net Working Capital, the Working Capital Increase or the Working Capital Decrease, as the case may be, the amount of the Closing Date Cash, the amount of the Company Transaction Expenses, the amount of the Closing Indebtedness or the resulting calculation of the Merger Consideration as set forth in the Closing Date Statement, then, within thirty (30) days after the delivery to the Company Equityholder Representative of the Closing Date Statement or such extended period as described in Section 2.10(e) (the “Review Period”), the Company Equityholder Representative shall deliver to Parent a written notice (a “Dispute Notice”) describing in reasonable detail the Company Equityholder Representative’s objections to Parent’s calculation of the amounts set forth in such Closing Date Statement (such objections, the “Disputed Items”) and containing a statement setting forth the calculation of the Inventory Purchase Price, the Parts & Accessories Purchase Price, the Used/Remarketed Vehicle Purchase Price, the Fixed Assets Purchase Price, the Supplies Purchase Price, the Work-in-Process Purchase Price, the Closing Date Net Working Capital, the Working Capital Increase or the Working Capital Decrease, as the case may be, the amount of the Closing Date Cash, the amount of the Company Transaction Expenses, the amount of the Closing Indebtedness and the resulting calculation of the Merger Consideration, in each case as determined by the Company Equityholder Representative to be correct. Any Dispute Notice and any Disputed Items included therein shall be prepared, and calculations of the Inventory Purchase Price, the Parts & Accessories Purchase Price, the Used/Remarketed Vehicle Purchase Price, the Fixed Assets Purchase Price, the Supplies Purchase Price, the Work-in-Process Purchase Price, the Closing Date Net Working Capital, Working Capital Increase or the Working Capital Decrease, as the case may be, the Closing Date Cash, the Company Transaction Expenses, the Closing Indebtedness and the Merger Consideration shall be determined in accordance with the Valuation Principles and the Adjusted Items Determination Principles, as applicable, and include the same line items as the Closing Date Statement.
(iii)If the Company Equityholder Representative delivers a Dispute Notice within the Review Period, the Company Equityholder Representative and Parent shall, during the thirty (30) days following delivery of such Dispute Notice by the Company Equityholder Representative to Parent (or such longer period as they may mutually agree in writing) (the “Resolution Period”) negotiate in good faith to resolve the Disputed Items. If Parent and the Company Equityholder Representative are unable to agree upon all the Disputed Items within the Resolution Period, then all Disputed Items remaining in dispute will be submitted to the Neutral Expert. The Neutral Expert shall act as an expert to determine only those Disputed Items remaining in dispute, consistent with this Section 2.10(c)(iii) (it being understood that in making such calculation, the Neutral Expert shall be functioning as an expert and not as an arbitrator), and shall request a statement from Parent and the Company Equityholder Representative regarding such Disputed Items. The scope of the disputes to be determined by the Neutral Expert is limited solely to those items or calculations specifically in dispute between Parent and the Company Equityholder Representative; and the Neutral Expert is not to make any other

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determination, including whether the agreed upon dollar amount of the Target Net Working Capital is correct or appropriate. In resolving each Disputed Item, the Neutral Expert shall be bound by the principles set forth in this Section 2.10(c)(iii) and may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party. The Parties further agree that the adjustment contemplated by this Section 2.10(c)(iii) is intended to show the change, if any, between the components of the Estimated Closing Date Statement and the Closing Date Statement, and that such changes, if any, can only be measured if each calculation is done in a manner consistent with the definitions of the applicable line item components contained in this Agreement, the Valuation Principles and the applicable Adjusted Items Determination Principles. The fees and expenses of the Neutral Expert for such determination shall be borne from the Company Equityholder Representative Holdback Account, on the one hand, and Parent, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Neutral Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Neutral Expert at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Neutral Expert awards $600 in favor of the Company Equityholder Representative’s position, 60% of the costs and expenses of the Neutral Expert would be borne by Parent and 40% would be borne by the Company Equityholder Representative. The Neutral Expert will deliver to Parent and the Company Equityholder Representative a written determination (such determination to include a work sheet setting forth all material calculations and corresponding explanations used in arriving at such determination and to be based solely on information provided to the Neutral Expert by the Company Equityholder Representative and Parent) of the Disputed Items submitted to the Neutral Expert within thirty (30) calendar days of receipt of such Disputed Items, which determination will be final, binding and conclusive absent Fraud by any Party or manifest error by the Neutral Expert. The final, binding and conclusive Closing Date Statement shall be based either upon agreement by the Parties, or deemed agreement by Parent and the Company Equityholder Representative in accordance with this Section 2.10, or the written determination delivered by the Neutral Expert in accordance with this Section 2.10(c)(iii). If any party fails to submit a statement regarding any Disputed Item submitted to the Neutral Expert within the time determined by the Neutral Expert or otherwise fails to give the Neutral Expert access as reasonably requested, then the Neutral Expert shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Expert by the other party. The Merger Consideration, as finally determined pursuant to this Section 2.10(c), shall be referred to herein as the “Final Merger Consideration”.
(d)Payment of Merger Consideration Adjustment.
(i)If the Final Merger Consideration exceeds the Estimated Merger Consideration, then (i) Parent shall, within two (2) Business Days following the final determination of the Final Merger Consideration, pay an amount equal to such excess (the “Merger Consideration Increase”) to an account designated by the Paying Agent, by wire transfer of immediately available funds, for payment to each Eligible Company Equityholder in accordance with such Eligible Company Equityholder’s Pro Rata Share of such excess; provided, however, that, in lieu of delivering to the Paying Agent the portion of such Merger Consideration Increase due to the Eligible Optionholders, Parent shall pay such amount to the Surviving Corporation, on behalf of such Eligible Optionholders, for further payment of such Additional Per Option Cancellation Payments to such Eligible Optionholders

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within five (5) Business Days following the final determination of the Final Merger Consideration and in all other respects in accordance with Section 2.6(d) and (ii) Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction instructing the Escrow Agent to make a payment to the Paying Agent (for further payment to the Eligible Company Stockholders) and the Surviving Corporation (for further payment to the Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)) of all funds in the Adjustment Escrow Account.
(ii)If the Estimated Merger Consideration exceeds the Final Merger Consideration, then Parent shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to such excess (such excess the “Merger Consideration Decrease”), and Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction instructing the Escrow Agent to make a payment to Parent from the Adjustment Escrow Account in an amount equal to such excess. If the amount of funds in the Adjustment Escrow Account is greater than the amount of the Merger Consideration Decrease, then Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction instructing the Escrow Agent to pay to the Paying Agent (for further payment to the Eligible Company Stockholders as Additional Per Share Merger Consideration) and the Surviving Corporation (for further payment to Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)), as applicable, of their respective portions, in accordance with the Allocation Schedule, from the Adjustment Escrow Account the amount remaining in such account after payment to Parent of an amount equal to the Merger Consideration Decrease in accordance with this Section 2.10(d)(ii). If the amount of the Merger Consideration Decrease exceeds the aggregate amount of funds in the Adjustment Escrow Account, at Parent’s option, Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction instructing the Escrow Agent to make payment in the amount of such excess to Parent from the Indemnity Escrow Account.
(iii)If the Estimated Merger Consideration is equal to the Final Merger Consideration, then no payments shall be made by or to any Party in respect thereof and Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction instructing the Escrow Agent to make a payment to the Paying Agent (for further payment to the Eligible Company Stockholders as Additional Per Share Merger Consideration) and the Surviving Corporation (for further payment to Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)), as applicable, of all funds in the Adjustment Escrow Account.
(iv)The adjustments to the Estimated Merger Consideration provided for in this Section 2.10 shall be treated as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.
(e)Cooperation. For purposes of complying with the terms set forth in Sections 2.10(c) and 2.10(d), Parent shall cooperate with the Company Equityholder Representative and make available, or cause to be made available, to the Company Equityholder Representative and its Representatives all information, records, data and working papers (and allow the Company Equityholder Representative and its Representatives to retain copies thereof) (subject to the execution of customary work paper access letters if requested) relating to the Closing Date Statement, in each case, as may be

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reasonably requested in connection with the analysis of the Closing Date Statement and the resolution of any disputes with respect thereto; provided that none of the Company Entities or their respective Affiliates shall be obligated to provide any information hereunder if such disclosure would violate any Law or confidentiality obligation of any Company Entity or, based on the reasonable advice of counsel, result in a waiver of any attorney-client or other privilege. In the event Parent does not provide sufficient access to the information, records, data, or working papers requested by the Company Equityholder Representative or any of its Representatives with five (5) Business Days of a request (or such shorter period as may remain in such Review Period), such Review Period shall be extended by one day for each additional day required for Parent to respond and provide sufficient access to such request.
2.11Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a Company Equityholder who has not voted in favor of the Merger (or consented thereto in writing) and who has properly exercised and perfected appraisal or dissenters rights in accordance with the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into a right to receive the Per Share Merger Consideration or any Additional Per Share Merger Consideration as set forth in Section 2.6(c) and shall instead be entitled only to such rights as may be available under the DGCL; provided, however, if any such Company Equityholder shall fail to perfect or shall effectively withdraw or lose his, her or its right to appraisal and payment under the DGCL, such Company Equityholder’s shares of Company Capital Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Per Share Merger Consideration or any applicable Additional Per Share Merger Consideration and such shares of Company Capital Stock shall no longer be Dissenting Shares. The Company shall provide notice in accordance with the DGCL to each Company Equityholder entitled to appraisal rights. The Company will give Parent prompt notice of all written notices received by the Company pursuant to Section 262 of the DGCL. The Company Equityholder Representative shall have the right and authority to direct (and shall provide Parent with the opportunity to participate in) all negotiations and proceedings with respect to such demands. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demand for payment.
2.12Withholding. Parent, the Company, the Surviving Corporation, Merger Sub, the Paying Agent and the Company Equityholder Representative shall be entitled to deduct and withhold from any amount paid or payable in connection with the transactions contemplated in this Agreement such amounts that Parent, the Company, the Surviving Corporation, Merger Sub, the Paying Agent and the Company Equityholder Representative are required to deduct and withhold under the Code or any provision of state, local, provincial or foreign Tax Law; provided that, if Parent, the Company, the Surviving Corporation, Merger Sub or the Paying Agent determines that an amount is required to be deducted and withheld with respect to any such payment (other than a compensatory payment or in respect of a failure to provide IRS W-8 or W-9 forms pursuant to the Letter of Transmittal), at least three (3) Business Days prior to the date the applicable payment is scheduled to be made, Parent, the Company, the Surviving Corporation, Merger Sub or the Paying Agent, as applicable, will provide the Company Equityholder Representative with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the estimated amount to be deducted and withheld and provide the recipient of such payment a reasonable opportunity for such recipient to provide forms or other

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evidence that would exempt such amounts from withholding within such three (3) Business Day period. To the extent that amounts are so deducted and withheld and duly and timely deposited with the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub as of the date of this Agreement (or in the case of any representation or warranty that expressly relates to a specific date, as of the date so specified), as follows:
3.1Organization; Good Standing. Each Company Entity is a legal entity duly organized, validly existing, and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization as set forth on Schedule 3.1 and has the corporate or, as applicable, limited liability company power and authority to own, lease and operate its properties and assets and to conduct the Business as presently conducted. Each Company Entity is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification or to be in good standing, in each case, as set forth on Schedule 3.1, except where the failure to be so licensed or qualified or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has provided Parent with, or an opportunity to review, true, complete and correct copies of the Organizational Documents, as in effect on the date hereof, of each Company Entity. No Company Entity is in material breach of any of its Organizational Documents. The minute books (containing the records of meetings and written consents of the shareholders, equityholders, partners, members, board of directors, board of managers, or other governing body) of each Company Entity are materially correct and complete, and copies thereof have been made available to Parent.
3.2Capitalization; Subsidiaries.
(a)The authorized capital stock of the Company consists of (i) 100,000 shares of Common Stock, of which, as of the date hereof, 27,986.62230 shares are issued and outstanding, and (ii) 300,000 shares of Preferred Stock, including (A) 200,000 shares of Series A Preferred Stock, of which, as of the date hereof, 70,512.11380 are issued and outstanding, and (B) 2,000 shares of Series B Voting Preferred Stock, of which, as of the date hereof, 761.60645 shares are issued and outstanding. Schedule 3.2(a) sets forth a complete and correct list of the holders of all the issued and outstanding Equity Interests of the Company and the number, series and classes of Equity Interests of the Company owned of record by each such holder and all such Equity Interests are owned of record by each such holder free and clear of all Liens (other than Permitted Liens and any restrictions on transfer set forth in any Contract, in each case, that will be terminated on or prior to Closing). There are no Equity Interests of any Company Entity held in treasury, and, except as set forth on Schedule 3.2(a) or described in this Section 3.2(a), no other Equity Interests of any Company Entity are authorized, issued, reserved for issuance or outstanding and there are no other equity based or phantom equity awards or rights authorized or outstanding under any Company Plan or otherwise.

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(b)Schedule 3.2(b) sets forth a list of the name of each Subsidiary of the Company and the type of authorized, issued and outstanding Equity Interests of each Subsidiary of the Company (collectively, the “Subsidiary Equity Interests”). All of the outstanding Equity Interests in each Subsidiary of the Company are owned of record as set forth on Schedule 3.2(b). All of the outstanding Equity Interests owned by the Company or another Subsidiary of the Company are free and clear of all Liens other than Permitted Liens that will be terminated on or prior to the Closing. Other than the applicable Equity Interests held by the applicable Company Entity as set forth on Schedule 3.2(b), no Company Entity owns any Equity Interests in any Person and has no agreement or commitment to purchase any such Equity Interests.
(c)All of the issued and outstanding Equity Interests of the Company and Subsidiary Equity Interests are duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are applicable), free of any Liens (other than Permitted Liens and any restrictions on transfer set forth in any Contract, in each case, that will be terminated on or prior to Closing), are not subject to any preemptive or similar rights, and have been issued in material compliance with all applicable securities Laws, the applicable Company Entity Organizational Documents or any agreement to which such Company Entity is a party or by which it is bound. No Equity Interests of the Company are owned by any Subsidiaries of the Company.
(d)Except as set forth on Schedule 3.2(d) or as contemplated by the Stockholders’ Agreement, as of the date hereof, (i) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Company Entity is or may become obligated to issue or sell, or give any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock, membership interests or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the applicable Company Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding; (ii) none of the outstanding stock, membership interests and other equity interests of any Company Entity is subject to any voting trust agreement, proxy arrangement, or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests; and (iii) there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of any Company Entity. There are no bonds, debentures, notes or other indebtedness of any Company Entity having the right to vote on any matters on which holders of Equity Interests of such Company Entity may vote. All dividends or distributions on the Equity Interests of any Company Entity that has been duly declared or authorized or for which any Person is otherwise entitled (other than any accruing dividends (i) that have not yet been declared but which will either be declared and paid in full at, or prior to, the Closing or (ii) for which neither Parent nor any Company Entity will have any liability following the Closing) have been paid in full.
(e)Schedule 3.2(e) sets forth a correct and complete list of the current directors, managers, and officers of each Company Entity.
(f)Schedule 3.2(f) sets forth a complete and correct list of each outstanding Option as of the date hereof, including (i) the name of the holder of such Option, (ii) the date such Option was

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granted, (iii) the number of shares of Common Stock subject to such Option, (iv) the price per share of Common Stock at which such Option may be exercised, and (v) the date on which such Option expires. The exercise price per share subject to each Option is not less than the fair market value of a share of Common Stock on the date of grant of such Option and no Option provides for a deferral of compensation within the meaning of Section 409A of the Code and applicable Treasury Regulations. All Options are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent. Each Option may, by its terms, be treated and automatically cancelled in accordance with Section 2.6(d).
3.3Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and each Company Entity has all requisite power and authority to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Company Entity in connection with the transactions contemplated hereby (including the Escrow Agreement and the Paying Agent Agreement) (collectively, the “Ancillary Agreements”) to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, including the Merger, and thereby. The execution and delivery by the Company of this Agreement has been, and, the execution and delivery by each Company Entity in the case of each of the Ancillary Agreements, will be when delivered, to which such Company Entity is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been, or in the case of each of the Ancillary Agreements to which it is or will be a party, will be when delivered, duly and validly authorized and approved by all necessary action on the part of such Company Entity, and no other or further action or proceeding on the part of such Company Entity or its equity holders is necessary to authorize the execution and delivery by the Company of this Agreement and the applicable Company Entity of the Ancillary Agreements to which such Company Entity is or will be a party, and the consummation by such Company Entity of the transactions contemplated hereby and thereby. This Agreement has been validly executed and delivered by the Company, and each of the Ancillary Agreements to which a Company Entity is or will be a party has been or will be, duly and validly executed and delivered by such Company Entity. This Agreement constitutes (assuming that this Agreement has been duly authorized, executed and delivered by the other parties thereto) a valid and binding obligation of the Company, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy. Each Ancillary Agreement to which a Company Entity is or will be a party, constitutes or will constitute (assuming that such Ancillary Agreement has been duly authorized, executed and delivered by the other parties thereto) a valid and binding obligation of the applicable Company Entity, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.
3.4Consents and Approvals; No Violation.
(a)Except (i) for the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (ii) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws (all of the foregoing, the “Company Required Governmental Approvals”) and (iii) except as otherwise set forth on Schedule 3.4(a), no Company Entity is required to give any notice to, make any filing, registration, designation or declarations with, or obtain any Consent of any Governmental Authority under applicable Law in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which the

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Company or any other Company Entity it is or will be a party or the consummation of the transactions contemplated hereby and thereby.
(b)Except as set forth on Schedule 3.4(b), the execution, delivery and performance by the Company of this Agreement and by any Company Entity of the Ancillary Agreements to which such Company Entity is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (i) violate any provision of any Organizational Documents, in each case as amended, of any Company Entity, (ii) subject to the expiration or termination of the waiting period under the HSR Act, breach, violate, conflict with or result in a default under any provision of, or constitute an event that would result in a breach or violation of or conflict or default under, in any material respect, any applicable Law or Order to which any Company Entity is subject or by which any property or asset of any Company Entity is subject or bound, (iii) require Consent under, or result in a material breach of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit under, any of the terms, conditions or provisions of any Material Contract or Permit to which any Company Entity is a party or by which any of their respective assets or properties are bound, or (iv) result in, require or permit the creation or imposition of any material Lien (other than Permitted Liens) upon or with respect to any of the properties or assets of any Company Entity.
3.5Title to Assets; Sufficiency and Condition of Assets.
(a)Except as set forth on Schedule 3.5, each Company Entity has (in the case of owned personal property) good and valid title to, or (in the case of leased personal property) a valid and enforceable leasehold interest in their respective material tangible assets owned by them, free and clear of all Liens, other than Permitted Liens, excluding inventory sold or disposed of in the Ordinary Course since the Balance Sheet Date.
(b)Except as would not reasonably be expected to result in a material uninsured (or insured solely through self-insurance) cost or other Liability to any Company Entity, the Company Entities’ material tangible assets or properties (including any material buildings, structures, fixtures, building systems, equipment and improvements included in or located at the Real Property) are in good operating condition (normal wear and tear excepted), are not in need of material maintenance or repairs, and are fit, in all material respects, for use in the Ordinary Course. Other than in the Ordinary Course, no material personal property of any Company Entity is in the possession of others. The assets, properties and rights owned, leased or licensed by the Company Entities are all of the assets, properties and rights required for the operation of the Business in the Ordinary Course, in all material respects.
3.6Real Property.
(a)Schedule 3.6(a)(i) sets forth a true and complete legal description and street address of each parcel of real property owned by any Company Entity (the “Owned Real Property”). The Company has delivered or made available to Parent copies of the deeds and other instruments (as recorded) by which the applicable Company Entity acquired such Owned Real Property. Except as set forth on Schedule 3.6(a)(ii), the applicable Company Entities have good, marketable and insurable fee simple title to all of the Owned Real Property, free and clear of all material title defects and Liens other than Permitted Liens.

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(b)Schedule 3.6(b) sets forth a true and complete list of all legally enforceable leases, subleases, licenses or other occupancies of real property (including all amendments, extensions, renewals and guaranties with respect thereto) to which any Company Entity is a party (collectively, the “Leases”) with the street address of each such property (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has delivered or made available to Parent true and complete copies of all of the Leases. Each applicable Company Entity has good, and valid leasehold interest in the Leased Real Property free and clear of all Liens other than Permitted Liens.
(c)There are no pending or, to the Company’s Knowledge, threatened condemnation, eminent domain or similar proceedings, lawsuits, or administrative actions relating to any Real Property, except as would not reasonably be expected to result in a Company Material Adverse Effect, and there are no material fees, ad valorem taxes, assessments, charges or levies due or past due with respect to the Leased Real Property, and, to the Company’s Knowledge and except as would not reasonably be expected to result in a Company Material Adverse Effect, there is no proposed change in the assessed value of the Real Property.
(d)Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all certificates of occupancy or other Permits required in connection with the present operation of the Company Entities on and in the Real Property have been lawfully issued to the applicable Company Entity, and are (and after the Closing will remain) in full force and effect, (ii) the Real Property, and the use and operation thereof in the Business, are in compliance, in all material respects, with all applicable Laws (including zoning ordinances and regulations) and all applicable Permits, covenants, conditions restrictions, easements, licenses or other agreements, and (iii) to the Company’s Knowledge, there are no changes contemplated in the zoning classification of the Real Property or the zoning laws applicable to the Real Property.
(e)Except as set forth on Schedule 3.6(e), (i) except as would not reasonably be expected to result in a material uninsured (or insured solely through self-insurance) cost or other Liability to any Company Entity, the Real Property, including the roofs and structural elements thereof, the mechanical, electrical, security, heating, cooling, sewer, drainage, septic and plumbing systems, and all equipment necessary for the operation thereof, is in good working condition, is in good repair (ordinary wear and tear excepted), and is fit for the purposes for which it is presently used, (ii) the Company Entities have legal rights of egress and ingress and rights of way, and possess all easements and similar appurtenant interests, with respect to the Real Property that are sufficient for them to conduct, in all material respects, the Business in the Ordinary Course, (iii) there are no encroachments affecting the Owned Real Property or, to the Company’s Knowledge, the Leased Real Property which could materially and adversely affect the ability of the applicable Company Entity to carry on the operations of the Business, and (iv) all facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are materially adequate (taken as a whole) in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the applicable parcel.

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(f)There are no material leases, subleases, licenses, sublicenses, concessions, or other agreements, whether written or oral, granting to any party or parties (other than a Company Entity) the right of use or occupancy of any material portion of the Real Property. There are no parties (other than the Company Entities) in possession of any material portion of the Real Property. Except as set forth on Schedule 3.6(f), there are no outstanding options or rights of first refusal to purchase the Owned Real Property or, to the Company’s Knowledge, the Leased Real Property, or any portion thereof or interest therein.
(g)Each Lease is in full force and effect and is valid, binding and enforceable and will continue to be in full force and effect and valid, binding, and enforceable, on identical terms following the consummation of the Merger. No Company Entity and, to the Company’s Knowledge no other party to any Lease other than a Company Entity, is in material breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder. The current use of the applicable Leased Real Property in the conduct of the Business does not violate any applicable Lease in any material respect.
(h)Except as set forth on Schedule 3.6(h), none of the transactions contemplated by this Agreement or any of the Ancillary Agreements constitutes an assignment of a Company Entity’s rights under any Lease, and such transactions do not require the Consent of any Person under any Lease.
3.7Financial Statements.
(a)Schedule 3.7(a) sets forth true and complete copies of:
(i)the audited consolidated balance sheets of the Company Entities as of December 31, 2020, December 31, 2019, December 31, 2018, and the related statements of operations, stockholders’ equity and cash flows of the Company Entities for the years then ended, together with auditor’s reports thereon (the “Audited Financial Statements”); and
(ii)the unaudited consolidated balance sheet (the “Latest Balance Sheet”) of the Company Entities as of August 31, 2021 (the “Balance Sheet Date”) and the related statements of operations, stockholders’ equity and cash flows for the eight-month period then ended and (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).
(b)The Financial Statements (i) have been prepared in accordance with GAAP in all material respects, taken as a whole, applied on a consistent basis throughout the periods indicated, except (A) for the deviations and other items described on Schedule 3.7(b)(i)(A) which are not in accordance with GAAP, (B) that the Interim Financial Statements do not contain any footnotes (which, if presented, would not differ materially from those presented in the Audited Financial Statements) and (C) that the Interim Financial Statements are subject to normal year-end audit adjustments in accordance with past practice (none of which are expected to be material individually or in the aggregate except as described on Schedule 3.7(b)(i)(C)), (ii) were derived from and prepared in accordance with the books of account and other financial records of the Company Entities and (iii) present fairly in all material respects the financial condition and results of operations of the Company Entities, taken as a whole, as

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of the dates thereof and for the periods covered thereby (with respect to the Interim Financial Statements, subject to normal year-end audit adjustments in accordance with past practice).
(c)The Company Entities maintain a system of internal accounting controls that are designed to provide reasonable assurance that (i) transactions are recorded as necessary to permit materially correct preparation of its financial statements and to maintain reasonably accurate accountability for its assets, (ii) the reporting of its assets is compared with existing assets at regular intervals and (iii) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof in a timely fashion. Except as set forth on Schedule 3.7(c), since January 1, 2018, no officer or director or, to the Company’s Knowledge, auditor or accountant, has received or otherwise had or obtained knowledge of any material written, or to the Company’s Knowledge, oral, complaint, allegation, assertion or claim, or any material weakness or significant deficiency, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Entities or its internal accounting controls.
3.8Undisclosed Liabilities. Except for Liabilities (a) reflected or reserved for in any of the Financial Statements; (b) set forth on Schedule 3.8; (c) incurred in the Ordinary Course since the Balance Sheet Date; (d) that are taken into account in the calculation of Closing Indebtedness or Company Transaction Expenses; or (e) arising as a result of, or in connection with, the transactions contemplated by this Agreement, there are no material Liabilities of the Company Entities that would be required to be reflected on a consolidated balance sheet of the Company Entities that is prepared in accordance with GAAP.
3.9Absence of Certain Changes. Since the Balance Sheet Date, there has not been or occurred a Company Material Adverse Effect. Except (y) as set forth on Schedule 3.9 or (z) as otherwise contemplated or permitted by this Agreement, since the Balance Sheet Date each Company Entity has conducted its business and operated its properties and assets in the Ordinary Course. Without limiting the foregoing, except as set forth on Schedule 3.9, since the Balance Sheet Date no Company Entity has:
(a)suffered any extraordinary loss, theft, damage, destruction, or casualty loss in excess of $1,000,000 or waived any rights of material value to its assets, in each such case to the extent not covered by insurance (other than any self-insurance), or suffered any substantial destruction of books and records;
(b)mortgaged, pledged or subjected any portion of its properties or assets (whether tangible or intangible) to any Lien (other than Permitted Liens);
(c)entered into, accelerated, terminated, modified, or canceled (nor has any third party) any Material Contract that is or would have been set forth on Schedule 3.14(a) but for any such acceleration, termination, modification or cancellation;
(d)sold, leased, assigned, transferred or otherwise disposed of (including, without limitation, transfers to any holder of the Company Capital Stock) a material portion of its tangible assets other than in the Ordinary Course;

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(e)made any material change in employment terms for any of the Company’s directors, officers and employees outside of the Ordinary Course;
(f)except for routine salary increases and bonuses made in the Ordinary Course or as required by Law or by the existing terms of any Company Plan (i) increased the salary or wages, or entered into any new bonus, incentive, or other compensation or benefit arrangement with any employees or other individual service providers, (ii) established, adopted, amended or terminated any Company Plan, or (iii) accelerated the vesting or funded or secured the payment of any compensation or benefits under any Company Plan;
(g)made any material change in its cash management customs and practices other than in the Ordinary Course (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally);
(h)made any material capital investment in, any material loans or advances to, or material guarantees for the benefit of, or any acquisition of the securities or assets of, any Person other than a Company Entity;
(i)triggered (without taking into account any employee terminations which may occur after the Closing) the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation (“WARN Act”), i.e. no mass layoff or closing that would implicate WARN or similar law;
(j)amended or authorized any amendment to the Organizational Documents of any Company Entity;
(k)consummated any acquisition of, or other investment in, any Person (other than a Company Entity) or other business enterprise or division thereof, or any portion of the assets thereof (whether by merger, consolidation, sale of stock or other equity securities, sale of assets, capital contribution, property transfer, recapitalization or otherwise);
(l)(i) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution in any jurisdiction, (ii) filed any petition in bankruptcy under any provisions of federal or state bankruptcy Law (or the Law or any other jurisdiction) or (iii) consented to the filing of any bankruptcy petition against it under any similar Law;
(m)made or changed any election, changed any annual accounting period, adopted or changed any method of accounting, filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in liability, or consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes; or
(n)agreed to do any of the foregoing.

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3.10Compliance with Law; Permits.
(a)Except as set forth on Schedule 3.10(a) or as would not reasonably be expected to result in material Liability to any Company Entity, each Company Entity is currently and has been in compliance in all material respects with all applicable Laws. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Company’s Knowledge, threatened with respect to any Company Entity by any Governmental Authority with respect to any alleged violation by any Company Entity of any Law, except as would not reasonably be expected to result in a material Liability to any Company Entity.
(b)Each Company Entity owns, holds or possesses all material Permits which are necessary to entitle the Company to own or lease, operate and use the assets and the Real Property and to carry on and conduct the Business as currently conducted, and all such material Permits are valid and in full force and effect in all material respects. All material fees and charges that are presently due and owing with respect to each such Permit have been paid in full. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Company’s Knowledge, threatened with respect to any Company Entity by any Governmental Authority with respect to any alleged material failure by any Company Entity to have any material Permit required in connection with the conduct of the Business, except in each case as set forth on Schedule 3.10(b).
3.11Environmental Matters. Except as set forth on Schedule 3.11 or in the Environmental Reports:
(a)Each Company Entity has complied with and is in compliance, in each case, in all material respects, with all applicable Environmental Laws in connection with its ownership, use, maintenance and operation of the Business, Real Property, and any real property formerly owned, leased or operated by any Company Entity.
(b)(i) No Hazardous Material is or has been treated, stored, handled, used, released, discharged or disposed of at, on or under or migrated onto or from the Real Property, or at, on or from real property formerly owned, leased or operated by any Company Entity, on or prior to the Closing Date in material violation of any applicable Environmental Laws; and (ii) no condition exists or event has occurred (including without limitation the presence, release, or threatened release or disposal of Hazardous Material) related to the Real Property, any real property formerly owned, leased or operated by any Company Entity in material violation of any applicable Environmental Laws.
(c)There are no underground storage tanks, landfills, current or former waste disposal areas, polychlorinated biphenyls, asbestos-containing materials or asbestos at or on the Real Property or any real property formerly owned, leased or operated by any Company Entity.
(d)No Company Entity has ever sent, or arranged for disposal or treatment of, any Hazardous Material to a facility, site or location which is the subject of any federal, state or local enforcement action or other investigation or which is subject to a claim or other request to take or participate in any Remedial Action or to pay for any costs relating to such site.

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(e)To the Knowledge of the Company, (i) each Company Entity has obtained and possess all material Permits required by applicable Environmental Law, (ii) such Permits were duly executed and delivered and remain in full force and effect, and (iii) each Company Entity is in material compliance with all terms and conditions of such Permits and all applicable Environmental Laws.
(f)As of the date hereof, no Company Entity has received any written notice from any Governmental Authority or other Person alleging (i) any release of Hazardous Material in material violation of Environmental Law, (ii) any material violation by any Company Entity of any Environmental Law, or (iii) any material Remedial Actions or other investigatory or corrective obligations of any Company Entity under any Environmental Law, in each case, relating to any of the Real Property, or real property formerly owned, leased or operated by any Company Entity.
(g)No material environmental Lien has attached or is threatened to be attached to the Real Property, or any real property formerly owned, leased or operated by any Company Entity. Except as set forth in a Material Contract delivered to Parent prior to the expiration of the Initial Diligence Period, no Company Entity has agreed to assume, undertake or provide indemnification for any material Liability (i) at the Real Property or any real property formerly owned, leased or operated by any Company Entity or (ii) of any other Person under any Environmental Law.
(h)No Company Entity has entered into, or is a party to (directly or as successor in interest) or subject to, any Contracts with, pleas, consents, orders, writs, judgments, awards, injunctions, decrees or other directives of any Governmental Authority, that are in existence as of the date hereof and (i) are based on any Environmental Laws that relate to the Real Property or the current ownership or operation of the Business, or (ii) require any Remedial Action.
(i)As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened agreements with, pleas, consents, orders, writs, judgments, awards, injunctions, decrees or other directives of any Governmental Authority or Actions involving environmental matters or Environmental Laws against any Company Entity.
(j)The Company has provided Parent and Merger Sub with true, correct and complete copies of all environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted by or on behalf of, or that are in the possession of any Company Entity in relation to the Real Property, the Business, and/or any premises presently or formerly owned, used, leased or occupied by any Company Entity (collectively, the “Environmental Reports”).
3.12Tax Matters.
(a)All income or other material Tax Returns required to be filed by each Company Entity have been timely filed. All such Tax Returns are accurate, correct and complete in all material respects. All material Taxes due and payable in respect of all Tax Returns filed by each Company Entity have been paid in full on a timely basis, and no other material Taxes (whether or not shown on or reportable on such Tax Returns) are payable by any Company Entity with respect to items or periods covered by such Tax Returns. There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of any Company Entity. Each Company Entity has materially timely withheld and timely paid to the appropriate Governmental Authority all material Taxes required to have been withheld

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and paid by such Company Entity (including with respect to any amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, supplier or other third party) and has materially complied with all material information reporting and backup withholding provisions of applicable Law.
(b)The charges, accruals and reserves with respect to Taxes on the Interim Financial Statements are, as of the date of such Interim Financial Statements, determined in accordance with GAAP.
(c)Schedule 3.12(c) sets forth a complete and accurate list of (i) all federal, state, local and foreign Tax Returns filed by each Company Entity with respect to all periods ending on or after January 1, 2018 and (ii) all audit reports and closing or other agreements received or entered into by or on behalf of any Company Entity with a Governmental Authority relating to Taxes. No Company Entity has been subject to material Taxes of any state, local, territorial or foreign taxing jurisdiction, other than those for which all Tax Returns have been filed with the applicable Governmental Authority. No material claim has ever been made by a Governmental Authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.
(d)There are no pending material Tax Contests involving any Company Entity, nor has any Company Entity received a written request for information regarding material Taxes from a Governmental Authority. No material deficiency for any Taxes has been asserted or assessed by any Governmental Authority in writing against any Company Entity (or to the Knowledge of the Company, has been threatened or proposed) which deficiency has not been resolved and to the Knowledge of the Company there is no Tax audit or other proceeding by any Governmental Authority pending or threatened in writing against any Company Entity with respect to any Taxes due from such entities.
(e)Schedule 3.12(e) sets forth a list each waiver or extension made by a Company Entity of any statute of limitations with respect to any Taxes, which waiver or extension has not since expired and no written request for any such waiver or extension is currently pending.
(f)No Company Entity: (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (ii) has any actual liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor.
(g)The Company has not been a U.S. real property holding corporation, as defined in Section 897(c)(2) of the Code.
(h)No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the date hereof, (ii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) executed on or prior to the Closing Date, (iv) an

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installment sale or open transaction disposition made on or prior to the Closing Date, or (v) a prepaid amount or deferred revenue received on or prior to the Closing Date.
(i)No Company Entity has: (i) been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code, (ii) entered into any compensatory agreement with respect to the performance of services which payment would result in a nondeductible expense pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code, or (iii) participated in an international boycott as defined in Code Section 999.
(j)There is no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any Company Entity under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder.
(k)No private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Governmental Authority with respect to the Taxes of any Company Entity and no request for any such agreement or ruling is outstanding.
(l)Except as set forth on Schedule 3.12(l), no Company Entity is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement except for any Contract entered into in the Ordinary Course and not primarily related to Taxes.
(m)Except as set forth on Schedule 3.12(m), all related party transactions to which a Company Entity has been a party are in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any applicable analogous provisions of state, local or foreign Law.
(n)Except as set forth on Schedule 3.12(n), no Company Entity is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or foreign Tax purposes.
(o)The Company has at all times been treated as a corporation for U.S. federal income tax purposes.
(p)Except as set forth on Schedule 3.12(p), no Company Entity has received or applied for any governmental grants, loans or other Tax benefits or reliefs related to COVID-19, including a loan under the paycheck protection program pursuant to Section 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law.
(q)No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company Entity.
(r)No Company Entity has, or has ever had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

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(s)Except as set forth on Schedule 3.12(s), since December 31, 2019, no Company Entity has made, changed or revoked any election with respect to Taxes, elected or changed any method of accounting for purposes of Taxes, changed its fiscal year, filed any Tax Return other than a Tax Return filed in the Ordinary Course, correspond with any Governmental Authority regarding any matter related to Taxes, amended any Tax Return or waived, extended the statute of limitations in respect of Taxes or applied for any Tax refund.
3.13Intellectual Property.
(a)Schedule 3.13(a) contains a complete and correct list of all: (i) Owned Intellectual Property that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Authority or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (“Registered Intellectual Property”); and (ii) material unregistered Trademarks. The Registered Intellectual Property is not subject to any pending cancellation, interference, or reexamination proceeding. Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, all required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Registered Intellectual Property is otherwise in good standing.
(b)Schedule 3.13(b) sets forth a list of all material Intellectual Property Agreements (other than Intellectual Property Agreements pursuant to which a Company Entity is the licensee of Off-the-Shelf Software), specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which any Company Entity is a licensor or otherwise grants to any Person any right or interest relating to any Owned Intellectual Property; (ii) under which any Company Entity is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to any Company Entity’s ownership or use of any Intellectual Property in the conduct of the Business. The Company has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and accurate written description) of all material Intellectual Property Agreements (other than Intellectual Property Agreements pursuant to which a Company Entity is the licensee of Off-the-Shelf Software), including all modifications, amendments, and supplements thereto and waivers thereunder. Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, the Company Entities are in compliance with the terms of all applicable Off-the-Shelf Software licenses used in connection with their respective businesses and have obtained a sufficient number of copies and/or licenses of such Off-the-Shelf Software, given the number of users thereof. In no Intellectual Property Agreement does any Company Entity grant to any Person (i) exclusive rights to or under any Owned Intellectual Property, or (ii) the right to sublicense any Owned Intellectual Property.
(c)There are no royalties, honoraria, fees or other payments payable by any Company Entity to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, assignment, license-out, sale, marketing, advertising or disposition of any Owned Intellectual Property by any Company Entity.

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(d)Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, the applicable Company Entity (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and (ii) has valid and enforceable rights or licenses under Contract to use and exploit the Licensed Intellectual Property. The Company Entities’ rights in the Owned Intellectual Property are valid, subsisting, and enforceable. Together, the Owned Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property used by the Company Entities that are necessary for the operation of the Business.
(e)Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, the conduct of the Business has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person.
(f)Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, (i) there is not any Action pending or, to the Knowledge of the Company, threatened against or affecting, any Company Entity or any current or former officer, director or employee of any Company Entity (A) alleging that any Company Entity has infringed, misappropriated or otherwise violated any Intellectual Property or other proprietary right of any third party, and (B) challenging the validity, enforceability, or ownership of any Owned Intellectual Property, and (ii) to the Knowledge of the Company, no Person is infringing upon or misappropriating any Owned Intellectual Property.
(g)Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, (A) the Company Entities have at all times taken commercially reasonable measures to preserve, protect, and enforce (i) their rights in and to all Trademarks included in the Owned Intellectual Property, and (ii) the confidentiality of all Trade Secrets included in the Owned Intellectual Property, and (B) no Trade Secret or any other non-public, proprietary information material to the Business has been authorized to be disclosed or has been disclosed by any Company Entity to any employee or any Person other than pursuant to a written confidentiality or non-disclosure agreement restricting its disclosure and use.
(h)Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, all current and former officers and employees of, and consultants and independent contractors to, any Company Entity that were materially involved in the development of Owned Intellectual Property have either executed and delivered to the applicable Company Entity agreements assigning to such Company Entity, all rights in and to any such Intellectual Property or transferred ownership of such Intellectual Property by operation of Law; and executed and delivered to the applicable Company Entity agreements regarding the protection of proprietary information. No current or former officer or employee of, or consultant or independent contractor to, any Company Entity is asserting or to the Knowledge of the Company has grounds to assert any rights to any Owned Intellectual Property. Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, no current or former officers or employees of, or consultants or independent contractors to, any Company Entity have breached any material term of any such assignment agreements.

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(i)Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement shall not alter, impair, or extinguish any rights of any Company Entity in the Owned Intellectual Property, Licensed Intellectual Property, or any Personal Data.
(j)Schedule 3.13(j) sets forth a list of all trade names currently used by any of the Company Entities in connection with the Business.
(k)Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, the Company Entities have taken all commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. Except as would not otherwise reasonably be expected to result in a Company Material Adverse Effect, there has been no (a) malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Assets, and (b) Data Breach of the Company Entities’ IT Assets wherein Personal Data or other confidential or proprietary Data has been disclosed to a third party. The consummation of the Merger will not violate (i) any applicable Laws relating to the use, collection, storage, disclosure or transfer of any personally identifiable information collected by the Company Entities or (ii) any privacy policy of the Company Entities.
(l)The Company has made available to Parent copies of all privacy and security policies adopted by the Company Entities in connection with its operations and the Business. The Company Entities are and have been, in material compliance with (i) their posted privacy policies, (ii) all Privacy and Information Security Requirements, and (iii) all contractual commitments of the Company Entities, as applicable, regarding the protection, collection, use, storage, transfer, breach notification, disposal or disclosure (in any form or medium) of Personal Data, including any commitments to comply with the Payment Card Industry Data Security Standards (PCI DSS). No complaint, claim, notice, audit, investigation, or Action relating to any actual or possible violation of any Privacy and Information Security Requirement or the improper collection, use, or disclosure of, or breach in the security of, any Personal Data has been made or, to the Knowledge of the Company, threatened against any Company Entity by any Person (including any Governmental Authority or payment card association), and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
3.14Contracts.
(a)Schedule 3.14(a) sets forth a list that is correct and complete of the following Contracts (other than Company Plans) to which, as of the date of this Agreement, any Company Entity is a party (each, a “Material Contract”):
(i)Contracts where (A) the performance remaining thereunder involves aggregate consideration to or by any Company Entity in excess of $300,000 per annum, other than Off-the-Shelf Software, and (B) such Contract is not cancelable, without material penalty, by the applicable Company Entity on thirty (30) days’ or less notice;

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(ii)Contracts which (A) restrict or limit in any material respect the ability of any Company Entity to compete in any line of business, industry or geographic area, or (B) contain exclusivity obligations binding on any Company Entity, or (C) contain provisions granting any Person “most favored nation” status;
(iii)Contracts which relate to Indebtedness owed by any Company Entity in excess of $500,000, or the guarantee thereof (excluding, for the avoidance of doubt, Contracts evidencing Liabilities with respect to deposits and accounts, trade payables, letters of credit or capital leases made in the Ordinary Course);
(iv)Indentures, credit agreements, loan agreements, notes, mortgages, pledges or security agreements or similar arrangements pursuant to which any Company Entity has incurred Indebtedness or mortgaged, pledged or otherwise placed a Lien upon the assets or properties of any Company Entity;
(v)Contracts for the sale or purchase of personal property or capital expenditures outside the Ordinary Course having a value individually, with respect to all sales or purchases thereunder, in excess of $300,000;
(vi)Contracts for the sale or purchase of fixed assets outside the Ordinary Course having a value individually, with respect to all sales or purchases thereunder, in excess of $300,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are not material obligations ongoing;
(vii)Contracts that include the lease or real property or that obligate any Company Entity to purchase real property;
(viii)any Contract entered into with any Manufacturer (including franchise agreements, (each, a “Franchise Agreement”));
(ix)a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses;
(x)a confidentiality or nondisclosure Contract entered into other than in the Ordinary Course;
(xi)any employment agreement or consulting agreement that involves payments in respect of employment, severance, bonus, retention, deferred compensation or compensation for any officers, directors, managers, employees, independent contractors or dependent contractors of any Company Entity;
(xii)any Contract granting any Person exclusive rights, rights of first offer, rights of first refusal or any similar preferential rights of any kind to any other Person;
(xiii)fidelity, surety or penal bonds or letters of credit;

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(xiv)Contracts obligating any Company Entity to provide any rebate or royalty to a customer or other Person;
(xv)Contracts providing for the assumption of any Tax Liability (other than credit agreements, lease agreements or other commercial agreements entered into in the Ordinary Course containing customary Tax allocation or gross-up provisions) or Liability under any Environmental Laws (other than Liabilities under any Environmental Laws assumed in the Ordinary Course pursuant to commercial agreements entered into in the Ordinary Course) of any Person;
(xvi)any collective bargaining Contract or Contract with any labor organization, union or association;
(xvii)Contracts that provide for the indemnification of any directors, managers, officers, employees or fiduciaries of any Company Entity;
(xviii)any Contract entered into with a Governmental Authority;
(xix)any Contract containing continuing rights or obligations with respect to an acquisition or disposition by any Company Entity of (A) any operating business, capital stock or other equity interests of any other Person or (B) any assets in which the aggregate consideration for such assets is in excess of $300,000, excluding in the case of clause (B) acquisitions and dispositions in the Ordinary Course; and
(xx)Contracts related to material Intellectual Property rights granted to or by any Company Entity, other than licenses for Off-the-Shelf Software.
(b)All Material Contracts are in full force and effect against the applicable Company Entity party thereto, except as enforceability may be limited by the General Principles of Law, Equity and Public Policy, and, to the Knowledge of the Company, each other party thereto, in each case in accordance with the express terms thereof. Except as set forth on Schedule 3.14(b), there does not exist under any Material Contract any material violation, breach or event of default, or alleged material violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the Company Entity party thereto, or to the Knowledge of the Company, the other party thereto.
3.15Labor Matters.
(a)Except as set forth on Schedule 3.15(a), as of the date hereof, no Company Entity is party to or bound by any collective bargaining agreement with any union or other labor organization with respect to the Employees. To the Knowledge of the Company, no union organizing efforts have been conducted or are now being conducted. As of the date of this Agreement, no Company Entity currently has, or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

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(b)There is no unfair labor practice charge or complaint against any Company Entity pending, or to the Knowledge of the Company, threatened in writing before the National Labor Relations Board, in each case, that would reasonably be expected to result in a Material Adverse Effect.
(c)Each Company Entity is being operated in compliance, in all material respects, with all Laws relating to labor and employment, including relating to wages, hours, overtime, affirmative action, information privacy and security, workers’ compensation, collective bargaining, employment discrimination, harassment, employment classification including classification of independent contractors, civil rights, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security Taxes. No Company Entity has incurred any Liability under the WARN Act prior to the Closing Date that remains unsatisfied, and no such action shall be implemented without advance notification to Parent.
(d)No Company Entity has any Liability for any payment to any trust or other fund or to any Governmental Authority, in each case, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than payments and Liabilities to be made in the Ordinary Course).
(e)Prior to the Closing, the Company shall have made available to Parent a correct and complete list as of a date no more than five (5) Business Days prior to the Closing, (i) of all employees (whether full-time, part-time or otherwise and whether on furlough, leave, short or long term disability or layoff of any kind), specifying each employee’s (A) job title, (B) location, (C) date of hire or engagement, (D) full-time or part-time classification, (E) exempt or non-exempt classification, (F) annual salary or hourly wage, (G) vacation accrual rate, (H) accrued but unused sick and vacation leave or paid time off, and (I) visa type (if any), and (ii) of all independent contractors, except for any delivery drivers retained or engaged in the Ordinary Course, specifying such contractor’s (A) job title, (B) annual compensation and (C) agency affiliation.
(f)To the Company’s Knowledge, no officer, director or management level employee of any Company Entity (i) is the subject of a pending allegation of discrimination or harassment, including sexual harassment or assault, in such person’s capacity as an officer, director or management level employee of any Company Entity or (ii) has engaged in discrimination or harassment, including sexual harassment or assault or been accused of discrimination or harassment, including sexual harassment or assault.
(g)Each Company Entity is in compliance, in all material respects, with any and all “stay-at-home” orders or similar directives with respect to the COVID-19 Pandemic issued by state or local executive authorities applicable to any location in which such Company Entity operates.
3.16Employee Benefits Plans.
(a)Schedule 3.16(a) sets forth a list as of the date of this Agreement of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent correct and complete copies of, as applicable, (i) the Company Plan (and any amendments thereto), and complete written descriptions of any such Company Plan which is not in writing, (ii) any related trust agreement, insurance contract or other funding vehicle, (iii) the current summary plan

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description and any summaries of material modification, (iv) the annual report most recently filed with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service, (vi) all actuarial reports and financial statements prepared for the last three (3) years for any Company Plan; (vii) with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, test results for the last three (3) plan years demonstrating such plan’s compliance with the annual limitations and applicable nondiscrimination rules under the Code, and (viii) copies of all material communications received from any Governmental Authority relating to the Company Plans in the last three (3) years. No Company Plan is maintained outside of the United States or provides benefits for employees, directors or other service providers outside of the United States.
(b)Each Company Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance in all material respects with applicable Law. The Company and its Subsidiaries have performed all of their material obligations and complied in all material respects with applicable Law with respect to the Company Plans, including without limitation (i) the health plan compliance requirements under the Patient Protection and Affordable Care Act, as amended, including the employer mandate under Section 4980H of the Code and related information reporting requirements, (ii) the health plan continuation coverage requirements under Sections 601 through 608 of ERISA and Section 4980B of the Code, and (iii) the privacy, security, and breach notification requirements under the Health Insurance Portability and Accountability Act of 1996, as amended.
(c)No Company Plan is, and no Company Entity or any ERISA Affiliate has ever maintained, contributed to or been required to contribute to, or has any liability with respect to, any (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) multiple employer plan as described in Section 413(c) of the Code, (iv) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (v) welfare benefit fund as defined in Section 419 of the Code or (vi) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(d)Each Company Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter as to its qualification issued by the Internal Revenue Service for such Company Plan’s most recent restatement cycle (with any amendments required by such determination letter made as and when required by such determination letter) or such Company Plan can rely as to its qualification on a current opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype or volume submitter plan duly adopted in accordance with the requirements for such reliance, and, to the Knowledge of the Company, no action or omission has occurred since the date of its most recent determination letter, opinion letter or advisory letter, which would adversely affect such plan’s qualification or the exempt status of its related trust. No non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), breach of fiduciary duty or other event has occurred with respect to any Company Plan that would reasonably be expected to subject any Company Entity or any of their respective directors, officers or employees to the assessment of any material Taxes, penalties or other liability.

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(e)No action or other claim, litigation or dispute (other than routine individual claims for benefits in the ordinary operation of the Company Plans) is pending or, was, to the Knowledge of the Company, threatened in writing (or was pending or threatened within the past six (6) years) with respect to, on behalf of or against any Company Plan, the assets of any trust pursuant to any Company Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Plan and there are and, within the past three (3) years, have been, no audits, administrative proceedings, examinations or investigations by any Governmental Authority involving any Company Plan, in each case, that would reasonably be expected to result in material liability to the Company Entities.
(f)No Company Plan provides, and no Company Entity has any obligations or made any promises to provide, health, life insurance or other welfare benefits to current or former employees, directors officers or other individual service providers of any Company Entity (or the dependents thereof) beyond their retirement or other termination of service, except to the extent required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law. All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Plan have been paid or accrued (as applicable) on a timely basis and in accordance with applicable Law and the terms of such Company Plan, and no Company Plan has any unfunded Liabilities that have not been fully accrued. No assets of any Company Entity are allocated to or held in a “rabbi trust” or similar funding vehicle with respect to any Company Plan.
(g)Except as set forth on Schedule 3.16(g), neither the execution of, nor the consummation of the transactions contemplated by, this Agreement, whether alone or combined with the occurrence of any other event, will, (i) entitle any current or former officer, director, employee or individual service provider of any of the Company or any of its Subsidiaries to any severance, change in control, transaction bonus or retention payment or similar compensation or benefit or result in the forgiveness of indebtedness with respect to any such Person, (ii) accelerate the time of payment, vesting or exercisability of any compensation or benefits, or materially increase the amount or value of compensation or benefits payable, to any current or former officer, director, employee or individual service provider of any of the Company or any of its Subsidiaries under any Company Plan or otherwise, (iii) accelerate or otherwise trigger the funding of or setting aside of assets (through a grantor trust or otherwise) for any compensation or benefits, (iv) otherwise give rise to any material Liability pursuant to any of the Company Plans, or (v) result in any breach or violation of, or a default under, any Company Plan.
(h)Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) of any payment or benefit that is an “excess parachute payment” (within the meaning of Section 280G of the Code). No Company Entity has any obligation to compensate, indemnify or reimburse any Person for excise Taxes payable pursuant to Section 409A or Section 4999 of the Code. Each Company Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including applicable notices, rulings, and proposed and final regulations) thereunder, and there are no

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instances of noncompliance that would result in a material Liability to any Company Entity or any service provider of any Company Entity.
(i)With respect to any Company Plan, there has been no amendment thereto, announcement by any Company Entity relating thereto, or change in employee participation or coverage thereunder, which would reasonably be expected to materially increase any Company Entity’s expense of maintaining such Company Plan above the level of the expense currently incurred therefor by the Company. No Company Entity has any express or implied contract, plan or commitment, whether legally binding or not, to create any additional Company Plan, or any plan, agreement or arrangement that would be a Company Plan if in existence on the date hereof, or except to the extent required by this Agreement or applicable Law, to amend, modify or terminate any Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued on or after the Effective Time without material liabilities to Parent, the Surviving Corporation or any Subsidiaries thereof other than ordinary administrative expenses typically incurred in a termination event.
3.17Affiliate Transactions. Except (a) for this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby, (b) as set forth on Schedule 3.16(a), (c) for any Ordinary Course compensation or benefit agreements or arrangements with employees of any Company Entity and (d) for any Contracts or arrangements solely between or among two or more Company Entities, no Affiliate or Representative of any Company Entity or Company Equityholder Related Party is a party to any Contract or other material business arrangement with any Company Entity (each such Contract or material business arrangement, an “Affiliate Transaction”).
3.18Litigation; Orders. Except as set forth on Schedule 3.18(a), there are no material Actions pending or, to the Knowledge of the Company, threatened, against any Company Entity or any of its properties or assets or which seeks to prohibit or restrict consummation of the Merger. Except as set forth on Schedule 3.18(b) and there are no material Orders outstanding against any Company Entity or any of its properties or assets or which seeks to prohibit or restrict consummation of Merger.
3.19Insurance. The Company has made, or has caused to be made, available to Parent all of the material insurance policies or binders for which any Company Entity is a policyholder or which covers the business or assets of any Company Entity, in each case that are in effect as of the date hereof (“Insurance Policies”), and Schedule 3.19 sets forth a complete list of the Insurance Policies. All Insurance Policies are in full force and effect in accordance with their terms, have not been subject to any lapse in coverage, and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due. No written notice of cancellation, termination or non-renewal has been received by any Company Entity with respect to any Insurance Policy. No Company Entity is in material default with respect to any provision contained in any Insurance Policy and each Company Entity has timely filed all claims with its insurers with respect to all material matters and occurrences for which it believes it has coverage. Except as set forth on Schedule 3.19, there are no outstanding claims of the Company Entities under any Insurance Policy which have been denied or disputed by the insurer. An accurate and complete list as of the date of this Agreement of all outstanding claims of the Company Entities in excess of $100,000 under any Insurance Policy, including a description of the nature and status of all such claims, has been or, prior to the expiration of the Initial Diligence Period, will be delivered to Parent. An accurate and complete loss run of the Company

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Entities since January 1, 2018 has been or, prior to the expiration of the Initial Diligence Period, will be delivered to Parent. No Company Entity has any self-insurance or co-insurance programs. This Section 3.19 shall not apply to any Company Plans or other employee benefit arrangements.
3.20Brokers’ Fees. Except for (x) Cowen Inc. and (y) fees set forth on Schedule 3.20 which are payable under the specified management services agreement with the applicable Affiliate of the Company (in each case, which fees shall constitute Company Transaction Expenses), no Company Entity has any Liability to pay any brokerage fee, finders’ fee or any other commissions to any broker, finder, investment banker, consultant or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement or agreement made by or on behalf of any Company Entity.
3.21Manufacturers. Since December 31, 2018, except as set forth on Schedule 3.21, no Manufacturer has: (a) notified any Company Entity of any material deficiency in dealership operations (including brand imaging, facility conditions, sales efficiency, customer satisfaction, warranty work and reimbursement, or sales incentives); (b) otherwise advised any Company Entity of a present or future need for material facility improvements or upgrades in connection with any dealership or any dealership premises of any Company Entity; (c) conducted any audit of any Company Entity’s sales practices and documentation or service practices and warranty claim documentation, except in the Ordinary Course; or (d) has terminated its relationship with any Company Entity or materially reduced its pricing with any Company Entity or has notified any Company Entity that it intends to terminate or materially reduce its pricing with any Company Entity. Except as set forth on Schedule 3.21, no Company Entity has been subject to a chargeback, or, to the Knowledge of the Company, a threatened chargeback, of monies previously paid to such Company Entity with respect to its vehicle sales and warranty claims in an aggregate amount exceeding $300,000 in the twelve (12) month period preceding the date hereof. Within the past two (2) years prior to the date hereof, no Manufacturer has notified any Company Entity in writing of the awarding of a franchise to any Person in the Metropolitan Statistical Area in which such Company Entity operates.
3.22Product Warranties; Service and Maintenance Programs. To the Knowledge of the Company, (a) no Company Entity has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any new or used vehicle sold to such person by any Company Entity, or any other product repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, any Company Entity, (b) no Company Entity has committed any act or failed to commit any act which would result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or material Liability for breach of warranty (whether or not covered by insurance) on the part of any Company Entity with respect to any new or used vehicle sold by any Company Entity, or any other products repaired, maintained, delivered, sold or installed, or services rendered by or on behalf of, any Company Entity, (c) all repairs to any vehicle by any Company Entity, or any parts installed or delivered by any Company Entity, have been made in accordance with the applicable manufacturer’s specifications, in all material respects, and (d) no Company Entity has, or has agreed to accept for others, any warranty or service obligations to any Person, or offered its customers any marketing or added-value programs or plans for which any Company Entity is responsible for the administration or the Liability thereof, including programs commonly called “tires for life,” “oil changes for life,” “car wash/detailing service plans,” “rewards

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programs” or any similar offers, except (x) as set forth on Schedule 3.22 or (y) as may be required by any Manufacturer with respect to programs, warranties and similar products pursuant to the terms of the applicable Franchise Agreement.
3.23Accounts Receivable; Accounts Payable.
(a)The accounts receivables of the Company Entities shown on the balance sheet included among the Interim Financial Statements or otherwise arising before the Closing Date are (a) valid and have arisen from bona fide transactions in the Ordinary Course consistent with past practice, (b) to the Knowledge of the Company, collectible in the Ordinary Course within six (6) months of the date of the invoices giving rise thereto at their face value (except to the extent of the allowance for doubtful accounts reflected on the balance sheet included among the Interim Financial Statements), and (c) are properly reflected on the Books and Records, on a basis consistently applied by the Company Entities, consistent with past practice.
(b)All of the accounts payable and all payables and other accruals of the Company Entities reflected on the balance sheet included among the Interim Financial Statements or otherwise arising before the Closing Date have been accurately reflected on the Books and Records, and have arisen from bona fide, arm’s length transactions in the Ordinary Course.
3.24Anti-Bribery; Anti-Money Laundering.
(a)The Company Entities are and have been, in compliance, in all material respects, with all applicable Anti-Bribery Laws and Anti-Money Laundering Laws.
(b)No Company Entity, nor to the Company’s Knowledge, any director, officer, manager, partner, employee, or other Person acting on behalf or for the benefit of any Company Entity has offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any Person to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or in violation of any applicable Anti-Bribery Law.
(c)No Company Entity is or has been the subject of any actual or, to the Company’s Knowledge threatened, action by any Governmental Authority alleging non-compliance with, or a violation of, Anti-Bribery Laws or Anti-Money Laundering Laws.
3.25Bank Accounts; Powers of Attorney. Schedule 3.25 sets forth (i) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Company Entity maintains accounts of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom and (ii) the names of all Persons authorized or granted by proxy, power of attorney or other instrument to act on behalf of any Company Entity.
3.26Disclaimer. Except as expressly set forth in this Article 3 (including the Company Disclosure Schedules), or in any certificate delivered to Parent and Merger Sub pursuant to this Agreement, no Company Entity or any of their respective directors, officers, employees, stockholders or

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Representatives, nor any other Person has made or makes (and each of them expressly disclaims), and neither Parent nor Merger Sub may rely on, any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to themselves, any Company Equityholder, any Company Entity, or any of their other respective Affiliates, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the date of this Agreement (or in the case of any representation or warranty that expressly relates to a specific date, as of the date so specified) as follows:
4.1Organization; Good Standing. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by Parent and Merger Sub as of the date of this Agreement, except where the failure to possess such power or authority would not reasonably be expected to be material to Parent or Merger Sub, taken as a whole. Each of Parent and Merger Sub is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification or to be in good standing, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to delay or impair Parent or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
4.2Power and Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, including the Merger, and thereby. The execution and delivery of this Agreement has been and, in the case of the Ancillary Agreements to which it is or will be a party, will be when delivered, and the performance by each of Parent and Merger Sub of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been, or in the case of the Ancillary Agreements to which it is or will be a party, will be when delivered, duly and validly authorized and approved by all corporate action on the part of Parent and Merger Sub. This Agreement has been, and the Ancillary Agreements to which Parent and Merger Sub is or will be a party has been or will be, duly and validly executed and delivered by Parent and Merger Sub, and no other or further action or proceeding on the part of Parent and Merger Sub or their respective equity holders is necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is or will be a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements to which Parent and Merger Sub is or will be a party has been or will be, duly and validly executed and delivered by Parent and Merger Sub. This Agreement constitutes, and in the case of the Ancillary Agreements to which Parent and Merger Sub is or will be a party, constitute or will constitute, assuming that this Agreement and each of the Ancillary Agreements to

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which Parent and Merger Sub is or will be a party, have been duly authorized, executed and delivered by the other parties thereto, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.
4.3Consents and Approvals; No Violation.
(a)Except (i) for the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL and (ii) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws (all of the foregoing, the “Parent Required Governmental Approvals”), none of Parent or Merger Sub is required to give any notice to, make any filing, registration, designation, declarations with, or obtain any Consent of any Governmental Authority under applicable Law in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or any of the Ancillary Agreements to which any of them is a party or the consummation of the transactions contemplated hereby and thereby.
(b)Assuming the Parent Required Governmental Approvals are obtained or made, as the case may be, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which any of them is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (i) violate or conflict with or result in the breach or violation of any provision of the Organizational Documents, in each case as amended, of Parent or Merger Sub, (ii) subject to the expiration or termination of the waiting period under the HSR Act, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable material Law or Order to which Parent or Merger Sub is subject or by which any property or asset of Parent or Merger Sub is subject or bound, or (iii) except for Consents from Manufacturers and as otherwise set forth on Schedule 4.3(b), require consent or approval under, or result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or to the loss of any benefit under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub is a party or by which any of their respective assets or properties are bound.
4.4Litigation. There are no Actions pending or, to Parent’s knowledge, threatened against Parent or Merger Sub which would adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
4.5Brokers’ Fees. None of Parent or Merger Sub has any liability to pay any brokerage fee, finders’ fee or any other commissions to any broker, finder, investment banker, consultant or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements based upon any arrangement or agreement made by or on behalf of Parent or Merger Sub.
4.6Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (and any transactions related thereto or incurred in connection therewith), Parent, the Surviving Corporation and their Subsidiaries will be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).

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Immediately after giving effect to the transactions contemplated by this Agreement (and any transactions related thereto or incurred in connection therewith), Parent, the Surviving Corporation and their Subsidiaries will have adequate capital to carry on their respective businesses. Parent is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency law or liquidating all or a material portion of its property, and to the Knowledge of Parent, no Person is contemplating the filing of any such petition against it, or any of its assets.
4.7Investment Representations.
(a)Parent and Merger Sub each acknowledge that the shares of Company Capital Stock are not registered under the Securities Act or any other applicable securities or “blue-sky” Laws, and that the Equity Interests of the Company Entities after the consummation of the Merger may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to any other applicable securities or “blue-sky” Laws.
(b)Neither Parent nor Merger Sub is relying on any of the Company Equityholders, any of the Company Entities or any of their respective Affiliates with respect to the corporate tax, legal and economic considerations involved in its investment in the Company Entities (pursuant to the Merger). Parent and Merger Sub each acknowledge and agree that it (i) has had reasonable access to (A) the Books and Records of the Company Entities and (B) the Data Room, and (ii) has conducted its own independent investigation of the Company Entities, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Company Equityholder, any Company Entity or any of their respective Affiliates or Representatives, other than the representations and warranties of the Company expressly and specifically contained in Article 3 of this Agreement (which are made only by the Company) or in any certificate delivered to Parent and Merger Sub pursuant to this Agreement and that all other representations and warranties are specifically disclaimed.
4.8Limitation on Representations and Warranties. Except as expressly set forth in this Article 4 or in any certificate delivered to the Company Equityholder Representative pursuant to Section 7.2 or Section 8.3(c), neither Parent nor Merger Sub makes any representation or warranty, express or implied, at Law or in equity, with respect to itself or any of its Affiliates, or any of their respective assets, liabilities, businesses or operations, and any such other representations or warranties are hereby expressly disclaimed. Each of Parent and Merger Sub acknowledges and agrees that, except as expressly set forth in Article 3 or in any certificate delivered to Parent and Merger Sub pursuant to Section 8.3(b), none of any Company Equityholder, any Company Entity, nor any other Person has made any representation or warranty, express or implied, written or oral, at Law or in equity, with respect to itself, any Company Equityholder, any Company Entity or any of their other Affiliates, or any of their respective assets, liabilities, businesses, operations, future revenue, profitability or success. Each of Parent and Merger Sub expressly and irrevocably acknowledges and agrees, on behalf of itself and each of its Affiliates, that in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent and Merger Sub and their respective Affiliates (i) has relied solely on, and will rely solely on, the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article 3 of this Agreement and any certificate delivered to Parent or Merger Sub pursuant to this Agreement (which are

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made only by the Company), as qualified by the Company Disclosure Schedules, (ii) has not relied on, and will not rely on, the accuracy or completeness of any other representations, warranties or statements (including by omission) provided to (or otherwise acquired by) Parent, Merger Sub or any of their respective Affiliates or Representatives other than the representations and warranties expressly and specifically set forth in Article 3 of this Agreement and in any certificate delivered to Parent or Merger Sub pursuant to this Agreement, and (iii) shall not have any claim with respect to their purported use of, or reliance on, any such representations and warranties or statements (including by omission) on any basis or legal theory whatsoever (whether sounding in contract or tort, at law or in equity, on public policy ground or under any Law), other than the representations and warranties of the Company expressly and specifically contained in Article 3 of this Agreement (which are made only by the Company) or in any certificate delivered to Parent or Merger Sub pursuant to this Agreement.
ARTICLE 5
PRE-CLOSING COVENANTS
5.1Conduct of Business.
(a)Except (i) as required by applicable Law or any Governmental Authority, (ii) as otherwise contemplated by this Agreement or any Ancillary Agreement, (iii) as Parent may consent, which consent may not unreasonably be withheld, conditioned or delayed, (iv) for the payment of Company Transaction Expenses or repayments, redemptions or repurchases of loans or other obligations under any Indebtedness of any Company Entity, (v) for any COVID-19 Measures, or (vi) as set forth on Schedule 5.1(a), during the Interim Period, the Company shall, and shall cause each of its Subsidiaries to (A) conduct their business in all material respects in the Ordinary Course and consistent with its obligations under any existing agreements with all Manufacturers, (B) comply in all material respects with all applicable Laws in the operation of the Business and pay all applicable Taxes when such become due, (C) use commercially reasonable efforts to preserve intact its present business organizations and employees and its relationships with Persons having business dealings with them, including the Manufacturers, all applicable distributors, and any floorplan financing creditors, (D) maintain its insurance coverages, and (E) maintain its property, plant and equipment in good operating condition (normal wear and tear excepted) in material accordance with industry standards, taking into account the age thereof.
(b)Without limiting the generality of Section 5.1(a), during the Interim Period, except as expressly required under this Agreement, as required by Law, with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), or as expressly set forth on Schedule 5.1(b), the Company shall not, and shall cause its Subsidiaries not to:
(i)implement or adopt any change in the accounting (including Tax accounting) principles, practices or methods of any Company Entity, other than as may be required by applicable Law or GAAP;
(ii)(A) terminate, enter into, establish, adopt, renew (except where such renewal is cancelable at any time without material penalty), amend or increase benefits under any material Company Plan or any arrangement that would be a Company Plan if it were in existence on the date hereof, (B) materially increase the compensation of any Employee, (C) take any action to accelerate

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(or that would reasonably be expected to accelerate) any payment or benefit to any of its directors, employees or other service providers, (D) grant or forgive any loans to any of its directors, officers, employees or other individual service providers, or (E) change any actuarial or other assumptions used to calculate benefits or funding obligations for any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, other than, in any such case, (I) as would not result in Liability to any Company Entity following the Closing, (II) to the extent paid in cash prior to Closing or to the extent included in Company Transaction Expenses, (III) in the Ordinary Course, (IV) in the case of new hires or promotions, or (V) as required by any Company Plan as in effect as of the date of this Agreement;
(iii)take any action to fund (through a rabbi trust or otherwise) or in other way secure the payment of, compensation or benefits under any Company Plan except in the Ordinary Course or as required by any Company Plan as in effect as of the date of this Agreement, or make any material determination under any Company Plan that is inconsistent with the Ordinary Course or past practice, or adopt or enter into any agreement or arrangement or otherwise commit to gross-up, indemnify or otherwise reimburse any directors, employees or other service providers for any Taxes imposed under Sections 409A or 4999 of the Code;
(iv)hire any new employee or terminate the employment of any existing employee earning more than $300,000 annually other than due to such individual’s death or disability or for cause (each as determined by the Company in its reasonable discretion in the Ordinary Course);
(v)compromise or settle any Action (x) resulting in an obligation of any Company Entity to pay as a result thereof more than the greater of (A) $300,000 and (B) the amount reserved for by such Company Entity in respect of the applicable Action or (y) in respect of any claim of any Company Entity to receive any payment of more than $300,000 in respect of settling any Action;
(vi)acquire (by merger or stock or asset purchase or otherwise) any Person or any material business or division thereof;
(vii)amend the Organizational Documents of any Company Entity;
(viii)except in connection with the redemption of any Series A Preferred Stock or Series B Preferred Stock issued and outstanding as of the date of this Agreement, issue any additional shares of its own capital stock or equity interests, or any options, warrants, convertible securities or other rights exercisable therefor or convertible thereinto or “phantom” equity or stock, equity or stock based performance units or commitments or any other rights which are directly linked to the price of any Equity Interests of any Company Entity;
(ix)acquire or dispose of or otherwise transfer any of its property or material assets, other the acquisition or sale of inventory and equipment in the Ordinary Course;
(x)make, change or revoke any election with respect to Taxes, elect or change any method of accounting for purposes of Taxes, change its fiscal year, settle any Tax Contest, enter into any closing agreement with any taxing authority, file any Tax Return (except in the Ordinary Course),

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amend any Tax Return or waive, extend the statute of limitations in respect of Taxes or surrender any right to claim any Tax refund;
(xi)take any action designed or intended to encourage employees of the Company Entities to leave their employment or otherwise not to continue employment with the Company Entities, except for terminations and disciplinary actions in the Ordinary Course;
(xii)terminate, accelerate, amend or enter into any Contract, that would constitute a Material Contract other than in the Ordinary Course and at arm’s length with unaffiliated Persons;
(xiii)accelerate the collection of accounts receivable, delay the purchase of supplies, delay normal capital expenditures, repairs or maintenance, or delay payment of accounts payable or accrued expenses, in each case, not in the Ordinary Course;
(xiv)engage in any promotional sales or discount or other activity with customers other than in the Ordinary Course;
(xv)cancel or terminate any Insurance Policy without obtaining comparable substitute insurance coverage;
(xvi)make or commit to make any capital expenditures in excess of $300,000 individually; or
(xvii)commit or enter into any Contract with respect to any of the foregoing.
5.2Confidentiality. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Closing; provided, however, that notwithstanding any language in the Confidentiality Agreement to the contrary, the Company hereby agrees that Parent, its Subsidiaries and their respective Representatives (used in this instance as defined in the Confidentiality Agreement) shall be permitted to disclose Evaluation Material (as defined in the Confidentiality Agreement) to potential financing sources for the purpose of Parent and its Subsidiaries securing the Subject Financing, such potential financing sources to include, but not be limited to, any lender or potential lender, purchaser or potential purchaser of debt securities, financial institution, credit rating agency, or the directors, officers, employees, agents and advisors of such Persons and all of such potential financing sources shall be considered a Representative (as such term is defined in the Confidentiality Agreement) and be bound by the applicable provisions of the Confidentiality Agreement in accordance with the terms hereof and thereof. If this Agreement is, for any reason, terminated prior to the Closing the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect in accordance with the terms hereof and thereof.
5.3Public Announcements. Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law, the rules of the New York Stock Exchange, or the Franchise Agreements, from and after the date hereof, no Party shall make any press release or similar public announcement or communication relating to this Agreement or otherwise disclose the existence and nature of the transactions contemplated hereby unless

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specifically approved in advance by Parent and the Company Equityholder Representative, which approval shall not be unreasonably withheld, conditioned or delayed. If any announcement is required by applicable Law to be made by any Party, prior to making such announcement such Party will, to the extent permitted and practicable, deliver a draft of such announcement to the other Party and shall give the other Party a reasonable opportunity to comment thereon. In no event shall the foregoing be construed to restrict or prevent the Company or any Company Equityholder from making any internal announcements or communicating with its and its Affiliates’ investors (including announcements to any general or limited partners) regarding the transactions contemplated by this Agreement, or restricting or prevent Parent, the Company or any Company Equityholder from disclosing and communicating such information to its Affiliates, and its and their respective directors, members, limited or general partners, equityholders, officers, employees, agents, financing sources, counsel, advisors or other Representatives, including outside legal counsel, accountants, financial advisors and insurers, in each case on a confidential basis.
5.4Reasonable Access.
(a)Subject to applicable Law, upon reasonable advance written notice from Parent to the Company, the Company shall, and shall cause its Subsidiaries to, afford Parent’s officers and other authorized Representatives reasonable access to the properties, assets, personnel, Books and Records and Contracts of the Company Entities during normal business hours, the Company shall and shall cause its Subsidiaries (i) to make available promptly to Parent all information concerning the operations, properties and personnel of the Company Entities as Parent may reasonably request and (ii) to allow an environmental consulting firm selected by Parent to have access to the Real Property in order to conduct environmental investigations satisfactory to Parent in scope (such scope being sufficient to result in a Phase I environmental audit report and, subject to Parent’s delivery of prior written notice to the Company (such notice to include the applicable scope of work), a Phase II environmental audit report, in each case at Parent’s sole expense); provided that the applicable rules of discovery shall apply to any claim between Parent and the Company with respect to any of the transactions contemplated by this Agreement; provided further, that the foregoing shall not require any Company Entities or any of their respective Affiliates (A) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or the applicable Affiliate would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, (B) to disclose any privileged information of any Company Entity or any of their respective Affiliates, (C) to take any action that would cause material disruption to the Business or cause significant competitive harm to the Company, any of its Subsidiaries or any of their respective Affiliates, (D) contravene any applicable Law, or (E) jeopardize the health and safety of any employee of any Company Entity or any of their respective Affiliates. All requests for information made pursuant to this Section 5.4 shall be directed to the Person designated by the Company and/or the Company Equityholder Representative in a notice given to Parent, and all such information shall be governed by the Confidentiality Agreement. Parent shall bear all costs and expenses, including, for purposes of clarification, any costs related to any financial audits or other investigations, conducted in connection with this Section 5.4.
(b)The Company shall afford to Parent and its employees and subcontractors, on reasonable prior notice, reasonable access before the Closing to the Real Property for the purpose of installing communications lines (the “New Communications Lines”) which in Parent’s reasonable

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judgment are necessary to allow Parent, immediately after the Closing, to connect those premises and the computer systems, networks and data bases in them to Parent’s computer systems, network and wide area network; provided, however, that Parent shall not use the New Communications Lines before the Closing, other than for testing purposes, without the Company’s prior written consent; provided further, however, that if this Agreement is terminated for any reason, Parent shall promptly, but in no event later than thirty (30) days after such termination, remove the New Communications Lines. Parent’s installation and, if applicable, removal of the New Communications Lines shall be done in a manner that does not unreasonably interfere with the operation of the Business and that does not damage the Real Property. Parent shall promptly reimburse all costs and expenses incurred by the Company Entities in connection with the provisions of this Section 5.4(b).
5.5Commercially Reasonable Efforts.
(a)General. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable after the execution of this Agreement, including (i) promptly making any submissions and filings as the Parties determine are necessary under applicable Antitrust Laws with respect to the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly furnishing information reasonably requested by any Governmental Authority in connection with such submissions and filings under such Antitrust Laws, and (iii) keeping the other Parties reasonably informed with respect to the status of any such submissions and filings under such Antitrust Laws, including with respect to: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, and (iv) filing all notices or other documentation and obtaining all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (whether or not such approvals, consents, waivers, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article 8); provided, however, that none of Parent or Merger Sub shall be required to expend any funds to obtain any consents, approvals or authorizations of Governmental Authorities or other Persons (except as expressly provided in this Agreement).
(b)In furtherance and not in limitation of the foregoing, each of the Parties agrees to (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable (which filings shall request early termination of the waiting period under the HSR Act to the extent then permissible) and in any event within ten (10) Business Days after the date hereof (unless the Parties otherwise agree to a different date), (ii) supply as soon as practicable any reasonably requested additional non-privileged information and documentary material that may be requested by a Governmental Authority pursuant to the HSR Act and (iii) use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent

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with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable.
(c)Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub shall have no obligation under this Agreement or otherwise, to agree or offer to, (or cause its Affiliates to agree or offer to) do any of the following, whether before or after the Closing, as a condition to, or in connection with, obtaining the Consent of any Governmental Authority (including in connection with any applicable Antitrust Laws) to the transactions contemplated by this Agreement: (i) sell, license, hold separate, divest, discontinue or otherwise dispose of assets, businesses, equity holdings, intellectual property or other interests of Parent or Company or any of their respective Affiliates, (ii) terminate, relinquish, modify, license, discontinue or waive any existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or Company or their respective Affiliates, (iii) create any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any Company Entity, (iv) abide by any conditions relating to, or changes or restrictions in, the operations of any assets, businesses, equity holdings, intellectual property, or other interests (including any requirements to enter into new Contracts or modify or terminate existing Contracts), or (v) the modification or waiver of any of the terms and conditions of this Agreement.
(d)In furtherance and not in limitation of the foregoing, in the event that any Action is commenced, threatened or is foreseeable challenging any of the transactions contemplated by this Agreement and such Action seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub shall reasonably cooperate with each other and use its respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement as promptly as practicable and in any event no later than three (3) Business Days prior to the Outside Date.
5.6Termination of Certain Agreements. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Affiliate Transaction listed on Schedule 3.16(a), and no Company Entity shall have any ongoing Liability under such Affiliate Transactions from and after the Closing.
5.7No Shop. Except for the transactions contemplated hereby and the transactions set forth on Schedule 5.7, during the period from the date hereof through the Closing or the earlier termination of this Agreement, (a) the Company shall not, and shall cause its Affiliates and Representatives not to, take any action to encourage the submission of any proposal or offer from any Person, initiate or engage in discussions or negotiations with any Person (other than Parent and its Affiliates and Representatives) concerning any sale of the equity interests of, or sale of all or substantially all of the assets of (including by merger, share exchange or consolidation), any Company Entity (other than the sale of inventory in the Ordinary Course) (an “Acquisition Proposal”) or (b) furnish or cause to be furnished to any Person (other than Parent and its Affiliates and Representatives) any information with respect to the business, operations, properties or assets of the Company Entities in an attempt to facilitate such Person’s pursuit of any Acquisition Proposal. The Company shall instruct its broker to immediately cease and cause to

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be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Proposal.
5.8Release. Effective as of and contingent upon the Closing, each of Parent, on behalf of itself and its Affiliates (including the Company Entities) and their respective successors, assigns, heirs, legatees and personal representatives (individually, a “Releasor” and collectively, the “Releasors”), covenants that none of such Persons shall institute any Action against any of the current or former officers or directors (or Persons holding similar positions) of any Company Equityholder, in their capacities as such, with respect to any losses or other liabilities, actions or causes of action, judgments, claims and demands of any nature or description (consequential, compensatory, punitive or otherwise) arising from or relating to actions occurring prior to the Closing, and, effective as of the Closing, each Releasor, to the fullest extent permitted by applicable Law, hereby releases and forever discharges each Company Equityholder and their respective directors and officers (and Persons holding similar positions), managers, employees, equityholders, Affiliates, agents, Representatives, successors and assigns (collectively, the “Releasees”) from any and all losses, liabilities, obligations, claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorney’s fees, or liabilities of any nature whatsoever (“Claims”) in law, in equity, by contract, tort or otherwise, or by reason of, relating to or arising from any fact, and which the Releasors now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing whether or not relating to claims pending at, or asserted after, the Closing, and whether arising under any federal, state or local civil or human rights Law, or under any other local, state, or federal Law, or under any public policy, contract or tort, or under common law, or any claim for breach of contract, tort, infliction of emotional distress, defamation, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters; provided, however, that nothing contained herein shall operate to release any Claims on account of, arising out of, relating to or under Parent’s rights under this Agreement including any rights under Article 9. Parent acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Parent acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Parent agrees that, effective as of the Closing Date, Parent (on behalf of the Releasors) shall be deemed to waive any such provision.
5.9Closing Indebtedness; Financing.
(a)Parent shall reasonably cooperate with the Company in arranging for the repayment by the Company of all Closing Indebtedness at the Closing. The Company shall, and shall cause the Subsidiaries of the Company to, facilitate such repayment and the release, in connection with such repayment, of any Liens securing such Closing Indebtedness.
(b)Prior to the Closing, the Company shall, and shall cause the Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective personnel and advisors (including legal and accounting representatives) to, cooperate in any manner that is reasonably requested

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by Parent or any of its Subsidiaries in connection with Parent’s efforts to obtain debt financing, including, but not limited to, any offering or private placement of debt securities, whether in an offering registered under the Securities Act, under Rule 144A and/or Regulation S promulgated under the Securities Act or otherwise, the net proceeds of which may be used to partially fund the transactions contemplated by this Agreement (such debt financing or financings, a “Subject Financing”), including by using its and their commercially reasonable efforts to (provided that such cooperation does not unreasonably and materially interfere with the Business):
(i)provide any financial and other pertinent information regarding the Company Entities and the transactions contemplated by this Agreement, in each case, that are in the possession of the Company Entities, as may be reasonably requested in connection with the Subject Financing, including in connection with (A) the preparation of rating agency presentations, lender presentations, offering documents, private placement or other information memoranda, road show presentations and similar documents (collectively, “Marketing Materials”), (B) the preparation of pro forma financial statements and (C) due diligence investigations by any Subject Financing source or any Representatives of prospective lenders, placement agents or purchasers involved in any such Subject Financing;
(ii)cooperate reasonably with the customary due diligence requests of, and otherwise cooperate reasonably with the due diligence efforts of, any Subject Financing source, to the extent reasonably requested and customary for such type of Subject Financing, including to cause its Representatives to participate, at reasonable times and locations and upon reasonable notice, in meetings, conference calls, presentations, road shows, due diligence sessions, sessions with rating agencies and other marketing efforts by Parent, Merger Sub, any Subject financing source and their respective Representatives with respect to the Subject financing;
(iii)assist with the preparation of Marketing Materials, pro forma financial statements and with the negotiation and preparation of credit agreements, indentures, notes, guarantees, pledges, security documents, certificates and other definitive documentation relating to the Subject Financing (including, in each case, any schedules thereto);
(iv)facilitate the pledging of collateral (including by cooperating in connection with the payoff of existing indebtedness and the release of related Liens and the termination of security interests (including by delivering prepayment or termination notices as required by the terms of any existing indebtedness and delivering payoff letters and/or UCC-3 or equivalent financing statements or termination notices));
(v)take all corporate actions (which actions shall not be effective prior to the Effective Time) required (i) to authorize the execution by any Company Entity into each definitive document relating to the Subject Financing to which it is specified to be a Party and (ii) to permit the consummation of the Subject Financing and, to the extent necessary or advisable, and the granting and perfection of security interests in collateral with respect thereto;
(vi)execute and deliver or provide, as applicable, customary evidence of authority and customary officer’s certificates, in each case, as reasonably requested by Parent, Merger Sub or their respective Subsidiaries and any Subject Financing sources;

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(vii)provide customary authorization (including, in each case, a customary “Rule 10b-5” representation with respect to information contained in the relevant marketing materials relating to the Company Entities) to the Subject Financing parties authorizing the distribution of information relating to the Company Entities to prospective lenders, placement agents or purchasers involved in any such Subject Financing;
(viii)obtain from the Company’s independent accountants consents to the use of their reports in materials relating to the Subject Financing, and cause the Company’s independent auditors to deliver customary comfort letters (including customary negative assurance comfort, including in respect of the annual, quarterly and year-to-date financial statements included in any Marketing Materials) for a Subject Financing and to cause such accountants to participate in accounting due diligence sessions and to assist with the review of any pro forma financial statements in connection with the Subject Financing; and
(ix)provide, at least ten (10) Business Days prior to the Closing Date or the closing of any Subject Financing, all documentation and other information required under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.
(c)Notwithstanding the provisions of this Section 5.9, nothing in this Agreement will require the Company Entities to (i) waive or amend any terms of this Agreement or agree to pay any commitment or other fees or bear or reimburse any expenses or make any payment to obtain consent or to incur any liability with respect to or cause or permit any Lien to be placed on any of its assets prior to the Closing, (ii) enter into any definitive agreement or authorize any formal corporate action that is not contingent upon Closing or that would be effective prior to the Closing Date, (iii) cause any director, officer or stockholder of the Company to incur any liability, the effectiveness of which is not conditioned on the occurrence of the Closing, (iv) take any action that will conflict with or violate its organizational documents or any applicable Law, (v) cooperate with Parent in connection with the Subject Financing contemplated by this Section 5.9 to the extent that such cooperation would, in the good faith determination of the Company, interfere unreasonably with the business or operations of the Company Entities, (vi) take any action, or disclose any information, that would conflict with or violate any material agreement to which the Company or any of its Subsidiaries is a party, or (vii) provide access to or disclose any information to the extent such disclosure would reasonably be expected to result in the waiver of the attorney-client privilege, attorney work product protections or similar protections; provided, that the Company shall disclose to Parent and Merger Sub that it is withholding such information on such basis and use commercially reasonable efforts to provide such information in a manner that would not breach such privilege. Notwithstanding any other provision set forth herein, nothing herein shall require any director, manager or officer of any Company Entity who will not continue to hold such position following the Closing to execute any resolution(s) or written consent(s), or any certification, instrument or agreement, in connection with the Subject Financing contemplated by this Section 5.9 or any agreements or instruments entered into in connection therewith, in each case to the extent that such execution would result in personal liability to such director, manager or officer.

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(d)Parent shall reimburse the Company for all reasonable, actual out-of-pocket costs incurred by the Company Entities in connection with the cooperation of the Company Entities with the arrangement of the Subject Financing contemplated by this Section 5.9. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the Subject Financing contemplated by this Section 5.9 and any information utilized in connection therewith (other than information provided in writing by any Company Entity specifically in connection with its obligations pursuant to this Section 5.9). Notwithstanding anything to the contrary set forth herein, the Company shall not be deemed in default of, or otherwise in breach of its obligations under, this Section 5.9, and the conditions set forth in Section 8.2(b) as it relates to this Section 5.9 shall be deemed satisfied, unless the Company materially breaches its obligations under this Section 5.9 and the Company fails to cure such material breach within five (5) days following written notice from Parent to the Company that specifically references this Section and specifically identifies such material breach.
5.10Schedule Delivery. The Parties acknowledge and agree that certain Schedules have not been delivered on the date hereof. On or before the date that is fourteen (14) days after the date hereof, (a) the Company shall deliver to Parent the Company’s proposed drafts of each of the Company Disclosure Schedules referenced in Article 3 setting forth the exceptions to the representations and warranties set forth in Article 3 and the Allocation Schedule and (b) Parent shall deliver to the Company Parent’s proposed drafts of each of the Parent Disclosure Schedules referenced in Article 4 setting forth the exceptions to the representations and warranties set forth in Article 3 (such delivery, collectively, the “Schedule Delivery”; and the date on which the Schedule Delivery has been completed is herein referred to as the “Schedule Delivery Date”). Following the Schedule Delivery Date, Parent and the Company shall work together in good faith to negotiate and agree in writing upon the final form of the Company Disclosure Schedules, the Parent Disclosure Schedules and the Allocation Schedule as well as Schedules 1.1(c), 5.16, 6.2(a), 7.1(a), 7.1(b), 7.1(i) and 9.1(h) (such final, agreed-upon Schedules, the “Final Schedules”), with such written agreement on the Final Schedules to occur as soon as reasonably practicable. Upon the Parties’ written agreement on the Final Schedules, the Final Schedules shall automatically be deemed to be incorporated into and become part of this Agreement for all purposes hereunder and shall be deemed to be the applicable Schedules referenced in this Agreement. In the event that the Parties are unable to, in good faith, agree in writing upon the Final Schedules in advance of the expiration of the Initial Diligence Period, this Agreement shall automatically terminate in accordance with Section 11.1(j). For the avoidance of doubt, (a) any matter or item disclosed in any Company Disclosure Schedule or Parent Disclosure Schedule as part of the Final Schedules shall be deemed to be disclosed for, and an exception to, the relevant representation set forth in Article 3 or Article 4 hereof, as applicable, for all purposes of this Agreement and (b) none of the Company nor any Company Equityholder, on the one hand, or Parent or Merger Sub, on the other hand, shall be deemed to be in breach or violation of any of the representations set forth in Article 3 or Article 4 hereof, as applicable, as a result of any such matter or item disclosed in the Final Schedules.
5.11Manufacturer Consent.
(a)Immediately upon the execution of this Agreement, the Company shall, or shall cause its applicable Subsidiary, to notify each Manufacturer of the execution and delivery of this

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Agreement, and thereafter shall use commercially reasonable efforts (i) in cooperating with Parent in the preparation of and delivery to the applicable Manufacturer, as soon as practicable after the date hereof, of applications and any other information necessary to obtain such Manufacturer’s consent to or the approval of the transactions contemplated by this Agreement, and (ii) in assisting Parent’s efforts to obtain Dealer Sales and Service Agreement each of the Manufacturers.
(b)During the Interim Period, Parent shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to submit promptly, in accordance with the Franchise Agreements, to each Manufacturer whose consent is required for the consummation of the transactions contemplated by this Agreement, a request for each Manufacturer’s written consent to the transactions contemplated by this Agreement. Without limitation of the foregoing, Parent shall use commercially reasonable efforts to respond to any inquiries by any Manufacturer regarding the transactions contemplated by this Agreement.
5.12Inventory List. During the Interim Period, the Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation of a list of the inventory of the Company Entities (such list, the “Inventory List”) and the Parties shall appoint a firm, mutually agreeable between Parent, on the one hand, and the Company, on the other hand to prepare the Inventory List. To the extent such Inventory List relates to any parts and accessories the Inventory List (or any portion thereof) shall be posted to each applicable Manufacturer’s approved system of inventory control and will show each item extended by its corresponding unit price. The cost of preparing the Inventory List shall be borne evenly among Parent, on the one hand, and the Company, on the other hand.
5.13Treatment of Company Plans. From the date hereof through the Closing Date, the Company shall reasonably cooperate with Parent with respect to Parent’s continued review and evaluation of the Company Plans, and furnish Parent and its Representatives with such additional information and access as they may reasonably request, including without limitation (i) reasonable access to Company Plan administrators, record keepers, custodians and Representatives, and (ii) documentation necessary to determine the amount of any fees, loads or other charges that may be triggered by the ceasing of contributions to, the termination of any investment contract with respect to and/or the amendment or termination of any Company Plan or otherwise.  If requested by Parent in writing no later than ten (10) days prior to the Closing Date, the Company shall take action prior to the Closing Date to formally freeze and/or terminate any Company Plan, with the effective date of any termination of the 401(k) plan to be at least one (1) Business Day prior to the Closing Date.  In such case, the Company shall provide Parent prior to the Closing with a copy of any resolutions or other corporate action evidencing that the Company’s 401(k) Plan will be terminated and adopting any necessary amendments to the Company 401(k) Plan in connection with such termination to comply with applicable Law, and evidencing the termination of any other Company Plans, provided that the form and substance of such resolutions or other corporate action, and any related amendments to the Company Plans, shall be subject to advance reasonable review and approval by Parent (such approval not to be unreasonably withheld) and provided to Parent at least five (5) days prior to the Closing Date.

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5.14Cooperation in SEC Filings. At the request of Parent and at Parent’s expense, the Company shall, and shall cause its Subsidiaries to, cooperate in the preparation by Parent of all filings to be made by Parent with the Securities and Exchange Commission including, without limitation any filing with respect to any periodic filing or any registered offering of its securities by Parent and the closing of the offering registered thereby; provided, that, in each case, (i) such cooperation does not unreasonably and materially interfere with the Business, and (ii) the Company’s obligations under this Section 5.14 shall be subject to Sections 5.9(c) and 5.9(d).
5.15Audited Financial Statements. The Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to allow, cooperate with and assist Parent’s accountants, and shall instruct the Company’s accountants to use commercially reasonable efforts to cooperate, in the preparation of audited financial statements of the Company as necessary for any required filings by Parent with the Securities and Exchange Commission or with Parent’s lenders; provided that the expense of such audit shall be borne by Parent; and provided, further, that in each case, (i) such cooperation does not unreasonably and materially interfere with the Business, and (ii) the Company’s obligations under this Section 5.15 shall be subject to Sections 5.9(c) and 5.9(d).
5.16Assistance with Real Property Matters. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain customary landlord estoppels and subordination and non-disturbance agreements with respect to the Leased Real Property set forth on Schedule 5.16, as reasonably requested by Parent. Additionally, prior to the Closing, the Company shall, and shall cause the other Company Entities to, use commercially reasonable efforts to assist Parent in connection with Parent’s obtaining title insurance reasonably acceptable to Parent with respect to the Owned Real Property at or prior to the Closing, including providing all documents and instruments reasonably required by the applicable title company to issue such title insurance, including affidavits, indemnification agreement(s) and financial data and reports to enable the title company to issue extended coverage new and/or updated ALTA title commitment(s) and policy(ies) and endorsements which are reasonably requested by Parent and/or the title company (including requirements for the issuance of survey endorsement(s) and other endorsement(s) reasonably requested by Parent).
5.17Known Diligence Issues. From and after the date hereof until the date that is five (5) days prior to the expiration of the Initial Diligence Period, Parent shall promptly notify the Company Equityholder Representative of any inaccuracy in or breach of any representation or warranty of the Company contained in Article 3 herein, in each case, that either John E. Russ III or Brooke Wilhoite has actual knowledge (without any theory of constructive knowledge) (each, a “Known Diligence Issue”). In the event of such a Known Diligence Issue, Parent shall be entitled (x) to exercise its right to terminate this Agreement in accordance with Section 11.1 and/or (y) negotiate in good faith with the Company Equityholder Representative to amend this Agreement or any of the Company Disclosure Schedules and/or Schedule 9.1(h) or implement such other mutually-agreeable solution. Except as otherwise contemplated by any amendment mutually agreed among the Parties pursuant to the foregoing sentence, no Company Equityholder shall be obligated to indemnify any Parent Indemnified Party pursuant to Section 9.1 for any Known Diligence Issue.

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ARTICLE 6
GENERAL COVENANTS
6.1Books and Records; Access. With respect to the financial Books and Records and minute books of the Company Entities, (a) Parent shall cause the Surviving Corporation and its Subsidiaries to retain such records for a period of five (5) years from the Closing Date, and (b) where there is a legitimate purpose, or an indemnification claim by Parent pursuant to Article 9 hereof, during regular business hours and upon reasonable request and upon reasonable advance notice, Parent shall allow the Company Equityholder Representative, at the expense of the Company Equityholder Representative, access to the relevant portions of such Books and Records.
6.2Director and Officer Liability and Indemnification.
(a)To the fullest extent permitted by applicable Law, Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries to, honor all of the Surviving Corporation’s and each of its Subsidiaries’ respective obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers (or persons holding similar positions) of any Company Entity currently indemnified by the Company or any of its Subsidiaries (collectively, the “Covered Persons”) for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of the Surviving Corporation or any of its Subsidiaries exist on the date of this Agreement, whether pursuant to Organizational Documents or any indemnity or indemnification agreements set forth on Schedule 6.2(a), and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of the Organizational Documents of the Surviving Corporation or any of its Subsidiaries, as the case may be, and such board (or similar governing body) resolutions or indemnity or indemnification agreements from the Closing until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions. Unless required by applicable Law, for a period of six (6) years from the Closing, the Organizational Documents of the Company Entities following the Closing shall contain provisions with respect to indemnification that are at least as favorable to the Covered Persons as those contained in the Organizational Documents of the Company Entities as in effect on the date of this Agreement.
(b)As of the Closing, the Company will obtain a six (6) year extended reporting period endorsement under the existing directors’ and officers’ liability insurance policies of such Person(s) (the “D&O Insurance”), providing that such endorsement shall extend the directors’ and officers’ liability coverage in force as of the date hereof for a period of six (6) years from the Closing for any claims arising from events which occurred prior to the Closing. All fees and costs associated with the Company obtaining the D&O Insurance shall be included in the Company Transaction Expenses. Parent shall, and shall cause the Surviving Corporation and the other applicable Subsidiaries of the Company to, (i) upon the request of the Company Equityholder Representative, make any claim for coverage under any such policy and take any action reasonably requested by the Company Equityholder Representative to obtain reimbursement for damages, losses, charges, liabilities, claims, demands, actions, suits, judgments, settlements, costs and expenses (including reasonable attorneys’ fees and disbursements) under any such policy or to otherwise enforce any such policy or any provision thereof, (ii) promptly inform the Company Equityholder Representative of any communication received by

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Parent, any Company Entity thereof from, or given by Parent, any Company Entity to, any Person issuing any such insurance policy, (iii) permit the Company Equityholder Representative to review any written communication from any such insurance provider and permit the Company Equityholder Representative to review, before submission, any written communication to such insurance provider, (iv) consult with the Company Equityholder Representative in advance of any meeting or conference with such insurance provider and, to the extent permitted by such insurance provider, give the Company Equityholder Representative the opportunity to attend and participate, and (v) upon the Company Equityholder Representative’s reasonable request, promptly furnish to the Company Equityholder Representative certificates of insurance evidencing such policy.
(c)The provisions of this Section 6.2 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each other Person entitled to indemnification under this Section 6.2, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.2, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. If Parent or its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 6.2.
(d)Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is brought against any Covered Person on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.2 shall continue in effect until the final disposition of such Action.
6.3Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting Party.
ARTICLE 7
CLOSING DELIVERABLES
7.1Closing Deliverables of the Company. At the Closing (or, in the case of the Payoff Letters, at least three (3) Business Days prior to the Closing Date), the Company shall deliver, or cause to be delivered, to Parent or any other Person designated by Parent (unless the delivery is waived in writing by Parent), the following documents, in each case duly executed or otherwise in proper form:
(a)the Consents of Governmental Authorities set forth on Schedule 7.1(a);
(b)the third party Consents set forth on Schedule 7.1(b);
(c)a certificate, dated as of the Closing Date, that complies with Sections 1445 and 897 of the Code and the Treasury Regulations promulgated thereunder certifying that an interest in the

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Company is not a “U.S. real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder;
(d)payoff letters with respect to the estimated Closing Indebtedness of the Company Entities identified on the Estimated Closing Date Statement (the “Payoff Letters”) executed by the lenders thereof, together with any termination statements on Form UCC-3 or other releases reasonably necessary to evidence the satisfaction and release of all Liens on the assets of the Company Entities in connection with such Indebtedness;
(e)the resignations (in form and substance reasonably satisfactory to Parent) of those directors, managers and officers of the Company Entities of whom Parent shall have notified the Company at least three (3) Business Days prior to the Closing Date;
(f)a copy of the Escrow Agreement, duly executed by the Company Equityholder Representative and the Escrow Agent;
(g)a copy of the Restrictive Covenant Agreement, duly executed by Parent and R. Ford;
(h)a copy of each of the Employment Agreements, duly executed by the Company, on the one hand, and the applicable Key Employee, on the other hand;
(i)an estoppel certificate and subordination and non-disturbance agreement in customary form from the owner of each of the Leased Real Property locations set forth on Schedule 7.1(i);
(j)a copy of the consent, approval and adoption of this Agreement, and to the extent necessary, the other Ancillary Agreements, and the transactions contemplated hereby and thereby (including the Merger) by 100% of the Company Stockholders, which consent shall be duly and validly adopted and in full force and effect (the “Required Stockholder Consent”);
(k)certificates of good standing (or the equivalent), dated not more than ten (10) days prior to the Closing Date, with respect to each Company Entity, issued by each such Company Entity’s state of organization and each jurisdiction in which such Company Entity is licensed or qualified to conduct business as a foreign company;
(l)a certificate dated as of the Closing Date, duly executed by the secretary of the Company, certifying as to: (i) an attached copy of the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the other Ancillary Agreements, and the transactions contemplated hereby and thereby (including the Merger), stating that such resolutions has been duly and validly adopted and in full force and effect and have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and any Ancillary Agreements on behalf of the Company; and (iii) correct and complete copies of the Organizational Documents of the Company;
(m)the Certificate of Merger duly executed by the Company;

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(n)tax clearance certificates from the appropriate tax authority of each State in which any Company Entity transactions business, with respect to the payment by the applicable Company Entity of sales taxes for all periods prior to the Accounting Time;
(o)a Letter of Transmittal and all other accompanying documentation required pursuant to Section 2.9(b) from each Company Stockholder, fully executed by the applicable Company Stockholder and otherwise in such form as is reasonably acceptable to Parent;
(p)the Omnibus Option Cancellation and Release Agreement, fully executed by each Optionholder;
(q)evidence of the acceleration of vesting and cancellation of the Options and the termination of the Equity Incentive Plan and award agreements in accordance with Section 2.6(d) in form and substance reasonably satisfactory to Parent;
(r)all minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Company Entity;
(s)correct and complete copies of the Organizational Documents of each Company Entity (other than the Company), certified by the secretary of such Company Entity; and
(t)a USB drive or similar electronic copy with the true, complete and correct contents of the “Project Octane” electronic data room created in connection with the transactions contemplated by this Agreement as of the Closing Date.
7.2Closing Deliverables of Parent and Merger Sub. At the Closing, Parent shall pay the Net Closing Merger Consideration and other amounts as provided in Section 2.8, and shall deliver, or cause to be delivered, to the Company Equityholder Representative, or any other Person designated by the Company Equityholder Representative (unless the delivery is waived in writing by the Company Equityholder Representative);
(a)a copy of the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(b)a copy of the resolutions of the board of directors of Parent approving the transactions contemplated by this Agreement, certified by the secretary of Parent;
(c)a copy of the resolutions of the board of directors and sole shareholder of the Merger Sub approving the transactions contemplated by this Agreement, certified by the secretary of Merger Sub;
(d)correct and complete copies of the Organizational Documents of each of Parent and Merger Sub, certified by the secretary of Parent or Merger Sub, as applicable; and
(e)certificates of good standing from the State of Delaware, dated not more than ten (10) days prior to the Closing Date, with respect to Parent and Merger Sub.

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ARTICLE 8
CONDITIONS TO CLOSING
8.1Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
(a)Legal Prohibition. There shall not be in effect or threatened on the Closing Date any Law or Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by Article 2.
(b)HSR Act. All applicable waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired without any indication by the Antitrust Division of the Department of Justice or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, such challenge or investigation shall have been concluded in a way which lawfully permits the transactions contemplated hereby.
(c)Manufacturers’ Consent. Each Manufacturer shall have approved, unconditionally except for routine conditions imposed uniformly by the applicable Manufacturer on all dealership approvals, (i) the transactions contemplated by this Agreement, including, the Merger, and the management change contemplated hereby, and (ii) Parent’s board of directors and other designees, in each case, permitting Parent to operate each Dealership at its current location in their existing facilities as presently configured for dealership operations as the applicable Company Entity has operated such Dealerships prior to the date hereof.
(d)No Litigation. No Action shall be pending or threatened before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise challenging the power and authority of the Parties to enter into this Agreement or to carry out their obligations hereunder or the legality or validity of the transactions contemplated hereby.
8.2Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Closing of the following additional conditions:
(a)Company’s Representations and Warranties. The representations and warranties of the Company as set forth in Article 3 of this Agreement shall be materially true and correct as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that are made as of a specific date need to be true and correct only as of such date.
(b)Performance by the Company. The Company shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

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(c)No Material Adverse Effect. Since the date of this Agreement there shall have been no Company Material Adverse Effect.
(d)Bring-Down Certificate. Parent shall have received a certificate dated as of the Closing Date and executed by an authorized officer of the Company certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.
(e)Title Commitments. Parent shall have received title commitments with respect to the Owned Real Property in favor of the applicable Company Entity, in form and substance reasonably satisfactory to Parent.
(f)Zoning. Parent shall have received evidence that all of the Real Property is properly zoned for its use, as used by the applicable Company Entity in the Business.
(g)Closing Deliverables. Each of the closing deliverables set forth in Section 7.1 shall have been delivered.
(h)Transfer of R. Ford Equity Interests. R. Ford shall have transferred all of the Equity Interests of RFJ Auto Partners Northern Holdings, Inc. held by R. Ford or any Affiliate of R. Ford to RFJ Auto Partners Holdings, Inc., such that RFJ Auto Partners Holdings, Inc. shall hold 100% of the outstanding Equity Interests of RFJ Auto Partners Northern Holdings, Inc., pursuant to documentation in form and substance reasonably acceptable to Parent.
8.3Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Company Equityholder Representative at or prior to the Closing of the following additional conditions:
(a)Parent’s and Merger Sub’s Representations and Warranties. The representations and warranties of Parent and Merger Sub as set forth in Article 4 of this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need to be true and correct only as of such date and (ii) for breaches and inaccuracies the effect of which would not, individually or in the aggregate, have a Parent Material Adverse Effect on Parent and Merger Sub’s ability to execute, deliver or perform this Agreement or any Ancillary Agreement, or to timely consummate the transactions contemplated hereby or thereby.
(b)Performance by Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.
(c)Bring-Down Certificate. The Company Equityholder Representative shall have received a certificate dated as of the Closing Date and executed by an authorized officer of Parent certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

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(d)Closing Deliverables. Each of the closing deliverables set forth in Section 7.2 shall have been delivered.
ARTICLE 9
INDEMNIFICATION
9.1Indemnification of Parent, Merger Sub and the Company. Subject to the limitations and other provisions of this Article 9, from and after the Closing, the Company Equityholders will (jointly and severally out of the Indemnity Escrow Amount and otherwise severally and not jointly in proportion to the Merger Consideration received by each such Company Equityholder), indemnify and hold harmless Parent, Merger Sub, the Company and each of their respective directors, officers, managers, members, employees, equityholders and Affiliates (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred or suffered by any Parent Indemnified Party arising out of, relating to or resulting from any of the following:
(a)any inaccuracy in or breach of any representation or warranty of the Company contained in Article 3 herein;
(b)the nonfulfillment, nonperformance or other breach of any covenant or agreement by the Company or the Company Equityholder Representative contained in this Agreement;
(c)all Indebtedness of the Company as of the Accounting Time to the extent (i) not reflected as Closing Indebtedness in the Estimated Closing Date Statement, (ii) not otherwise deducted in the calculation of Merger Consideration, or (iii) not paid out of the Adjustment Escrow Amount pursuant to Section 2.10(d);
(d)all Company Transaction Expenses to the extent (i) not reflected in the Estimated Closing Date Statement, (ii) not otherwise deducted in the calculation of Merger Consideration, or (iii) not paid out of the Adjustment Escrow Amount pursuant to Section 2.10(d);
(e)any and all Taxes imposed on the Company with respect to the Pre-Closing Tax Periods and, with respect to any Straddle Period, the portion of such Straddle Period that ends as of the Accounting Time in accordance with Section 10.5, in each case, (x) to the extent not paid out of the Income Tax Escrow Amount pursuant to Section 10.9 and (y) other than any Taxes resulting from any transactions occurring on the Closing Date after the Closing;
(f)the failure of any item set forth in the Allocation Schedule to be accurate, true and correct in all respects, to the extent such failure results in any Parent Indemnified Party making or being required to make any payment or payments in respect of the Company Capital Stock or Options in excess of the consideration that otherwise would have been payable in respect thereof in accordance with this Agreement had such items been so accurate, true and correct in all respects;
(g)any claim by any current or former holder of Dissenting Shares or Options (but only to the extent that such claim specifically arises out of or relates to such Person’s status as a current or former holder of Dissenting Shares or Options, as the case may be); provided however, no Parent Indemnified Party shall be entitled to indemnification pursuant to this Section 9.1(g) for any Losses

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representing the Per Share Merger Consideration, and, if applicable, any Additional Per Share Merger Consideration or the Per Option Cancellation Payment and, if applicable, any Additional Per Option Cancellation Payment, as applicable, that would have been due and payable to such holder pursuant to the Merger absent any dissent or claim by such holder; or
(h)any matter, item, condition or circumstance listed, contained or otherwise referred to in Schedule 9.1(h).
9.2Indemnification of the Company Equityholders. Subject to the limitations and other provisions of this Article 9, from and after the Closing, Parent will indemnify and hold harmless the Company Equityholder Representative, the Company Equityholders, and each of their respective directors, officers, managers, members, employees, equityholders and Affiliates (collectively, the “Equityholder Indemnified Parties”) from and against any and all Losses incurred or suffered by the Equityholder Indemnified Parties arising out of, relating to or resulting from any of the following:
(a)any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in Article 4 herein; or
(b)the nonfulfillment, nonperformance or other breach of any covenant or agreement of Parent or Merger Sub contained in this Agreement.
9.3Claim Procedure.
(a)A party entitled to indemnification hereunder (the “Indemnified Party”) will promptly give written notice (the “Claim Notice”) to the party obligated to provide indemnification hereunder (provided that any notice to any Company Equityholder hereunder shall be provided instead to the Company Equityholder Representative on their behalf) (the “Indemnifying Party”) after (i) becoming aware of a Loss for which the Indemnified Party intends to seek indemnification, or (ii) receipt by the Indemnified Party of notice of any claim or the commencement of any Action against it by a Person other than an Indemnified Party (a “Third Party Claim”) which may result in a Loss for which the Indemnified Party is entitled to indemnification hereunder. The Claim Notice will describe the Loss and/or the asserted Liability in reasonable detail (to the extent known), shall include copies of all material written evidence thereof in the possession of the Indemnified Party and will indicate the amount (estimated, if necessary) of the Loss and/or asserted Liability that has been or may be suffered by the Indemnified Party (a “Claim Amount”). The failure to provide a Claim Notice will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnifying Party’s failure to give such Claim Notice.
(b)Within thirty (30) days after receipt of a Claim Notice relating to a claim other than a Third Party Claim, the Indemnifying Party will deliver to the Indemnified Party a response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or (ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith. If the Indemnifying Party fails to take either of the

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foregoing actions within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice. If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within thirty (30) days after delivery of the Claim Notice, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such Claim Notice, and whether and to what extent any amount is payable in respect of such Claim Notice and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company Entities’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably (excluding, for the avoidance of doubt, any information, the disclosure of which would violate any Law or confidentiality obligation of such Indemnified Party or, based on the reasonable advice of counsel, may result in a waiver of any attorney-client or other privilege), and if any dispute remains, then the dispute may be resolved by any legally available means consistent with the provisions of Section 12.7.
9.4Third Party Claims.
(a)Any Indemnifying Party will have the right to take such action as it deems necessary to contest, dispute, appeal, defend and make counterclaims the Indemnified Party against, any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given a Claim Notice that, subject to the limits set forth in this Article 9, the Indemnifying Party will indemnify the Indemnified Party from and against the Losses the Indemnified Party may suffer with respect to the Third Party Claim; provided, however, the Indemnifying Party will not be entitled to contest and assume control of the defense (and will pay the fees and expenses of counsel retained by the Indemnified Party to control the defense if and to the extent that the Indemnified Party is otherwise entitled to recover such amounts pursuant to this Article 9) if (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Action against the Indemnified Party, (ii) the Third Party Claim seeks an injunction or other equitable relief or non-monetary relief against the Indemnified Party, (iii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, or (iv) it is reasonably expected that the aggregate amount of Losses relating to the Third Party Claim that such Indemnified Party could be entitled to recover under the applicable provisions of this Agreement would exceed the Indemnity Escrow Amount. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.2) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(a): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in good faith in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any Order or enter into any settlement with respect to

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the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned), (iii) the Indemnifying Party will not consent to the entry of any Order or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) and (iv) the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third Party Claim. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.4(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)In the event the Indemnifying Party does not conduct the defense in accordance with Section 9.4(a), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that the Indemnifying Party may participate in such defense at its own expense.
9.5Survival. All representations and warranties contained in this Agreement will survive the Closing for a period of 24 months following the Closing Date, except that (a) the representations and warranties of the Company set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Capitalization), 3.3 (Power and Authority), 3.4 (Consents and Approvals; No Violation), 3.5(a) (Title to Assets), 3.11 (Environmental Matters), 3.12 (Tax Matters), 3.16(a) (Affiliate Transactions), and 3.20 (Brokers’ Fees) (collectively, the “Company Fundamental Reps”) will survive the Closing until the third (3rd) anniversary of the Closing Date and (b) the representations and warranties of Parent and/or Merger Sub set forth in Section 4.1 (Organization; Good Standing), 4.2 (Power and Authority), 4.3 (Consents and Approvals; No Violation), and 4.5 (Brokers’ Fees) (collectively, the “Parent Fundamental Reps”) will survive the Closing until the third (3rd) anniversary of the Closing Date. Subject to the last sentence of this Section 9.5, the obligation of the Company Equityholders to indemnify and hold harmless the Parent Indemnified Parties pursuant to Sections 9.1(b) through 9.1(h) will survive the Closing until the third (3rd) anniversary of the Closing Date. The applicable survival period of each representation and warranty as provided in this Section 9.5 and the immediately foregoing sentence is hereinafter referred to as the applicable “Indemnification Period.” Subject to the last sentence of this Section 9.5, no party will have any Liability with respect to claims first asserted in connection with any representation or warranty or obligation to indemnify and hold harmless after expiration of the applicable Indemnification Period. Covenants contemplating or involving actions to be taken, or obligations in effect, after the Closing, will survive the Closing and will continue in full force and effect after the Closing in accordance with their terms. If an Indemnified Party delivers to an Indemnifying Party, before

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expiration of the Indemnification Period, a Claim Notice based upon a breach of any such representation or warranty or other obligation to indemnify and hold harmless pursuant to Sections 9.1(b) through 9.1(h), then the applicable representation or warranty or other obligation to indemnify and hold harmless pursuant to Sections 9.1(b) through 9.1(h), as applicable, will survive until, but only for purposes of, the resolution of the matter covered by such notice.
9.6Limitations on Liability. The indemnification contemplated by Sections 9.1 and 9.2 will be subject to the following limitations and conditions:
(a)The Parent Indemnified Parties will not be entitled to indemnification under Section 9.1(a) unless and until the aggregate Losses with respect to claims for indemnification under Section 9.1(a) exceed an amount equal to One Hundred Thousand Dollars ($100,000) (the “Deductible Amount”), at which point the Parent Indemnified Parties shall only be entitled to indemnification under Section 9.1(a) for all Losses in excess of the Deductible Amount; provided, however, the Deductible Amount will not be applicable with respect to (i) claims for indemnification for any inaccuracy in or breach of the Company Fundamental Reps or (ii) claims for indemnification arising out of or based on Fraud. Furthermore, with respect to any claim for indemnity under Section 9.1(a) for which the Deductible Amount would apply, if the matter is also the basis for a claim for indemnity under any other provision of Section 9.1 for which the Deductible Amount would not apply, then the Deductible Amount will not be applicable to such claim. Except in the case of Fraud, no Parent Indemnified Party shall be entitled to receive any indemnification payments with respect to any amount that exceeds the aggregate amount of funds in the Indemnity Escrow Account from any Company Equityholder.
(b)Except in the case of Fraud, (i) any funds held in the Indemnity Escrow Account shall be the sole source of recovery of the Parent Indemnified Parties with respect to any claims for indemnification pursuant to this Article 9 and once all funds in the Indemnity Escrow Account have been distributed or otherwise exhausted the Parent Indemnified Parties shall not be entitled to indemnification from any Company Equityholder for any claims thereafter, and (ii) other than any claims which are to be satisfied out of funds in the Indemnity Escrow Account, the Parent Indemnified Parties shall not assert claims directly against any Company Equityholder.
(c)The Equityholder Indemnified Parties will not be entitled to indemnification under Section 9.2(a) unless and until the aggregate Losses with respect to claims for indemnification under Section 9.2(a) exceed an amount equal to the Deductible Amount, at which point the Equityholder Indemnified Parties shall only be entitled to indemnification under Section 9.2(a) for all Losses in excess of the Deductible Amount; provided, however, the Deductible Amount will not be applicable with respect to (i) claims for indemnification for any inaccuracy in or breach of the Parent Fundamental Reps or (ii) claims for indemnification arising out of or based on Fraud. Furthermore, with respect to any claim for indemnity under Section 9.2(a) for which the Deductible Amount would apply, if the matter is also the basis for a claim for indemnity under any other provision of Section 9.2 for which the Deductible Amount would not apply, then the Deductible Amount will not be applicable to such claim.
(d)The Equityholder Indemnified Parties will not be entitled to indemnification under this Article 9 to the extent that the aggregate amount of all payments collectively received by the Parent Indemnified Parties in satisfaction of claims for indemnification pursuant to this Article 9

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exceeds an amount equal to the Indemnity Escrow Amount; provided, however, the limitation set forth in this Section 9.6(d) will not apply to Losses arising out of or based on Fraud.
(e)For purposes of any indemnification claim made pursuant to Sections 9.1(a) or 9.2(a), any exception or qualification relating to “Material Adverse Effect” or other materiality qualification, limitation or exception included in such underlying representation or warranty or in the definition of any defined term used therein will be disregarded and not given effect (i) when determining whether there has been a breach of or inaccuracy in such representation or warranty and (ii) when determining the amount of Losses resulting from such alleged breach or inaccuracy.
(f)Each indemnification obligation set forth in this Article 9 is non-exclusive of the other indemnification obligations in this Article 9 and will have separate and independent significance and meaning. With respect to any claim for indemnification under this Article 9 for which an Indemnification Period or other limitation would apply, if the matter is also the basis for a claim for indemnification under any other provision of this Article 9 for which such Indemnification Period or other limitation would not apply, then the Indemnified Party will be entitled to pursue indemnification under such other provision and such Indemnification Period or other limitation would not be applicable to such claim.
9.7Knowledge. Subject in all respects to Section 5.17, the right to indemnification, reimbursement or other remedy based upon the representations and warranties of the Company will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.
9.8Release of Indemnity Escrow Amount.
(a)In the event that a Parent Indemnified Party shall be entitled to receive payments (i) as a result of the Company Equityholder Representative’s failure to timely deliver an Objection Notice in accordance with Section 9.3(b) or (ii) under (A) any settlement agreement between the parties or (B) any final Order, in any case, regarding claims for Losses made by such Parent Indemnified Party pursuant to Section 9.1, then Parent and the Company Equityholder Representative will execute a Joint Direction to the Escrow Agent to satisfy such obligations through a payment from the Indemnity Escrow Account to such Parent Indemnified Party and the amounts remaining in the Indemnity Escrow Amount following such disbursement will be retained by the Escrow Agent in accordance with the terms of this Section 9.8 and the Escrow Agreement. Additionally, in accordance with Section 2.10(d) and Section 10.9 all available funds in the Indemnity Escrow Account will be available to satisfy (i) any portion of any Merger Consideration Decrease which is in excess of the funds available in the Adjustment Escrow Account and (ii) any portion of the 2021 Income Tax Amount which is in excess of the funds available in the Income Tax Escrow Account.
(b)On the date which is twelve (12) months following the Closing Date (the “Initial Release Date”) (or, if such day is not a Business Day, then on the immediately succeeding Business Day), Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to transfer and deliver to the Paying Agent (for payment to the Company Stockholders as Additional Per Share Merger Consideration) or the Surviving

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Corporation (for payment to the Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)), as applicable, of their respective portions, in accordance with the Allocation Schedule, an amount from the Indemnity Escrow Account, if any, equal to (i) the remaining balance of the Indemnity Escrow Account as of the Initial Release Date minus (ii) the sum of all Claim Amounts, to the extent such Claim Amounts have not been fully resolved and paid minus (iii) $47,916,666.
(c)On the date which is twenty-four (24) months following the Closing Date (the “Second Release Date”) (or, if such day is not a Business Day, then on the immediately succeeding Business Day), Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to transfer and deliver to the Paying Agent (for payment to the Company Stockholders as Additional Per Share Merger Consideration) or the Surviving Corporation (for payment to the Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)), as applicable, of their respective portions, in accordance with the Allocation Schedule, an amount from the Indemnity Escrow Account, if any, equal to (i) the remaining balance of the Indemnity Escrow Account as of the Second Release Date minus (ii) the sum of all Claim Amounts, to the extent such Claim Amounts have not been fully resolved and paid minus (iii) $23,958,333.
(d)On the date which is thirty-six (36) months following the Closing Date (the “Final Release Date”) (or, if such day is not a Business Day, then on the immediately succeeding Business Day), Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to transfer and deliver to the Paying Agent (for payment to the Company Stockholders as Additional Per Share Merger Consideration) or the Surviving Corporation (for payment to the Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)), as applicable, of their respective portions, in accordance with the Allocation Schedule, an amount from the Indemnity Escrow Account, if any, equal to (i) the remaining balance of the Indemnity Escrow Account as of the Final Release Date minus (ii) the sum of all Claim Amounts, to the extent such Claim Amounts have not been fully resolved and paid, as of the Final Release Date.
(e)With respect to any amounts in the Indemnity Escrow Account which continue to be held by the Escrow Agent following the payment set forth in Section 9.8(d), upon resolution of such outstanding indemnification claim(s), either by mutual agreement of the parties or pursuant to a final Order, Parent and the Company Equityholder Representative will execute a Joint Direction to the Escrow Agent instructing the Escrow Agent to transfer and deliver to the Paying Agent (for payment to the Company Stockholders) or the Surviving Corporation (for payment to the Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)) an amount equal to the remaining balance of the Indemnity Escrow Account, if any (less any amounts applied to satisfy the outstanding Claim Amounts).
9.9Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, the indemnification rights set forth in this Article 9, all of which are subject to the terms, limitations, and restrictions of this Article 9, will be the exclusive remedy following the Closing for monetary damages sustained by an Indemnified Party as a result of a breach of a representation,

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warranty, covenant, or agreement by an Indemnifying Party under this Agreement; provided, however, such limitations set forth in this Section 9.9 will not impair the rights of any of the parties: (a) to seek or obtain recovery for Losses resulting from Fraud or (b) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief (but excluding rescission) to redress any default or breach of this Agreement.
9.10No Right of Indemnification or Contribution. Neither the Company Equityholder Representative nor any Company Equityholder Related Party will have any right of indemnification or contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements in this Agreement or any agreement, certificate or document in connection herewith, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released. With respect to any indemnification claim brought by a Parent Indemnified Party against the Company Equityholders pursuant to this Article 9, the Company Equityholder Representative expressly waives, on behalf of the Company Equityholders, any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by the Company Equityholder Representative pursuant to this Article 9. Although the Company is a party to this Agreement and is making certain representations, warranties and covenants, the Company Equityholder Representative acknowledges and agrees that, on behalf of the Company Equityholders, the Company Equityholders are solely responsible for the indemnification obligations under this Article 9 (but subject to the limitations set forth in this Article 9) and will have no right to make claims against the Company after the Closing.
9.11Purchase Price Adjustments. To the extent permitted by applicable Law, all Parties will treat any amounts payable under this Article 9 as adjustments to the Merger Consideration for all purposes, including Tax purposes.
9.12No Duplicative Recovery. Where the same events or circumstances qualify under one or more single or multiple claims for indemnification under this Article 9 or under one or more provisions of this Agreement, the Indemnified Party seeking indemnification shall not be entitled to double or duplicative recovery of the same Losses arising out of such events or circumstances, or to calculate its Losses by duplicating or double counting its Losses arising out of such events or circumstances.
9.13Insurance Proceeds. Payments by an Indemnifying Party pursuant to Section 9.1 or Section 9.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (other than the proceeds of any self-insurance) and any indemnity, contribution or other similar payment (other than from an Affiliate of such Indemnified Party) actually received by the Indemnified Party in respect of any such claim; provided, however, that the amount recovered will be net of any reasonable and documented costs and expenses incurred in connection with obtaining such recoveries, all of which shall constitute Losses subject to indemnification hereunder. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (other than any self-insurance) or indemnity, contribution or other similar agreements (other than from an Affiliate of such Indemnified Party) for any such Losses.
9.14Limitation of Losses. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, except to the

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extent that any such damages are required to be paid by an Indemnified Party to a third-party in connection with a Third Party Claim.
9.15Mitigation. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.
ARTICLE 10
TAX MATTERS
10.1Cooperation on Tax Matters. The Parties shall provide each other with such cooperation and information as may reasonably be requested by any other Party, in connection with the preparation and filing of any Tax Returns and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all Books and Records with respect to Tax matters pertinent to any Company Entity, relating to any Pre-Closing Tax Period, until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority. Notwithstanding the foregoing, Parent shall not be obligated to provide the Company Equityholders or the Company Equityholder Representative with any information unrelated to the Company Entities or any Tax information of Parent or any Affiliate of Parent other than the Company Entities. After the Effective Time, except to the extent required or requested by any Governmental Authority, none of Parent, the Surviving Corporation or any Company Entity shall: (A) file any amended Tax Return for any Pre-Closing Tax Period except for any amended Tax Return relating to the carryback of any Tax loss (including, without limitation any U.S. federal net operating loss or similar loss carryback for any state Tax), (B) initiate any voluntary contact with any Governmental Authority or representative thereof with respect to any Pre-Closing Tax Period; provided that, a Company Entity may respond to a written request or contact by a Governmental Authority following the procedures in Section 10.8 as applicable, or (C) make any Tax election that has retroactive effect to any Pre-Closing Tax Period (other than any election relating to a carryback of any Tax loss by any Company Entity), in each case without the prior written approval of the Company Equityholder Representative, which shall not be unreasonably withheld, delayed or conditioned. The Parties shall not make or permit to be made any election under Section 338 of the Code or Section 336(e) of the Code (or any similar provision under state, local, or foreign Law) with respect to the transactions contemplated by this Agreement.
10.2Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, intangible, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be split equally by Parent and the Company. Parent and the Company Equityholder Representative agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit and/or minimize the amount of any such Taxes. If the Company Equityholders are required by Law to pay any such Taxes, Parent shall promptly reimburse the

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Company Equityholders within ten (10) days of receipt of written request from the Company Equityholder Representative for fifty percent (50%) of such Taxes. If the Company or Parent is required by Law to pay any such Taxes, the Company Equityholder Representative shall promptly reimburse the Company within ten (10) days of receipt of written request from the Company for fifty percent (50%) of such Taxes. The Company Equityholder Representative shall timely file, or cause to be timely filed, any Tax Returns for such Taxes as required by Law and shall notify Parent when such filings have been made.
10.3Tax Refunds. Except to the extent included as a Tax asset or Tax refund in Closing Date Net Working Capital as finally determined hereunder, any Tax refund of a Company Entity (plus any interest received with respect thereto from the applicable Governmental Authority, and less any reasonable out-of-pocket costs or expenses associated with claiming or receiving such refund) attributable to a Pre-Closing Tax Periods (a “Tax Refund”) shall be for the sole benefit of the Company Equityholders, except, for the avoidance of doubt, any such Tax Refund that is attributable to the carryback of losses, credits or similar items of any Company Entity from a taxable period beginning after the Closing Date. To the extent that Parent or any of its Affiliates (including any Company Entity) receives any Tax refund or utilizes any Tax Refund as a credit to offset Taxes in subsequent Tax periods, Parent shall pay to the Paying Agent or the Company Equityholder Representative (for further payment to the Eligible Company Stockholders) or the Surviving Corporation (for further payment to Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)), as applicable, such Tax Refund within ten (10) days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be. The Parties agree that Tax Refunds for any Straddle Period shall be apportioned in the same manner as the liability for such Taxes is apportioned pursuant to Section 10.5.
10.4Filing of Tax Returns. The Company Equityholder Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for each Company Entity for Pre-Closing Tax Periods that are required to be filed on or prior to the Closing Date, and all such Tax Returns shall be prepared in accordance with applicable Law. Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for each Company Entity that are required to be filed after the Closing Date, except for any Income Tax Return of each Company Entity for a Pre-Closing Tax Period the original due date (not taking into account any applicable extension) for which is after the Closing Date and which is not filed on or before the Closing Date (a “Pre-Closing Income Tax Return”). The Parties agree that the taxable year of the Company for U.S. federal (and applicable state and local) Tax purposes will terminate as of the Closing Date. For the avoidance of doubt, the U.S. federal Income Tax Return of the Company for the taxable period ending on the Closing Date shall be a Pre-Closing Income Tax Return. For any Pre-Closing Income Tax Return, the Company Equityholder Representative shall submit a draft of such Pre-Closing Income Tax Return to Parent for its review and comment at least thirty (30) days prior to the original due date (taking into account any applicable extension that has been timely made and granted). If the Company Equityholder Representative fails to submit a draft Pre-Closing Income Tax Return to Parent at least thirty (30) days prior to the original due date (taking into account any applicable extension that has been timely made and granted), then the Parent may prepare and file (or have prepared and filed) such Pre-Closing Income Tax Return which shall become final under this Section 10.4 when such Pre-Closing Income Tax Return is filed. If the Company Equityholder Representative prepares a Pre-Closing Income Tax Return and

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timely delivers such Pre-Closing Income Tax Return to Parent, Parent shall provide the Company Equityholder Representative with a written description of any proposed revisions to such Tax Return within ten (10) days following the date of its receipt of such draft Tax Return from the Company Equityholder Representative. If Parent fails to provide the Company Equityholder Representative with any proposed revisions to such Tax Return within ten (10) days following the date of its receipt of the draft Tax Return from the Company Equityholder Representative, then such Pre-Closing Income Tax Return shall become final under this Section 10.4, Parent shall be deemed to approve such draft Tax Return and Parent shall execute and file the Tax Return. If Parent timely submits revisions to the draft Tax Return, the Company Equityholder Representative shall make all such revisions to such draft Tax Return that are acceptable to the Company Equityholder Representative and submit a final Tax Return to Parent for execution and filing by the Company not later than five (5) days before the due date of such Tax Return. If the Company Equityholder Representative does not agree with any revision to such draft Tax Return proposed by Parent, then the Company Equityholder Representative shall contact Parent and the Parties shall attempt to resolve such dispute. In the event that the Parties are unable to resolve any such dispute within ten (10) days following the date on which the Company Equityholder Representative contacts Parent regarding such dispute, then either Parent or the Company Equityholder Representative may engage the Neutral Expert to resolve the dispute and prepare such Tax Return in accordance with applicable Law for execution and filing by the Company. The decision of the Neutral Expert shall be final and binding on the Parties, and the Company shall execute and file such Tax Return following its receipt from the Neutral Expert. Parent, on the one hand, and the Company Equityholders, on the other hand, shall pay the Neutral Expert’s costs and fees in proportion to the amounts by which the Taxes shown in the Tax Returns prepared by Parent and the Company Equityholder Representative differ from the Neutral Expert’s final determination of the Taxes shown in the Tax Return prepared by the Neutral Expert. In connection with the resolution of any such dispute each Party (the Company Equityholder Representative, on the one hand, and Parent, on the other hand) shall pay its own fees and expenses, including legal, accounting, and consulting fees and expenses. Any Tax Return prepared by Parent pursuant to this Section 10.4 for the Company Entities with respect to a Pre-Closing Tax Period or a Straddle Period will be prepared in a manner consistent with the past custom and practice of the applicable Company Entity, except as required by applicable Law. For any Tax Return of any Company Entity that is required to be filed after the Closing Date (other than an Income Tax Return) prepared by Parent pursuant to this Section 10.4 related to a Pre-Closing Tax Period or Straddle Period which is required to be filed on or more frequently than a quarterly basis, Parent shall prepare and file such Tax Return without review by the Company Equityholder Representative. For any Tax Return other than an Income Tax Return prepared by Parent pursuant to this Section 10.4 related to a Pre-Closing Tax Period or Straddle Period which is not required to be filed on or more frequently than a quarterly basis, Parent will submit such Tax Return to the Company Equityholder Representative at least thirty (30) days prior to the date on which each such Tax Return is due for review, comment and approval by the Company Equityholder Representative (which consent cannot be unreasonably withheld or delayed). The procedures and principals governing Tax Returns prepared by the Company Equityholder Representative pursuant to this Section 10.4 shall apply to any Tax Return other than an Income Tax Return prepared by Parent (including the dispute mechanism) which is not required to be filed on or more frequently than a quarterly basis.
10.5Straddle Period. In the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts or payroll of a Company Entity for Pre-Closing Tax Periods shall be

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determined as if the Straddle Period ended as of the close of business on the Closing Date based on an interim closing of the books and (ii) the amount of other Taxes of a Company Entity for a Straddle Period that relates to Pre-Closing Tax Periods shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
10.6Tax Contests for the Interim Period. During the Interim Period, to the extent any of the Company Entities, the Company Equityholders or the Company Equityholder Representative receives written notice or otherwise has Knowledge of the commencement or scheduling of any Tax Contest with respect to any Company Entity, the Company Equityholder Representative shall provide prompt written notice to Parent of the Tax Contest, setting forth information (to the extent known) describing any asserted Tax Liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to the Tax Contest.
10.7Transaction Expenses. To the extent permitted by applicable Law, Company Tax Deductions will be reported in the Pre-Closing Tax Period ending on the Closing Date.
10.8Tax Contests. Parent shall inform the Company Equityholder Representative of the commencement of any Tax Contest relating in whole or in part to Taxes for which Parent may be entitled to indemnity from the Company Equityholders hereunder. With respect to any such Tax Contest, the Company Equityholder Representative shall be entitled to control, in good faith, all proceedings taken in connection with such Tax Contest; provided, however, that (a) the Company Equityholder Representative shall promptly notify Parent in writing of its intention to control such Tax Contest and Parent shall have the right to participate in such Tax Contest, (b) in the case of a Tax Contest relating to Taxes of any Company Entity for a Straddle Period, Parent shall control all proceedings taken in connection with any such Tax Contest and the Company Equityholder Representative shall have the right to participate in such Tax Contest, and (c) no Tax Contest shall be settled or resolved without Parent’s consent, or in the case of a Tax Contest, Parent controls, without the consent of the Company Equityholder Representative, in each case, which consent shall not be unreasonably conditioned, withheld or delayed. The failure of Parent to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the Company Equityholders’ obligations with respect thereto except to the extent that the Company Equityholders can demonstrate actual loss and prejudice as a result of such failure. Parent shall use its reasonable efforts to provide the Company Equityholder Representative with such assistance as may be reasonably requested by the Company Equityholder Representative in connection with a Tax Contest controlled solely or jointly by the Company Equityholder Representative. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 10.8.
10.9Release of Income Tax Escrow Amount. Within two (2) Business Days following the date on which any Pre-Closing Income Tax Return becomes final in accordance with Section 10.4 (a “Final Pre-Closing Income Tax Return”), Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction instructing the Escrow Agent to make a payment to the Surviving Corporation in an amount equal to the Taxes shown as due as set forth on such Final Pre-Closing Income Tax Return (such amount being a “2021 Income Tax Amount” and, collectively with all amount

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of Taxes due on all Final Pre-Closing Income Tax Returns being the “2021 Income Tax Amounts”). Within two (2) Business Days after the last Pre-Closing Income Tax Return has become final in accordance with Section 10.4, and the Escrow Agent has disbursed to the Surviving Corporation all amounts required to be disbursed for 2021 Income Tax Amounts, then Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction to the Escrow Agent to pay, in accordance with the Allocation Schedule, to the Paying Agent (for further payment to the Eligible Company Stockholders as Additional Per Share Merger Consideration) and the Surviving Corporation (for the further payment to Eligible Optionholders as Additional Per Option Cancellation Payments in accordance with Section 2.6(d)), as applicable, any amounts remaining in the Income Tax Escrow Account following payment of all 2021 Income Tax Amounts to the Surviving Corporation in accordance with this Section 10.9. If the aggregate amount of the 2021 Income Tax Amounts exceeds the aggregate amount of funds in the Income Tax Escrow Account, at Parent’s option, Parent and the Company Equityholder Representative shall execute and deliver a Joint Direction instructing the Escrow Agent to make payment in the amount of such excess to Parent from the Indemnity Escrow Account. The Parties will treat all amounts payable pursuant to this Section 10.9 as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.
ARTICLE 11
TERMINATION
11.1Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time as follows:
(a)by the mutual written agreement of Parent, on the one hand, and the Company Equityholder Representative, on the other hand;
(b)by Parent, on the one hand, or the Company Equityholder Representative, on the other hand, if the Closing does not occur on or before 5:00 p.m. Eastern Time on December 15, 2021 (the “Outside Date”); provided, however, that (i) a Party shall not be entitled to terminate this Agreement pursuant to this Section 11.1(b) if that Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time, and (ii) Parent shall not be entitled to terminate this Agreement pursuant to this Section 11.1(b) in the event that all of the conditions to the obligations of Parent set forth in Sections 8.1 and 8.2 (other than those conditions that, by their nature or terms, can only be satisfied by actions taken at the Closing) have been satisfied as of the Outside Date;
(c)by the Company Equityholder Representative, if there has been a material violation or breach by Parent or Merger Sub of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or covenant or agreement contained in this Agreement and such violation or breach has not been waived by the Company Equityholder Representative or, with respect to a breach of any covenant or agreement under this Agreement that is curable, has not been cured by Parent or Merger Sub prior to the earlier to occur of (x) twenty (20) days after receipt by Parent and Merger Sub of written notice of such breach from the Company Equityholder Representative or (y) the Outside Date; provided, however, that the Company Equityholder Representative may not terminate this Agreement pursuant to this

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Section 11.1(c) at any time during which Company or the Company Equityholder Representative is in material breach of this Agreement;
(d)by Parent, if there has been a material violation or breach by the Company of any representation or warranty (or any such representation or warranty shall have become untrue in any material respect after the date of this Agreement) or covenant or agreement contained in this Agreement and such violation or breach has not been waived by Parent or, in the case of a breach of any covenant or agreement under this Agreement that is curable, has not been cured by the Company prior to the earlier to occur of (x) twenty (20) days after receipt by the Company of written notice of such breach from Parent and (y) the Outside Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 11.1(d) at any time during which Parent or Merger Sub is in material breach of this Agreement;
(e)by Parent, for any reason or no reason;
(f)by the Company Equityholder Representative, for any reason or no reason;
(g)by Parent, on the one hand, or the Company Equityholder Representative, on the other hand, if after any initial HSR Act filing, the Federal Trade Commission or the Antitrust Division of the Department of Commerce challenges the transactions contemplated hereby;
(h)by Parent, in the event that any of the Manufacturers (or any Person claiming by, through or under any of the Manufacturers) shall exercise any right of first refusal, preemptive right or other similar right, with respect to any of the applicable automotive dealership businesses of any Company Entity;
(i)by Parent or the Company Equityholder Representative at any time after the Outside Date if (i) all of the conditions to the obligations of Parent set forth in Sections 8.1 and 8.2 (other than those conditions that, by their nature or terms, can only be satisfied by actions taken at Closing) have been satisfied as of the Outside Date, and (ii) Parent shall have failed to consummate the Closing on or prior to the Outside Date as a result of the failure of Parent to have received the proceeds of the Subject Financing contemplated by Section 5.9 prior to the Outside Date; or
(j)automatically with no further action required by any Party hereto, if the Parties are unable to, in good faith, agree in writing upon the Final Schedules prior to the expiration of the Initial Diligence Period in accordance with Section 5.10.
11.2Procedure for Termination. This Agreement may be terminated (a) by Parent, on the one hand, or the Company Equityholder Representative, on other hand, in accordance with the applicable provisions of Sections 11.1(a) through 11.1(i) by giving written notice thereof to the other Party, or (b) automatically in accordance with Section 11.1(j), whereupon, subject to Section 11.3, this Agreement shall terminate and the transactions contemplated herein shall be abandoned without further action by any Party.
11.3Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of a valid termination of this Agreement pursuant to Section 11.1, this Agreement will become

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void and of no effect, without any liability or obligation on the part of Parent, Merger Sub, the Company, any Company Equityholder, the Company Equityholder Representative or any of their respective officers, directors, stockholders, managers or partners, and all rights and obligations of any Party hereto shall cease, except subject in all respects to this Section 11.3 and Section 11.4 that nothing herein shall relieve any Party of any liability for Losses resulting from any Fraud prior to such valid termination. Notwithstanding the foregoing, the provisions of Sections 5.2 and 5.3, this Section 11.3, Section 11.4 and Article 12 shall survive any termination of this Agreement.
11.4Termination Fees.
(a)If this Agreement is either (x) validly terminated by Parent pursuant to Section 11.1(e) or 11.1(i) or (y) validly terminated by the Company Equityholder Representative pursuant to Section 11.1(c) or 11.1(i) (any of the foregoing, a “Parent Termination Event”), and such Parent Termination Event occurs (i) at any time after the expiration of the Initial Diligence Period, but prior to the expiration of the Diligence Period, then Parent shall pay to the Company a fee equal to $2,500,000 (the “Initial Diligence Period Parent Termination Fee”), or (ii) at any time after the expiration of the Diligence Period, but prior to the Outside Date, then Parent shall pay to the Company a fee equal to $7,500,000 (the “Diligence Period Parent Termination Fee”), in each case, in cash by wire transfer of immediately available funds, within ten (10) days after such Parent Termination Event. For the avoidance of doubt, to the extent that Parent validly terminates this Agreement pursuant to Section 11.1(e) prior to the expiration of the Initial Diligence Period or this Agreement is otherwise validly terminated at any time prior to the expiration of the Initial Diligence Period, no Initial Diligence Period Parent Termination Fee, Diligence Period Parent Termination Fee or other termination fee of any kind shall be due and payable by Parent to the Company.
(b)If this Agreement is either (x) validly terminated by Company Equityholder Representative pursuant to Section 11.1(f) or (y) validly terminated by Parent pursuant to Section 11.1(d) (any of the foregoing, a “Company Termination Event”) (i) at any time prior to the expiration of the Diligence Period, then the Company shall pay to Parent a fee equal to $2,500,000 (the “Initial Diligence Period Company Termination Fee”), or (ii) at any time after the expiration of the Diligence Period, but prior to the Outside Date, then the Company shall pay to Parent a fee equal to $7,500,000 (the “Diligence Period Company Termination Fee”), in each case, in cash by wire transfer of immediately available funds, within ten (10) days after such Company Termination Event.
(c)Each Party acknowledges that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails to pay any applicable amounts due pursuant to this Section 11.4, such Party shall also be liable for any reasonable out-of-pocket costs and expenses (including out-of-pocket attorneys’ fees) incurred by the other Party or its Affiliates in connection with their collection efforts under this Section 11.4 to receive an Applicable Termination Fee, together with interest on such amount from the date that such payment was required to be made through the date that such payment or portion thereof is actually received by the Company or Parent, as applicable, at an annual rate equal to the prime rate as published in The Wall Street Journal in

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effect on such date that such payment or portion thereof was required to be made plus two percent (2%), or a lesser rate that is the maximum permitted by applicable Law.
(d)The Parties further acknowledge and agree that, in light of the difficulty of accurately determining actual damages in circumstances where an Applicable Termination Fee is payable, the right to the Applicable Termination Fee pursuant to Section 11.4 constitutes a good faith, fair and reasonable estimate of the damages, losses, liabilities, fees, costs and expenses that will be suffered by reason of any such Parent Termination Event or Company Termination Event, as applicable, and payment of an Applicable Termination Fee in such circumstances does not constitute a penalty but shall constitute liquidated damages to compensate the Company or Parent, as applicable. Prior to the Closing, the right to terminate this Agreement and, if applicable, seek payment of an Applicable Termination Fee (together with any expenses payable pursuant to Section 11.4(c)) shall be the Company’s or Parent’s, as applicable, sole and exclusive remedy against the other Party and any of their respective Representatives for any claim related to this Agreement and the transactions contemplated hereby, and in no event shall any Party have any right to any other relief, legal or equitable for any claim related to this Agreement or any of the transactions contemplated hereunder, whether such relief be based statute, case law or otherwise. Except as specifically contemplated by Section 11.4(c), the Parties acknowledge and agree that in no event shall (w) Parent be required to pay any of the Initial Diligence Period Parent Termination Fee or the Diligence Period Parent Termination Fee on more than one occasion, (x) Parent be entitled to receive, pursuant to Section 11.4(b), an amount greater than the Diligence Period Company Termination Fee, (y) the Company be required to pay any of the Initial Diligence Period Company Termination Fee or the Diligence Period Company Termination Fee on more than one occasion and (z) the Company be entitled to receive, pursuant to Section 11.4(a), an amount greater than the Diligence Period Parent Termination Fee. Nothing contained in this Section 11.4 or otherwise set forth in this Agreement is intended to waive any right to indemnification provided under Article 9 of this Agreement in the event the Closing has taken place.
ARTICLE 12
MISCELLANEOUS
12.1No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except (a) with respect to the provisions of Section 6.2 and Article 9, which shall inure to the benefit of the Persons benefiting therefrom, who are intended to be third-party beneficiaries thereof, and (b) from and after the Effective Time, the right of the Company Equityholders to receive the payments contemplated by the applicable provisions of Article 2, in each case, in accordance with the terms of this Agreement. Notwithstanding the foregoing, Section 12.18 and this sentence of Section 12.1 shall be enforceable by Greenberg Traurig, LLP (“Greenberg Traurig”) as if Greenberg Traurig were directly party hereto, to the extent rights are granted in Section 12.18 to Greenberg Traurig.
12.2Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (and the schedules and exhibits hereto and thereto) constitute the entire agreement among the

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Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
12.3Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties; provided, however, that Parent may assign this Agreement to an existing corporation, partnership, limited liability company or business entity formed for the purpose of consummating this transaction in which Parent owns, directly or indirectly, 100% of the issued and outstanding Equity Interests; provided, further, that, notwithstanding any assignment by Parent in accordance with this sentence, Parent shall remain liable for, and remain bound by, all payment and performance obligations contemplated herein. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.
12.4Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties (it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) shall constitute valid and sufficient delivery thereof.
12.5Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via electronic mail and receipt is confirmed at the email address specified in this Section 12.5, prior to 5:00 p.m., Eastern Time, on a Business Day, (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via electronic mail at the email address specified in this Section 12.5, (i) at or after 5:00 p.m., Eastern Time, on a Business Day or (ii) on a day that is not a Business Day, (c) when received, if sent by nationally recognized overnight courier service or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:
If to the Company:
RFJ Auto Partners, Inc.
500 N. Central Expressway, Suite 320
Plano, TX 75074
Attention:     Richard A. Ford, President and CEO
Email:        RickF@rfjauto.com

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with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 1016
Attention:    Ejim P. Achi, Esq. and Todd Bowen, Esq.
Email:        achie@gtlaw.com and bowent@gtlaw.com
If to the Company Equityholder Representative:
The Resolute Fund III, L.P.
c/o The Jordan Company
399 Park Avenue, 30th Floor
New York, NY 10022
Attention:    Eion Hu and Daniel Williams
Email:        ehu@thejordancompany.com and                             dwilliams@thejordancompany.com
with a copy (which shall not constitute notice) to:
Greenberg Traurig, LLP
MetLife Building
200 Park Avenue
New York, NY 1016
Attention:    Ejim P. Achi, Esq. and Todd Bowen, Esq.
Email:        achie@gtlaw.com and bowent@gtlaw.com
If to Parent or Merger Sub (or, from and after the Effective Time, the Surviving Corporation):
Sonic Automotive, Inc.
4401 Colwick Road
Charlotte, NC 28211
Attention:    John E. Russ III, Senior VP, Corporate Development
        Stephen K. Coss, Senior VP & General Counsel
Email:        john.russ@sonicautomotive.com
        steve.coss@sonicautomotive.com
with a copy (which shall not constitute notice) to:
Parker Poe Adams & Bernstein LLP
620 South Tryon Street, Suite 800
Charlotte, NC 28202
Attention:    Kevin B. Gottehrer
Email:        kevingottehrer@parkerpoe.com

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12.6Governing Law. This Agreement and all claims, controversies and disputes arising hereunder or with respect hereto (whether in contract, tort or statute) shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.
12.7Arbitration.
(a)Except for any dispute, claim or controversy pursuant to Section 2.10(c) (which such disputes, claims or controversies shall be governed by Section 2.10(c)), each of the Parties agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives with authority to resolve the controversy.
(b)Except for any dispute, claim or controversy pursuant to Section 2.10(c) (which such disputes, claims or controversies shall be governed by Section 2.10(c)), any dispute, claim or controversy that cannot be resolved by the parties hereto through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 12.7 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators mutually agreeable to the parties. If the Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Dallas, Texas. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.
(c)Nothing contained in this Section 12.7 shall prevent any Party from resorting to judicial process if solely injunctive or equitable relief from a court is necessary to prevent injury to such Party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party to assert any claim or defense. The prevailing party in the final, non-appealable determination of any dispute, claim or controversy brought in arbitration, court or other judicial process in accordance with this Agreement shall be reimbursed fully and promptly by the non-prevailing party for all reasonable attorneys’ fees, court costs and other

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reasonable costs and expenses incurred by such prevailing party in connection with the resolution of such dispute, claim or controversy.
12.8Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the Parties and which makes specific reference to this Agreement.
12.9Extension; Waiver. At any time prior to the Effective Time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof. No waiver by any Party of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
12.10Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy for any reason, such provision shall be ineffective in such jurisdiction, without invalidating the remainder of the terms, provisions, covenants and restrictions of this Agreement, which shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination in any jurisdiction that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, if such term, provision, covenant or restriction could be more narrowly drawn so as not to be invalid, illegal, void, unenforceable or against regulatory policy in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
12.11Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing or anything to the contrary herein, (a) all filing fees and similar expenses to be paid in connection with the HSR Act or any other Antitrust Laws shall be split equally between Parent and the Company; (b) the fees and expenses incurred in connection with the obligations to obtain D&O Insurance set forth in Section 6.2(b) shall be paid by the Company and included in the calculation of Company Transaction Expenses; (c) Parent shall pay fifty percent (50%) of all fees and expenses relating to the Escrow Agent, and the other fifty percent (50%) of such fees and expenses shall be included in the calculation of Company Transaction Expenses; and (d) Parent shall pay fifty percent (50%) of all fees and expenses relating to the preparation of the Inventory

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List and the other fifty percent (50%) of such fees and expenses shall be included in the calculation of Company Transaction Expenses.
12.12Construction. Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of such counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the documents referred to in this Agreement, including the Ancillary Agreements, and this Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and hereby expressly waived.
12.13Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.
12.14Disclosure Schedules. The disclosure of any matter, or reference to any Contract, in any Disclosure Schedule to this Agreement shall be deemed to be a disclosure of such matter or Contract for all purposes of this Agreement to which such matter or Contract could reasonably be expected to be pertinent, but shall not be deemed to constitute an admission by Parent, Merger Sub or the Company or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Disclosure Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations and warranties contained in this Agreement. Each Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Parent, Merger Sub or the Company or their respective Affiliates, except as and to the extent provided in this Agreement. Matters reflected in a Disclosure Schedule are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such Disclosure Schedule. Regardless of the existence or absence of cross-references, the disclosure of any matter in any Disclosure Schedule shall be deemed to be a disclosure for purposes of this Agreement and each Disclosure Schedule to the extent that the relevance of such disclosure is readily apparent from its text. The section headings in the Disclosure Schedule are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed therein or any provision of this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedule is in all events subject to Section 5.2 and the Confidentiality Agreement.

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12.15Company Equityholder Representative.
(a)Appointment; Authority. For purposes of this Agreement, each Company Equityholder, without any further action on the part of any such Company Equityholder other than the Required Stockholder Consent, be deemed (by virtue of such Company Equityholder’s acceptance of any consideration paid pursuant to this Agreement or, as applicable, the execution and delivery of the Omnibus Option Cancellation and Release Agreement) irrevocably consents to the appointment of The Resolute Fund III, L.P. as the representative and attorney-in-fact for and on behalf of such Company Equityholder (in its capacity as such, the “Company Equityholder Representative”), with full power of substitution, to act in the name, place and stead of such Company Equityholder for purposes of taking any and all actions and making of any decisions required or permitted to be taken by the Company Equityholder Representative under or contemplated by this Agreement and the Ancillary Agreements, including the exercise of the power to (i) execute this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) resolve, agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to indemnification or other claims, (iii) receive and forward notices and communications pursuant to this Agreement and any Ancillary Agreement and (iv) take all other actions necessary, desirable or appropriate in the judgment of the Company Equityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant thereto. The Resolute Fund III, L.P. hereby accepts its appointment as the Company Equityholder Representative. All decisions, actions, consents and instructions of the Company Equityholder Representative shall be final and binding upon all the Company Equityholders, and no Company Equityholder shall have any right to object, dissent, protest or otherwise contest the same, except for intentional fraud or willful misconduct. Neither Parent nor Merger Sub shall have the right to object, dissent, protest or otherwise contest the authority of the Company Equityholder Representative. The approval of this Agreement by the requisite vote or written consent of the Company Equityholders shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Company Equityholders. Each of Parent, Merger Sub and the Surviving Corporation are entitled to (i) rely on the Company Equityholder Representative with respect to all actions taken or required to be taken on behalf of any Company Equityholder in connection with this Agreement and any Ancillary Agreement and (ii) give notice only to the Company Equityholder Representative and such notice shall constitute notice to each Company Equityholder.
(b)Resignation; Removal. The Company Equityholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Company Equityholders entitled to at least a majority of the Merger Consideration.
(c)Replacement. In the event of the death, incapacity, resignation or removal of the Company Equityholder Representative, the Company Equityholders entitled to at least a majority of the Merger Consideration can appoint a new Company Equityholder Representative by written consent and by sending notice and a copy of the duly executed written consent appointing such new Company

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Equityholder Representative to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.
(d)Expenses and Liabilities; Company Equityholder Representative Holdback Account.
(i)Any fees, costs, expenses or liabilities incurred by the Company Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Company Equityholder Representative, but shall be payable by and attributable to the Company Equityholders (in accordance with their respective Pro Rata Share).
(ii)The Company Equityholder Representative may from time to time submit instructions to the Escrow Agent to make a payment to the Company Equityholder Representative out of the Company Equityholder Representative Holdback Account to reimburse the Company Equityholder Representative for fees, costs, expenses or liabilities. In the event that the Company Equityholder Representative Holdback Account is fully depleted, the Company Equityholder Representative may from time to time submit invoices to the Company Equityholders covering such fees, costs, expenses or liabilities. Upon the request of any Company Equityholder, the Company Equityholder Representative shall provide such Company Equityholder with an accounting of all fees, costs, expenses or liabilities paid (whether from the Company Equityholder Representative Holdback Account or directly from Company Equityholders).
(iii)On a date determined by the Company Equityholder Representative in his sole discretion, the Company Equityholder Representative shall deliver instructions to the Escrow Agent to transfer any amount then remaining in the Company Equityholder Representative Holdback Account to (i) an account designated by the Company Equityholder Representative for payment to the Company Stockholders and (ii) the Surviving Corporation for payment to the Eligible Optionholders as Additional Per Option Cancellation Payments and in all other respects in accordance with Section 2.6(d), in each case based on their respective Pro Rata Share of such amounts, unless otherwise directed by the Company Equityholder Representative in accordance with the Escrow Agreement.
(e)No Liability. Neither the Company Equityholder Representative nor any agent employed by the Company Equityholder Representative shall incur any liability to any Company Equityholder relating to the performance of his duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Company Equityholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Equityholder, except in respect of amounts actually received on behalf of such Company Equityholder. The Company Equityholder Representative shall not be required to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement.
12.16Limited Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party hereto covenants, agrees and acknowledges that, except to the extent a Party to this Agreement (and then only

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to the extent of the specific obligations undertaken by such Party in this Agreement and not otherwise), no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, direct or indirect equity holder, controlling person, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing and none of such Persons shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 12.16, nothing in this Section 12.16 shall operate to prohibit or limit any claim of a Party (a) for Fraud (or limit any Person’s liability with respect to claims based on Fraud); or (b) under the Restrictive Covenant Agreement, the Employment Agreements, the Escrow Agreement, any Letter of Transmittal, or Omnibus Option Cancellation and Release Agreement. Subject to the foregoing sentence, notwithstanding anything that may be expressed or implied in this Agreement, any Ancillary Agreement or any document, certificate or instrument delivered in connection herewith or therewith, (i) Parent knowingly, willingly, irrevocably and expressly acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of the respective Non-Recourse Parties of the Company Equityholders relating to the ownership, operation, management, use or control of the business or assets of the Company Entities or relating to this Agreement, the Ancillary Agreements or any other document contemplated hereby or thereby or any certificate, instrument, agreement or other document delivered hereunder or thereunder, or the transactions contemplated by this Agreement, whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived, and (ii) from and after the Closing, no Action will be brought, encouraged, supported or maintained by, or on behalf of, Parent (including, after the Closing, the Company and its Subsidiaries) against any of the respective Non-Recourse Parties of the Company Equityholders, and no recourse will be sought from or granted against any of the respective Non-Recourse Parties of the Company Equityholders, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company Equityholders and their respective Non-Recourse Parties set forth or contained in this Agreement, the Ancillary Agreements or any other document contemplated hereby or thereby or any certificate, instrument, agreement or other document delivered hereunder or thereunder, this Agreement, the transactions contemplated by this Agreement, the ownership, operation, management, use or control of the business or assets of the Company Entities, or any actions or omissions at, or prior to, the Closing.
12.17No Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to any of Parent, the Company, the Company Equityholders or their respective Affiliates under this Agreement or the Ancillary Agreements except as specifically set forth herein or therein.

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12.18Representation of the Company Equityholders.
(a)Parent agrees, on its own behalf and on behalf of the Parent Related Group (including, after the Closing, the Surviving Corporation and its Subsidiaries), that (a) the Company and the Company Equityholders (and their controlling Affiliates) have retained Greenberg Traurig to act as their counsel in connection with the transactions contemplated by this Agreement as well as other past matters, (b) Greenberg Traurig have not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and no Person other than the Company Entities and the Company Equityholders has the status of a Greenberg Traurig client for conflict of interest or any other purpose as a result thereof, and (c) following the Closing, Greenberg Traurig may serve as counsel to the Company Equityholders and their Affiliates in connection with any matters related to this Agreement, the negotiation, execution or performance of this Agreement and the transactions contemplated hereby, including any Action or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding any representation by Greenberg Traurig prior to the Closing Date of the Company Entities. Parent, on its own behalf and on behalf of the Parent Related Group (including, after the Closing, the Surviving Corporation and its Subsidiaries) hereby irrevocably (i) waives any claim any of them have or may have that Greenberg Traurig has a conflict of interest relating to this Agreement, any Ancillary Agreement, or any transactions contemplated hereunder or thereunder or is otherwise prohibited from engaging in such post-Closing representation of the Company Equityholders and their Affiliates and (ii) agrees that, in the event that a dispute (including litigation) arises after the Closing between or among Parent, the Surviving Corporation and its Subsidiaries and the Company Equityholders or any of their Affiliates, Greenberg Traurig may represent the Company Equityholders or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or the Surviving Corporation and its Subsidiaries and even though Greenberg Traurig may have represented the Company and its Subsidiaries or other Persons in a matter substantially related to such dispute and may be handling other ongoing matters for a member of the Parent Related Group, the Surviving Corporation or any of their respective Subsidiaries. Parent represents that Parent’s own attorney has explained and helped Parent evaluate the implications and risks of waiving the right to assert a future conflict against Greenberg Traurig, and Parent’s consent with respect to this waiver is fully informed. Parent agrees, on its own behalf and on behalf of the Parent Related Group (including, after the Closing, the Surviving Corporation and its Subsidiaries) also further agree that, as to all communications among Greenberg Traurig, on the one hand, and the Company and its Subsidiaries or the Company Equityholders or the Company Equityholders’ Affiliates and Representatives, on the other hand, that relate specifically to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Company Equityholders and shall be controlled by the Company Equityholder Representative and will not pass to or be claimed by Parent or the Surviving Corporation or any of its Subsidiaries. In addition, if the Closing occurs, all of the client files and records in the possession of Greenberg Traurig specifically concerning this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Company Equityholder Representative and neither the Surviving Corporation nor any of its Subsidiaries will retain any copies of such records or have any access to them. Without limiting the foregoing, Parent, on its own behalf and on behalf of the Parent Related Group (including, after the Closing, the Surviving Corporation and its Subsidiaries), and their respective current and future members, partners, equityholders, Representatives and each of the successors and assigns of the foregoing (the “Waiving

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Parties”), hereby acknowledge and agree that all (x) emails and other communications between Greenberg Traurig, on the one hand, and any Company Entities, any Company Equityholder Related Party, or any Affiliates, directors, managers, officers, employees, agents, advisors, attorneys, accountants, consultants or other Representatives of any Company Equityholder Related Party specifically concerning the sale process, this Agreement or any agreement entered into in connection with herewith or related hereto (including all prior drafts), (whether or not such email or other communication is entitled to any attorney-client or other privilege) and (y) documents or materials created by or on behalf of any Company Equityholder Related Party, the Company or any of its Subsidiaries in connection with, in preparation for, related to or arising out of the sale process, any prior sale processes, this Agreement or any agreement entered into in connection herewith or related hereto (including all prior drafts) and the subject matter hereof and thereof, or any dispute or proceeding arising out of or relating to, the sale process, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, will be exclusively owned and controlled by the Company Equityholder Representative and shall not pass to or be claimed by Parent or the Surviving Corporation or any of their respective Subsidiaries, and from and after the Closing, Parent will not, and will cause, the Surviving Corporation and any of their respective Subsidiaries to not intentionally access, obtain, use, rely on or otherwise disclose the same, including, without limiting the foregoing, by or through any legal or other process, without in each case first obtaining the Company Equityholder Representative’s consent, which may be granted or withheld in its sole discretion. In furtherance of the foregoing, Parent acknowledges and agrees that it would be impractical to remove all such emails and communications from the records (including emails and other electronic files) of the Company and its Subsidiaries and that any possession of Parent of any of the foregoing will not affect or alter the ownership of such emails and communications. Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Parent, the Surviving Corporation or any of its Subsidiaries and a third party other than a party to this Agreement (or an Affiliate thereof) after the Closing, the Surviving Corporation and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Greenberg Traurig to such third party; provided, that neither the Surviving Corporation nor any of its Subsidiaries may waive such privilege without the prior written consent of the Company Equityholder Representative.
(b)From and after the Closing, the Surviving Corporation and each of its Subsidiaries shall cease to have any attorney-client relationship with Greenberg Traurig, unless and to the extent Greenberg Traurig is expressly engaged in writing by the Surviving Corporation or any of its Subsidiaries to represent the Surviving Corporation or any of its Subsidiaries after the Closing.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the date first above written.
PARENT:

SONIC AUTOMOTIVE, INC.

By:    /s/ David B. Smith
    Name:    David B. Smith
    Title:    Chief Executive Officer

MERGER SUB:

RFJMS, INC.

By:    /s/ Jeff Dyke
    Name:    Jeff Dyke
    Title:    President

COMPANY:

RFJ AUTO PARTNERS, INC.

By:    /s/ Richard A. Ford
    Name:    Richard A. Ford
    Title:    Chief Executive Officer

COMPANY EQUITYHOLDER REPRESENTATIVE:

THE RESOLUTE FUND III, L.P.

By: Resolute Fund Partners III, L.P., its general partner

By: Resolute Fund Partners III GP, LLC, its general partner

By:    /s/ Eion Hu
    Name:    Eion Hu
    Title:    Partner

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Restrictive Covenant Agreement
[Attached]

EXHIBIT B
Valuation Principles
[Attached]

EXHIBIT C
Allocation of Proceeds; Pro Rata Share
[Attached]

EXHIBIT D
Omnibus Option Cancellation and Release Agreement
[Attached]

EXHIBIT E

Form of Letter of Transmittal

[Attached]